Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Diedrich Coffee, Inc.

at

$35.00 Net Per Share

by

Pebbles Acquisition Sub, Inc.

a wholly owned subsidiary of

Green Mountain Coffee Roasters, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY, NEW YORK TIME, ON MONDAY, JANUARY 11, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, as amended from time to time (the “Merger Agreement”), dated as of December 7, 2009, by and among Green Mountain Coffee Roasters, Inc. (“Parent”), Pebbles Acquisition Sub, Inc., a wholly owned subsidiary of Parent (the “Purchaser”), and Diedrich Coffee, Inc. (the “Company”).

The board of directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the merger of the Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), are fair to and in the best interests of the Company’s stockholders, (ii) adopted and approved the Merger Agreement, and approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement, in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”), (iii) declared that the Merger Agreement is advisable, (iv) resolved to recommend that the holders of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) accept the Offer, tender their Shares in the Offer and, if necessary, adopt the Merger Agreement and (v) adopted a resolution rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Merger Agreement, the Offer, the Merger and any of the other agreements, actions and transactions contemplated by the Merger Agreement.

The Offer is not subject to a financing condition. The Offer is conditioned upon there being validly tendered in the Offer, and not properly withdrawn prior to the expiration of the Offer (as it may be extended), a number of Shares that, when added to any Shares already owned by Parent and any of its controlled subsidiaries (including the Purchaser), represents more than 50% of the total number of Shares outstanding, which at Parent’s election may be calculated on a fully diluted basis. The Offer also is conditioned upon the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer also is subject to other conditions described in “Introduction” and The Offer – Section 14 – “Conditions of the Offer”.

Questions, and requests for assistance, concerning the Offer may be directed to Okapi Partners LLC or BofA Merrill Lynch at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer documents also may be directed to Okapi Partners LLC. Stockholders also may contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Dealer Manager for the Offer is:

BofA Merrill Lynch

December 11, 2009

IMPORTANT

Stockholders who desire to tender Shares must:

1. For Shares that are registered in the stockholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

•	have the stockholder’s signature on the Letter of Transmittal guaranteed, if required by Instruction 1 to the Letter of Transmittal; and

•	deliver the Letter of Transmittal (or the manually signed facsimile), the certificates for the Shares and any other required documents to Computershare Trust Company, N.A. (the “Depositary”).

2. For Shares that are registered in the stockholder’s name and held in book-entry form:

•

complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal, or prepare an Agent’s Message (as defined in this Offer to Purchase);

•	have the stockholder’s signature on the Letter of Transmittal guaranteed, if using the Letter of Transmittal and required by Instruction 1 to the Letter of Transmittal;

•	deliver the Letter of Transmittal (or the manually signed facsimile), or the Agent’s Message, and any other required documents to the Depositary; and

•	transfer the Shares through book-entry transfer into the Depositary’s account.

3. For Shares that are registered in the name of a broker, dealer, bank, trust company or other nominee:

•	contact that broker, dealer, bank, trust company or other nominee, and request that it tender the Shares to the Purchaser prior to the expiration of the Offer.

The Letter of Transmittal, any certificates for the Shares and any other required documents must reach the Depositary prior to the expiration of the Offer, unless the procedures for guaranteed delivery described in The Offer – Section 3 – “Procedure for Tendering Shares” are followed.

ii

iii

SUMMARY TERM SHEET

Securities Sought:	All issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Diedrich Coffee, Inc. (the “Company”)

Price Offered Per Share:	$35.00 net per Share in cash, without interest

Scheduled Expiration of Offer:	12:00 midnight (one minute after 11:59 p.m.), New York City, New York time, on Monday, January 11, 2010

Purchaser:	Pebbles Acquisition Sub, Inc. (the “Purchaser”), a wholly owned subsidiary of Green Mountain Coffee Roasters, Inc. (“Parent”)

Company Board Recommendation:	The Company’s board of directors has unanimously recommended that you accept the Offer (as defined in this Offer to Purchase), tender your Shares in the Offer and, if necessary, adopt the Merger Agreement (as defined in this Offer to Purchase)

The following are some of the questions that you, as a stockholder of the Company, may have, and answers to those questions. You should read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal, because the information contained in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

Who is making this Offer?

Our name is Pebbles Acquisition Sub, Inc. We are a Delaware corporation formed solely for the purpose of acquiring all of the Shares. We are a wholly owned subsidiary of Parent. See The Offer – Section 9 – “Certain Information Concerning Parent and the Purchaser”.

Which securities are you offering to purchase?

We are offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (defined above as the “Shares”). See “Introduction”.

How much are you offering to pay for my Shares?

We are offering to pay you $35.00 net per Share in cash, without interest. See “Introduction”.

Will I have to pay any fees or commissions for tendering my Shares?

Possibly, depending upon the manner in which you tender your Shares.

If you are the record holder of your Shares (i.e., if a stock certificate has been issued to you and registered in your name) and you directly tender your Shares in the Offer to Computershare Trust Company, N.A. (the “Depositary”), then you will not have to pay brokerage fees or commissions.

If you hold your Shares through a broker, dealer, bank, trust company or other nominee, and it tenders your Shares in the Offer on your behalf, then it may charge you a fee for doing so.

You are responsible for paying any fees or expenses that you incur in tendering your Shares. You should consult your broker, dealer, bank, trust company or other nominee, if applicable, to determine whether any charges will apply to tendering your Shares. See “Introduction”.

Do you have the financial resources to pay for the Shares?

Yes, Parent, our parent company, will provide us with sufficient funds to purchase all of the issued and outstanding Shares that are validly tendered and not properly withdrawn and to pay our related fees and expenses. The Offer is not subject to a financing condition. See The Offer – Section 10 – “Source and Amount of Funds”.

Is your financial condition relevant to my decision to tender Shares?

No, we do not think that our financial condition is relevant to your decision to tender Shares in the Offer, because: (a) we have sufficient funds available, through Parent, to purchase all Shares validly tendered and not properly withdrawn in the Offer, (b) the Offer is not subject to any financing condition, (c) the Offer is for all of the issued and outstanding Shares, and we will purchase the Shares solely for cash, and (d) if we consummate the Offer, we will acquire any remaining Shares for the same cash price through a second-step merger. See The Offer – Section 10 – “Source and Amount of Funds”.

How does the Offer relate to the previously announced offer by Peet’s Coffee & Tea, Inc. and its subsidiary?

The Offer has resulted in the Company’s board of directors recommending that you reject the previously announced offer by Peet’s Coffee & Tea, Inc. (“Peet’s”). At least until December 15, 2009, you may withdraw any Shares that you previously have tendered in Peet’s offer, and may instead tender them to us for a higher price, paid in all cash, in the Offer.

Peet’s and Marty Acquisition Sub, Inc., a wholly owned subsidiary of Peet’s (“Peet’s Sub”), entered into a merger agreement with the Company on November 2, 2009, and commenced an offer to purchase all of the Shares (for a purchase price of $26.00 per Share, composed of $17.33 in cash and a fraction of a share of Peet’s common stock having a value of approximately $8.67, but with the fraction not to exceed 0.315 of a share of Peet’s common stock) pursuant to that merger agreement on November 17, 2009. We subsequently proposed to acquire the Company for a higher price that would be paid entirely in cash and that would not be subject to any financing or due diligence conditions. The Company’s board of directors unanimously determined that our proposal was superior to the previous proposals of Peet’s and Peet’s Sub, with the result that, on December 7, 2009, the Company (a) entered into an Agreement and Plan of Merger, dated as of December 7, 2009, with Parent and us (the “Merger Agreement”) and (b) terminated its merger agreement with Peet’s and Peet’s Sub, and paid a termination fee of $8.517 million in connection with such termination as required by such merger agreement. Peet’s and Peet’s Sub have indicated, however, that they do not intend to terminate their previously announced offer, and thus, the Company’s board of directors recommends that you reject their offer and instead accept, and tender your Shares in the Offer for a higher price, paid in all cash. See The Offer – Section 11 – “Background of the Offer; The Merger Agreement”.

What does the Company’s board of directors think of the Offer?

The Company’s board of directors has unanimously recommended that you accept the Offer, tender your Shares in the Offer and, if necessary, adopt the Merger Agreement. See “Introduction” and The Offer – Section 11 – “Background of the Offer; The Merger Agreement”.

Have any stockholders of the Company agreed to tender their Shares?

Yes, certain of the Company’s officers and directors (including Paul C. Heeschen) have entered into stockholder agreements with Parent, pursuant to which they have agreed, among other things, solely in their respective capacities as stockholders of the Company, to tender all of their beneficially owned Shares to the

Purchaser in the Offer (except that Mr. Heeschen’s obligation to tender Shares is limited to 1,832,580 of the Shares beneficially owned by him, representing approximately 32% of the Shares outstanding as of December 7, 2009). Under the terms of Mr. Heeschen’s stockholder agreement, he also has agreed not to exercise, or cause or permit to be exercised, any warrants owned of record or beneficially by him unless consented to in advance by Parent. As of December 7, 2009, the stockholders who executed the stockholder agreements beneficially owned, in the aggregate, 2,454,463 Shares (excluding Shares issuable upon the exercise of options and warrants beneficially owned by such stockholders). Of such Shares, an aggregate of 1,843,000 Shares are subject to the stockholder agreements. The Shares subject to the stockholder agreements represent approximately 32.2% of the Shares outstanding as of December 7, 2009. See The Offer – Section 11 – “Background of the Offer; The Merger Agreement” – “Other Agreements Related to the Transaction”.

How much time do I have to decide whether to tender my Shares?

Unless we extend the Offer, you have until 12:00 midnight (one minute after 11:59 p.m.), New York City, New York time, on Monday, January 11, 2010 to tender your Shares in the Offer. If you cannot deliver everything that is required to properly tender your Shares by this time, you may be able to use a guaranteed delivery procedure to deliver materials after this time. If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you may be required to notify it of your desire to tender your Shares prior to this time. See The Offer – Section 1 – “Terms of the Offer”.

When must or may the Offer be extended?

We must extend the Offer (subject to each of Parent’s and the Company’s termination rights under the Merger Agreement) for one or more successive periods of up to 20 business days apiece (a) until February 15, 2010 if, as of any time at which the Offer is scheduled to expire, any condition to the Offer has not been satisfied or waived or (b) until June 15, 2010 if certain regulatory approvals have not yet been obtained. We also must extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff of the SEC that is applicable to the Offer.

We also may elect to provide one or more “subsequent offering periods” of up to 20 business days in the aggregate if less than 90% of the outstanding Shares (including any shares issued to us pursuant to the “top-up option” under the Merger Agreement) are accepted pursuant to the Offer. Any subsequent offering period would begin after we had purchased Shares tendered in the Offer. During any subsequent offering period, you would have the right to tender, but not to withdraw, your Shares, and you would be paid the same per share price paid for Shares tendered in the Offer. We currently do not intend to provide a subsequent offering period, but we reserve the right to do so.

See The Offer – Section 1 – “Terms of the Offer”.

How will I be notified if the Offer is extended?

If we decide to extend the Offer or provide a subsequent offering period, we will inform the Depositary of that fact and will make a public announcement of the extension or subsequent offering period by no later than 9:00 a.m., New York City, New York time, on the next business day after the date on which the Offer was scheduled to expire. See The Offer – Section 1 – “Terms of the Offer”.

How do I tender my Shares?

If your Shares are registered in your name and held as physical certificates, then you must: (a) complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal, (b) have your signature on the Letter of Transmittal guaranteed, if required by Instruction 1 to the Letter of Transmittal and (c) deliver the Letter of Transmittal (or the manually signed facsimile), the certificates for the Shares and any other required documents to the Depositary.

If your Shares are registered in your name and held in book-entry form, then you must: (a) complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal, or prepare an Agent’s Message (as defined in this Offer to Purchase), (b) have your signature on the Letter of Transmittal guaranteed, if using the Letter of Transmittal and required by Instruction 1 to the Letter of Transmittal, (c) deliver the Letter of Transmittal (or the manually signed facsimile), or the Agent’s Message, and any other required documents to the Depositary and (d) transfer the Shares through book-entry transfer into the Depositary’s account.

If your Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, then you must contact that entity and request that it tender the Shares to us prior to the expiration of the Offer.

See the Letter of Transmittal and The Offer – Section 3 – “Procedure for Tendering Shares”.

May I withdraw my Shares after I have tendered them?

Yes, you may withdraw your tendered Shares at any time prior to the expiration of the Offer. You may not, however, withdraw your tendered Shares after the expiration of the Offer, including during any subsequent offering period. See The Offer – Section 4 – “Withdrawal Rights”.

How do I withdraw Shares that I have tendered?

If you tendered your Shares directly, then withdrawing your Shares requires that you deliver a written notice of withdrawal (or a photocopy of one), with the required information, to the Depositary during the period in which you still have the right to withdraw the Shares.

If you tendered your Shares by instructing a broker, dealer, bank, trust company or other nominee to do so on your behalf, then withdrawing your Shares requires that you instruct that entity to arrange for the withdrawal of your Shares.

See The Offer – Section 4 – “Withdrawal Rights”.

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not properly withdrawn Shares promptly after the later of the date of expiration of the Offer and the satisfaction or waiver of the conditions to the Offer that are dependent upon receipt of governmental approvals set forth in The Offer – Section 14 – “Conditions of the Offer”. See The Offer – Section 2 – “Acceptance for Payment; Payment”.

We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in The Offer – Section 3 – “Procedure for Tendering Shares – Book-Entry Transfer”), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile) and any other required documents. See The Offer – Section 2 – “Acceptance for Payment; Payment”.

If we decide to extend the Offer or provide a subsequent offering period, we will inform the Depositary of that fact and will make a public announcement of the extension or subsequent offering period by no later than 9:00 a.m., New York City, New York time, on the next business day after the date on which the Offer was scheduled to expire. See The Offer – Section 1 – “Terms of the Offer”.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things: (a) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that, together with any Shares already owned by Parent and its controlled subsidiaries (including us) represents more than 50% of the total number of Shares outstanding, which at Parent’s election may be calculated on a fully diluted basis, and (b) any waiting periods under applicable antitrust laws having expired or been terminated. The Offer also is subject to other conditions. See The Offer – Section 14 – “Conditions of the Offer”.

Will the Offer be followed by a merger if all of the Shares are not tendered?

If we accept for payment and pay for at least a majority of the outstanding Shares on a fully diluted basis, we expect to be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). If the Merger takes place, Parent will own all of the Shares and all remaining stockholders, except for Parent and its controlled subsidiaries (including us) and stockholders properly exercising their appraisal rights, will receive the price per share paid in the Offer. See The Offer – Section 12 – “Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights; Litigation”.

If you successfully complete the Offer, what will happen to the Company’s board of directors?

If we successfully complete the Offer, then Parent will be entitled to appoint a majority of the members of the Company’s board of directors in accordance with the terms of the Merger Agreement.

Following successful completion of the Offer, the Company must take all such necessary and reasonably available action as Parent requests in writing in order to cause Parent’s designees to be elected or appointed to the Company’s board of directors. At all times prior to completion of the Merger, however, at least two members of the Company’s board of directors must remain individuals who were directors as of December 7, 2009 (or their successors). The approval of these individuals who were directors as of December 7, 2009 (or their successors) will be required to authorize certain Company actions prior to completion of the Merger, to the extent that the actions in question could reasonably be expected to adversely affect holders of Shares other than Parent or us.

See The Offer – Section 11 – “Background of the Offer; The Merger Agreement”.

If a majority of the Shares are tendered and accepted for payment, will the Company continue as a public company?

No, probably not. If the Merger takes place, the Company will no longer be publicly owned. Even if the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares may no longer be eligible for continued inclusion on The Nasdaq Capital Market, there may not be a public trading market for the Shares, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See The Offer – Section 7 – “Possible Effects of the Offer on the Market for the Shares, Stock Listing, Exchange Act Registration and Margin Regulations”.

If I decide not to tender, how will the Offer affect my Shares?

If the Offer is successful, we expect to complete the Merger, in which all Shares will be exchanged for an amount in cash per Share equal to the price per Share paid in the Offer. If the Merger takes place, stockholders who do not tender in the Offer (other than those properly exercising their appraisal rights) will receive the same amount of cash per Share as they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Merger does not take place and the Offer is consummated, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there no longer will be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than us, which may affect the prices at which Shares trade. Also, as described above, the Company may cease making filings with the SEC or being required to comply with the SEC rules relating to publicly held companies. See The Offer – Section 7 – “Possible Effects of the Offer on the Market for the Shares, Stock Listing, Exchange Act Registration and Margin Regulations”.

Are appraisal rights available in the Offer?

No, appraisal rights are not available in connection with the Offer. However, if the Offer is successful and we complete the Merger, then, under the Delaware General Corporation Law, stockholders who own their Shares at the time of the Merger and fulfill certain other requirements of the Delaware General Corporation Law will have appraisal rights in connection with the Merger. See The Offer – Section 12 – “Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights; Litigation”.

What is the market value of my Shares as of a recent date?

On November 20, 2009, the last full trading day before the announcement of our intention to commence the Offer, the closing price of the Shares reported on The Nasdaq Capital Market was $25.99 per Share. On December 10, 2009, the last full trading day before the commencement of the Offer, the closing sales price of the Shares reported on The Nasdaq Capital Market was $34.68 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

What are the U.S. federal income tax consequences of participating in the Offer?

In general (and subject to the limitations set forth in The Offer – Section 5 – “Material U.S. Federal Income Tax Consequences”), your sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the tax considerations applicable to you with respect to participating in the Offer in light of your particular circumstances. See The Offer – Section 5 – “Material U.S. Federal Income Tax Consequences”.

Who can I talk to if I have questions about the Offer?

For further information, you can contact Okapi Partners LLC (the “Information Agent”) or Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Dealer Manager”). See the back cover of this Offer to Purchase for the addresses and telephone numbers of the Information Agent and the Dealer Manager.

To the Holders of Shares of Common Stock of

Diedrich Coffee, Inc.:

INTRODUCTION

Pebbles Acquisition Sub, Inc. (the “Purchaser”), a Delaware corporation and wholly owned subsidiary of Green Mountain Coffee Roasters, Inc., a Delaware corporation (“Parent”), together with Parent, is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Diedrich Coffee, Inc., a Delaware corporation (the “Company”), for $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms, and subject to the conditions, set forth in this Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments and supplements thereto, collectively constitute the “Offer”).

Stockholders who hold Shares registered in their names and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders who hold Shares through a broker, dealer, bank, trust company or other nominee should consult with that entity to determine if it will charge any fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of the Depositary, of Okapi Partners LLC (the “Information Agent”) and of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Dealer Manager”) incurred in connection with the Offer. See The Offer – Section 16 – “Fees and Expenses”.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 7, 2009, by and among Parent, the Purchaser and the Company (the “Merger Agreement”), pursuant to which, following the successful completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each outstanding Share (except for Shares owned by Parent, the Purchaser and any stockholders properly exercising their appraisal rights) will be converted into the right to receive the same price per Share as the price per Share paid in the Offer. Stockholders who properly exercise their appraisal rights will receive a judicially determined fair value for their Shares, which value could be higher or lower than the price per Share to be paid in the Merger. See The Offer – Section 12 – “Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights; Litigation”.

The Company’s Board of Directors (the “Company’s Board”) has unanimously (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (b) adopted and approved the Merger Agreement, and approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement, in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”), (c) declared that the Merger Agreement is advisable, (d) resolved to recommend that the holders of the Shares accept the Offer, tender their Shares in the Offer and, if necessary, adopt the Merger Agreement and (e) adopted a resolution rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Merger Agreement, the Offer, the Merger and any of the other agreements, actions and transactions contemplated by the Merger Agreement.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (a) there being validly tendered and not properly withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by Parent and its subsidiaries (including the Purchaser), represents more than 50% of the total number of Shares outstanding, which at Parent’s election may be calculated on a fully diluted basis (the “Minimum Condition”) and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any similar waiting periods under any applicable foreign statutes or regulations, having expired or been terminated (the “Regulatory Condition”). The Offer is also subject to other conditions. See The Offer – Section 14 – “Conditions of the Offer”.

Parent and the Purchaser do not currently own any Shares. The Company has informed Parent and the Purchaser that, as of December 7, 2009, there were 5,726,813 Shares issued and outstanding. Based on this number, and the number of rights to acquire Shares that are or will become vested prior to completion of the Merger, and assuming for illustration (a) that no additional Shares are issued and no stock options, warrants and other rights to acquire Shares vest after December 7, 2009 and (b) that Parent elects to include the maximum possible number of securities in the calculation of the Minimum Condition (other than the Shares underlying warrants beneficially owned by Paul C. Heeschen, which he has agreed not to exercise prior to the completion of the Merger), the Minimum Condition would be satisfied if at least 3,259,032 Shares were validly tendered and not properly withdrawn prior to the expiration time of the Offer. This illustrative figure includes the 1,843,000 Shares held by stockholders who agreed to tender their Shares pursuant to the stockholder agreements, as more fully described below (which means that the Purchaser must acquire at least 1,152,515 additional Shares under the Offer from stockholders other than Shares held by stockholders who have agreed to tender their Shares pursuant to the stockholder agreements).

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the the Company’s Board and to seek to have the Company consummate the Merger. Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise (including as a result of purchases by the Purchaser during any subsequent offering period or upon exercise of the “top-up option” under the Merger Agreement), at least 90% of the outstanding Shares, the Purchaser believes that it would be able to approve the Merger without a vote of the Company’s Board or the Company’s other stockholders. If the Purchaser does not acquire at least 90% of the outstanding Shares, the Purchaser will need to seek approval of the Merger by the Company’s stockholders. Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares.

Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in The Offer – Section 5 – “Material U.S. Federal Income Tax Consequences”.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1. Terms of the Offer

Upon the terms, and subject to the prior satisfaction or waiver of the conditions, set forth in the Offer, the Purchaser will accept for payment and pay $35.00 per Share, net to the seller in cash, without interest thereon, for all Shares that are validly tendered and not properly withdrawn by the “Expiration Time” in accordance with the procedures set forth in Section 4 – “Withdrawal Rights”. The term “Expiration Time” means 12:00 midnight (one minute after 11:59 p.m.), New York City, New York time, on Monday, January 11, 2010, unless extended by the Purchaser, in which event the term “Expiration Time” means the latest time and date at which the Offer, as so extended, expires.

The Offer is subject to the conditions set forth in Section 14 – “Conditions of the Offer”, which include, among other things, satisfaction of the Minimum Condition and the Regulatory Condition. If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4 – “Withdrawal Rights”, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not properly withdrawn prior to the Expiration Time or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the Purchaser expressly reserves the right (but will not be obligated except as set forth below), in its reasonable discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Purchaser expressly reserves the right to (i) terminate or amend the Offer if any of the conditions set forth in Section 14 – “Conditions of the Offer” have not been satisfied or (ii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below. Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the purchase price offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

Under the terms of the Merger Agreement, the Purchaser may at any time increase the consideration to be paid for each Share in the Offer and may, subject to applicable law, at any time waive or make any other changes to the terms and conditions of the Offer except that, without the prior written consent of the Company:

(i)	the Minimum Condition may not be amended or waived; and

(ii)	no change may be made to the Offer that (a) changes the form of consideration to be delivered by the Purchaser pursuant to the Offer, (b) decreases the Offer consideration, (c) decreases the number of Shares to be purchased by the Purchaser in the Offer, (d) modifies the Offer or the conditions to the Offer in a manner adverse to the stockholders of the Company or imposes conditions to the Offer in addition to the conditions to the Offer set forth in the Merger Agreement or (e) except as provided in the Merger Agreement, extends the expiration time of the Offer.

The Offer is scheduled to expire at 12:00 midnight (one minute after 11:59 p.m.), New York City, New York time, on Monday, January 11, 2010. However, subject to Parent’s and the Company’s termination rights under the Merger Agreement: (a) if, at any time as of which the Offer is scheduled to expire, any condition to the Offer has not been satisfied or waived, the Purchaser is required to extend the Offer on one or more occasions for additional successive periods of up to 20 business days per extension (but not beyond February 15, 2010 unless the Regulatory Condition has not been satisfied but all other conditions to the Offer have been satisfied or fulfilled or are capable of being satisfied or fulfilled, in which case the termination date shall automatically be extended until June 15, 2010); and (b) the Purchaser is required to extend the Offer at any time, or from time to time, for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer.

In addition, if less than 90% of the number of outstanding Shares are accepted for payment pursuant to the Offer, the Purchaser may, in its sole discretion (and without the consent of the Company or any other person), elect to provide for one or more subsequent offering periods (of up to 20 business days in the aggregate) in accordance with Rule 14d-11 under the Exchange Act. During any subsequent offering period stockholders of the Company would be permitted to tender their Shares to the Purchaser for the same per Share price paid in the Offer.

In any event, under the Merger Agreement, the Purchaser would not be required to extend the Offer at any time at which the Purchaser is permitted to terminate the Merger Agreement.

There can be no assurance that the Purchaser will exercise its right to extend the Offer, or that the Purchaser would be required under the Merger Agreement to extend the Offer. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 – “Withdrawal Rights”.

If the Purchaser makes a material change in the terms of, or the information concerning, the Offer, or waives a material condition of the Offer, then the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by applicable rules under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of, or the information concerning, that offer (except for a change in price or the percentage of securities sought) will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. The minimum period during which an offer must remain open following a change in price or a change in the percentage of securities sought is 10 business days, to allow for adequate dissemination to stockholders.

If the Purchaser extends the Offer, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, on the Purchaser’s behalf, retain all Shares tendered, and such Shares may not be withdrawn except as provided in Section 4 – “Withdrawal Rights”. The Purchaser’s reservation of the right to delay acceptance for payment of, or payment for, Shares is subject to applicable law, which requires that the Purchaser pay the purchase price offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, the Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City, New York time, on the next business day after the date of the previously scheduled Expiration Time.

After the expiration of the Offer, the Purchaser may, but is not obligated to, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may include a Subsequent Offering Period so long as, among other things: (a) the Offer remains open for a minimum of 20 business days and has expired, (b) all conditions to the Offer are satisfied or waived by the Purchaser on or before the Expiration Time, (c) the Purchaser accepts and promptly pays for all Shares validly tendered and not properly withdrawn during the Offer, (d) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, by no later than 9:00 a.m., New York City, New York time, on the next business day after the date of the Expiration Time, and immediately begins the Subsequent Offering Period and (e) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In addition, the Purchaser may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same per Share price paid in the Offer will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is included.

The Purchaser does not currently intend to include a Subsequent Offering Period, although the Purchaser reserves the right to do so. If the Purchaser elects to include or extend a Subsequent Offering Period, the Purchaser will make a public announcement of such inclusion or extension by no later than 9:00 a.m., New York City, New York time, on the next business day after the date of the Expiration Time, or of the termination time of any prior Subsequent Offering Period.

The Company has provided the Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Purchaser will send this Offer to Purchase, the Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment; Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), all Shares that are validly tendered and that are not properly withdrawn in accordance with Section 4 – “Withdrawal Rights” prior to the Offer’s expiration will be accepted for payment, and paid for, by the Purchaser promptly after the Offer’s expiration. If the Purchaser commences a Subsequent Offering Period in connection with the Offer, the Purchaser promptly will accept and pay for all Shares that are tendered during the Subsequent Offering Period, or any extension of the Subsequent Offering Period. Subject to the Merger Agreement and any applicable SEC rules and regulations (including Rule 14e-1(c) under the Exchange Act relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), the Purchaser expressly reserves the right, in its sole discretion, to delay the acceptance for payment, or the payment for, Shares until the satisfaction of all conditions of the Offer. For a description of the Purchaser’s right to not accept for payment, or pay for, Shares, to delay acceptance for payment, or payment for, Shares and to terminate the Offer, see Section 14 – “Conditions of the Offer”.

The Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as stockholders’ agent for the purpose of receiving payments from the Purchaser and transmitting those payments to the stockholders. In all cases, payments for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

(i) either (A) the certificates for the Shares or (B) the confirmation of a book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 – “Procedure for Tendering Shares”;

(ii) either (A) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, with any required signature guarantees or (B) in the case of a book-entry transfer of the Shares, either a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal; and

(iii) any other required documents.

Accordingly, tendering holders may be paid at different times if the Depositary receives the Shares and other required documents at different times. Under no circumstances will the Purchaser pay interest on the purchase price paid for the Shares pursuant to the Offer, regardless of any delay in payment for any reason.

The per Share price paid to any holder of Shares for Shares tendered pursuant to the Offer will be the highest per Share price paid to any other holder of Shares for Shares tendered pursuant to the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby to have purchased, Shares validly tendered to the Purchaser and not properly withdrawn if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of those Shares. Upon the terms, and subject to the conditions, of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for those Shares with the Depositary.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for the Shares will be returned without expense to the tendering holder (or, in the case of Shares tendered by book-entry transfer, the Shares will be credited to an account maintained at the Book-Entry Transfer Facility) promptly following expiration or termination of the Offer. If certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be delivered without expense to the tendering holder (or, in the case of Shares tendered by book-entry transfer, the Shares will be credited to an account maintained at the Book-Entry Transfer Facility) promptly following expiration or termination of the Offer.

If the Purchaser is delayed in its acceptance for payment, or payment for, Shares pursuant to the Offer, or if the Purchaser is unable to accept for payment, or pay for, Shares pursuant to the Offer, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent tendering holders of Shares are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights”.

The Purchaser reserves the right to transfer or assign, in whole or in part, from time to time, to Parent or to one or more controlled subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer, or prejudice the rights of tendering holders of Shares to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Tendering Shares

Valid Tender of Shares

A stockholder must complete one of the following procedures in order to validly tender Shares pursuant to the Offer:

(i) for Shares that are held as physical certificates, (A) the certificates for the Shares, (B) a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, and (C) any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time;

(ii) for Shares that are held in book-entry form, (A) the Shares delivered pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation (as defined below), (B) either a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below), and (C) any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time; or

(iii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the Expiration Time.

The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser, upon the terms, and subject to the conditions, of the Offer.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares and other required materials will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

The Depositary has agreed to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make a book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery”. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation”.

The term “Agent’s Message” means a message, transmitted from the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against the participant.

Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if:

(i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered with the Letter of Transmittal, and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or

(ii) the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates for Shares are not registered in the name of the person signing the Letter of Transmittal, or payment is to be made to a person other than the registered holder of the certificates surrendered, or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) or owner(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institute as described above. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery

A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Time, may tender such Shares by satisfying all of the requirements set forth below:

(i) such tender is made by or through an Eligible Institution;

(ii) a Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser (the “Notice of Guaranteed Delivery”), is properly completed and duly executed and is received by the Depositary (as provided below) prior to the Expiration Time; and

(iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which The Nasdaq Capital Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Other Requirements

Notwithstanding any provision hereof, the Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will the Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Appointment as Proxy

By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivering of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to the Shares tendered will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as the Purchaser’s designees, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s payment for such Shares, the Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole and absolute discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any tenders determined by it not to be in proper form or any acceptance for payment of, or payment for, Shares which may, in the Purchaser’s opinion, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding

Payments of any net cash made pursuant to the Offer may be subject to backup withholding. In order to avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each tendering “U.S. Holder” (as defined in Section 5 – “Material U.S. Federal Income Tax Consequences”) must complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that the U.S. Holder is a U.S. person, that the U.S. Holder is not subject to backup withholding and that the taxpayer identification number (the “TIN”) provided is correct, or otherwise establish an exemption from the backup withholding rules. In order to avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each tendering “Non-U.S. Holder” (as defined in Section 5 – “Material U.S. Federal Income Tax Consequences”) should complete and submit the applicable IRS Form W-8BEN or IRS Form W-8ECI, certifying the Non-U.S. Holder’s non-U.S. status, which can be obtained from the Depositary. See Section 5 – “Material U.S. Federal Income Tax Consequences”.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time. Such Shares may also be withdrawn at any time after February 9, 2010 unless theretofore accepted for payment as provided herein.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the

Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 – “Procedure for Tendering Shares”, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. If you tender Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct that entity to arrange for the withdrawal of your Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole and absolute discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 – “Procedure for Tendering Shares” at any time prior to the Expiration Time.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under this Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Time or at any time after February 9, 2010 unless theretofore accepted for payment as provided herein.

In the event the Purchaser provides a Subsequent Offering Period (as described in more detail in Section 1 – “Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5. Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences of the Offer and the Merger to holders of Shares that are sold for cash in the Offer or converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change, possibly with retroactive effect. No ruling has been, or will be, sought from the IRS with respect to the matters discussed below, and no assurance can be given that the statements and conclusions made below will be respected by the IRS or, if challenged, by a court. This summary is not a complete analysis of all potential U.S. federal income tax consequences of the Offer and the Merger and does not address gift and estate tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction.

This summary is limited to the U.S. federal income tax consequences to holders who hold Shares as “capital assets” within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be relevant to specific holders in light of their particular circumstances, or to:

(i) holders that may be subject to special tax rules, including, without limitation: financial institutions, regulated investment companies, real estate investment trusts, insurance companies, brokers, dealers or traders in securities or currencies, S corporations, partnerships or other pass-through entities, holders liable for the alternative minimum tax, tax-exempt organizations, tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. expatriates or former long-term residents of the United States, holders that hold Shares as part of a straddle, hedge, conversion, constructive sale or other integrated investment, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar or Non-U.S. Holders (as defined below), except as described below;

(ii) holders that acquired Shares in connection with stock option, stock purchase, stock appreciation right, restricted stock unit or restricted stock plans, or in other compensatory transactions; or

(iii) holders that actually or constructively own or have owned more than 5% of the total outstanding Shares by vote or by value.

This summary assumes that the Shares are not U.S. real property interests within the meaning of Section 897 of the Code.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is:

(i) an individual citizen or resident of the United States;

(ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, or of any state or the District of Columbia;

(iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

(iv) a trust, if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means any beneficial owner of Shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, or an other entity treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE, AND SHOULD NOT BE CONSTRUED TO CONSTITUTE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. YOUR INDIVIDUAL CIRCUMSTANCES MAY DIFFER, AND YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS AND NON-U.S. TAX LAWS.

U.S. Holders

Effect of the Offer and the Merger

A U.S. Holder who receives cash in exchange for Shares in connection with the Offer or the Merger, or pursuant to the exercise of dissenters’ rights (as discussed in detail below), generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss will generally be long-

term capital gain or loss if the holding period for the Shares surrendered exceeds one year. Long-term capital gains of non-corporate U.S. Holders generally are taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations. U.S. Holders should consult their own tax advisors regarding such limitations. Gain or loss must be calculated separately for each block of Shares exchanged for cash in the Offer or the Merger.

Information Reporting and Backup Withholding

Payments of any net cash made to a U.S. Holder in connection with the Offer or the Merger generally will be subject to information reporting, and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption must complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that the U.S. Holder is a U.S. person, that the U.S. Holder is not subject to backup withholding and that the TIN provided is correct. A U.S. Holder that does not provide its correct TIN may be subject to a penalty imposed by the IRS. Certain U.S. Holders, including corporations, generally are exempt from backup withholding and information reporting requirements provided that they appropriately establish an exemption. Backup withholding is not an additional tax. U.S. Holders may use any amounts withheld under the backup withholding rules as credits against the U.S. Holders’ U.S. federal income tax liability, or may claim refunds of any excess amounts withheld under the backup withholding rules by timely filing claims for refund with the IRS.

Non-U.S. Holders

Effect of the Offer and the Merger

A Non-U.S. Holder who receives cash in exchange for Shares in connection with the Offer or the Merger or pursuant to the exercise of dissenters’ rights generally will not be subject to U.S. federal income tax on any gain recognized, unless:

(i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition of the Shares, and certain other conditions are met; or

(ii) any gain on the disposition of the Shares is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Gains described in item (i) immediately above generally will be subject to U.S. federal income tax at a flat 30% rate or, if applicable, a lower treaty rate, but may be offset by U.S. source capital losses. Gains described in item (ii) immediately above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States, unless an applicable tax treaty provides otherwise. Non-U.S. Holders that are foreign corporations whose gains are described in item (ii) immediately above also may be subject to a branch profits tax at a 30% rate or, if applicable, a lower treaty rate.

Information Reporting and Backup Withholding

Payments of any net cash made to a Non-U.S. Holder in connection with the Offer or the Merger generally will not be subject to information reporting and backup withholding if the Non-U.S. Holder provides the Depositary with the applicable, properly executed IRS Form W-8BEN (or IRS Form W-8ECI if the gain is effectively connected with the conduct of a U.S. trade or business) certifying the Non-U.S. Holder’s non-U.S. status, or otherwise appropriately establishing an exemption. Backup withholding is not an additional tax. Non-U.S. Holders may use any amounts withheld under the backup withholding rules as credits against the Non-U.S. Holders’ U.S. federal income tax liability, or may claim refunds of any excess amounts withheld under the backup withholding rules by timely filing claims for refund with the IRS.

6. Price Range of Shares; Dividends

The Shares are listed and traded on The Nasdaq Capital Market under the symbol “DDRX”. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported on The Nasdaq Capital Market.

	High	Low
Year Ended June 25, 2008
First Quarter	$4.41	$3.52
Second Quarter	3.91	3.16
Third Quarter	3.79	2.71
Fourth Quarter	3.00	1.75
Year Ended June 24, 2009
First Quarter	$2.35	$1.36
Second Quarter	2.29	0.23
Third Quarter	0.90	0.25
Fourth Quarter	19.20	0.21
Year Ending June 30, 2010
First Quarter	$26.00	$16.32
Second Quarter (through December 10)	35.37	16.81

On November 20, 2009, the last full trading day before the announcement of the Purchaser’s intention to commence the Offer, the closing sales price of the Shares reported on The Nasdaq Capital Market was $25.99 per Share. On December 10, 2009, the last full trading day before the commencement of the Offer, the closing sales price of the Shares reported on The Nasdaq Capital Market was $34.68 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

The Purchaser has been advised by the Company that the Company has never declared or paid any cash dividends on the Shares. The Merger Agreement provides that, without Parent’s prior written consent, the Company generally may not (with certain limited exceptions) declare or pay any dividends or make any distributions with respect to the Company’s capital stock during the period from signing of the Merger Agreement until the earlier to occur of termination of the Merger Agreement or the effective time of the Merger. If the Purchaser acquires control of the Company, the Purchaser currently intends that no dividends will be declared or paid on the Shares prior to the acquisition of the entire equity interest in the Company.

7. Possible Effects of the Offer on the Market for the Shares, Stock Listing, Exchange Act Registration and Margin Regulations

Market for the Shares

The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and could adversely affect the liquidity and market value of the remaining Shares held by the public.

Stock Listing

Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on The Nasdaq Capital Market. According to The Nasdaq Capital Market’s published guidelines, the Shares must meet one of two maintenance standards for continued inclusion on The Nasdaq Capital Market. The first maintenance standard requires that there be: (a) at least 500,000 publicly held Shares, (b) a market value of at least $1 million for all publicly held Shares, (c) a minimum bid price of at least $1 per Share, (d) at least 300 holders of publicly held Shares and (e) at least two registered and active market makers for the Shares. The second maintenance standard requires that there be: (a) at least $2.5 million in stockholders’ equity, (b) a market value of at least $35 million for all listed Shares or (c) at least $500,000 of net income from continuing operations in the Company’s most recently completed fiscal year, or in two of the Company’s three most recently completed fiscal years. Shares held, directly or indirectly, by executive officers of the Company, directors of the Company or beneficial holders of more than 10% of the total outstanding Shares are not considered to be “publicly held” Shares for purposes of the maintenance standards. If the Shares no longer meet either of these two maintenance standards, the listing of the Shares on The Nasdaq Capital Market will be discontinued.

Exchange Act Registration

The Shares currently are registered under the Exchange Act. This registration may be terminated upon application by the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the Shares’ registration under the Exchange Act would reduce substantially the information required to be furnished by the Company to holders of Shares and to the SEC, and would make certain provisions of the Exchange Act no longer applicable to the Company, such as (a) the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, (b) the requirement to furnish a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and (c) the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company, and persons holding “restricted securities” of the Company to dispose of those securities pursuant to Rule 144 or 144A under the Securities Act of 1933, as amended, might be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination of registration are met.

Margin Regulations

The Shares currently are “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning the Company

The Company

The Company is a Delaware corporation whose legal name, as specified in its certificate of incorporation, is “Diedrich Coffee, Inc.”. The Company’s principal executive office is located at 28 Executive Park, Suite 200, Irvine, California 92614, and the Company’s telephone number at its principal executive office is (949) 260-1600. The Company specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company has a non-exclusive license agreement with Keurig, Incorporated (“Keurig”), which is a wholly owned subsidiary of Parent. Pursuant to the license agreement, the Company is permitted to produce K-Cups® for Keurig’s® single-cup brewing system. The Company generated 92.3% of its total revenues from the sale of K-Cups for the Company’s most recent twelve-week period ended September 16, 2009. The Company’s sales to Keurig represented 46.3% of wholesale sales (or $7.237 million) for the Company’s most recent twelve-week period ended September 16, 2009. Keurig sells the Company’s K-Cups at http://www.keurig.com as well as to retailers.

Available Information

The Company is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is required to file annual, quarterly and special reports, proxy statements and other information with the SEC relating to the Company’s business, financial condition and other matters. Certain information as of particular dates concerning the Company’s directors and executive officers, their remuneration, stock options and other matters, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company’s proxy statements distributed to its stockholders and filed with the SEC. Such reports, proxy statements and other information filed by the Company should be available for inspection at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed with the SEC via the EDGAR system.

Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from, or based upon, publicly available documents on file with the SEC, and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, none of Parent, the Purchaser, the Depositary, the Dealer Manager or the Information Agent takes any responsibility for the accuracy or completeness of such information, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

9. Certain Information Concerning Parent and the Purchaser

Parent and The Purchaser

Parent is a Delaware corporation whose legal name, as specified in its certificate of incorporation, is “Green Mountain Coffee Roasters, Inc.”. Parent’s principal executive office is located at 33 Coffee Lane, Waterbury, Vermont 05676, and Parent’s telephone number at its principal executive office is (802) 244-5621. Parent is a leader in the specialty coffee and coffee maker businesses. It sells more than 200 whole bean and ground coffee selections, cocoa, teas and coffees in K-Cup portion packs, Keurig single-cup brewers and other accessories. Parent maintains a website at http://www.gmcr.com, at which Parent’s press releases concerning the Offer are generally available.

The Purchaser is a Delaware corporation whose legal name, as specified in its certificate of incorporation, is “Pebbles Acquisition Sub, Inc.”. The Purchaser’s principal executive office is located at c/o Green Mountain Coffee Roasters, Inc., 33 Coffee Lane, Waterbury, Vermont 05676, and the Purchaser’s telephone number at its principal executive office is (802) 244-5621. The Purchaser is a wholly owned subsidiary of Parent that was recently formed for the purpose of effecting the Offer and the Merger. To date, the Purchaser has engaged in no activities other than those incident to its formation and to the Offer and the Merger Agreement.

The name, business address, citizenship and past and present principal occupations during the past five years of each of the executive officers and directors of Parent and the Purchaser are set forth on Schedule I to this Offer to Purchase.

None of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I to this Offer to Purchase has been convicted, during the past five years, in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I to this Offer to Purchase has been a party, during the past five years, to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Past Contacts, Transactions, Negotiations and Agreements

Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of any of the forgoing persons: (i) beneficially owns, or has a right to acquire, any Shares or any other equity securities of the Company, (ii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company or (iii) has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, none of Parent, the Purchaser, any of their respective subsidiaries or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I to this Offer to Purchase, has had any transaction with the Company or any of its executive officers, directors or affiliates during the past two years that is required to be disclosed under the rules and regulation of the SEC applicable to the Offer. It should be noted that the Company has a non-exclusive license agreement with Keurig as described in Section 8 – “Certain Information Concerning the Company”.

Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, none of Parent, the Purchaser, any of their respective subsidiaries or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I to this Offer to Purchase, has had any negotiations, transactions or material contacts during the past two years with the Company or its affiliates concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities, any election of the Company’s directors or any sale or other transfer of a material amount of the Company’s assets.

Available Information

Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Parent is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is required to file annual, quarterly and special reports, proxy statements and other information with the SEC relating to Parent’s business, financial condition and other matters. Certain information as of particular dates concerning Parent’s directors and executive officers, their remuneration, stock options and other matters, the principal holders of Parent’s securities and any material interest of such persons in transactions with Parent is required to be disclosed in Parent’s proxy statements distributed to its stockholders and filed with the SEC. Such reports, proxy statements and other information filed by Parent, as well as the Schedule TO and the exhibits thereto filed by Parent and the Purchaser, should be available for inspection at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Parent that have been filed with the SEC via the EDGAR system, including the Schedule TO and the exhibits thereto.

10. Source and Amount of Funds

Parent estimates that the net aggregate cost to Parent of (a) acquiring all of the Shares issued and outstanding, (b) acquiring all of the Shares expected to be issuable, or otherwise deliverable, prior to the expiration of the Offer in connection with vested options, warrants and other rights to acquire Shares and (c) paying related fees and expenses, is approximately $307.5 million. Parent will ensure that the Purchaser has sufficient funds to acquire all of the Shares pursuant to the Offer and to fulfill its obligations under the Merger Agreement. Parent will be able to provide the Purchaser with the necessary funds from its available cash balances and an existing credit facility. There are no material conditions to the financing, and there are no alternative financing plans.

As of September 26, 2009, Parent had approximately $292 million in cash, cash equivalents and short and long-term investments, which amount has subsequently decreased, primarily due to the acquisition by Parent of Timothy’s Coffees of the World, Inc. on November 13, 2009 for a purchase price of approximately $157 million. Parent and certain of its subsidiaries also are parties to an Amended and Restated Revolving Credit Agreement, dated as of December 3, 2007, among Parent, its guarantor subsidiaries, Bank of America, N.A., Banc of America Securities LLC and the other lender parties thereto, as amended (the “Credit Agreement”) under which, Parent has access to a $225 million revolving credit facility in addition to an outstanding $50 million term loan, to be amortized at the rate of 10% annually. All borrowings under the Credit Agreement, including the outstanding balance under the term loan, are due on December 3, 2012.

The collateral under the Credit Agreement consists of any and all assets and rights and interests in or to the property of Parent and its guarantor subsidiaries, whether real or personal, tangible or intangible, in which a lien is granted or purported to be granted. Borrowings under the Credit Agreement accrue interest based on, at Parent’s option, either (a) the LIBOR for one, two, three or six months or (b) a base rate plus a margin according to a pricing grid tied to the Credit Agreement’s financial covenant that Parent not exceed a certain maximum leverage ratio. The margin for interest based on the LIBOR is set at rates between 0.75% and 1.75%. The base rate margin is set at rates between 0% and 0.75%. Commitment fees are payable on the credit facility at rates between 0.15% and 0.30% per year based on the same pricing grid.

As of September 26, 2009, approximately $50 million was outstanding under the term loan and $28 million was outstanding on the revolving line of credit under this credit facility. The terms of the revolving credit facility include various covenants, including financial covenants, which require Parent to meet minimum liquidity and interest coverage ratios and to meet maximum leverage ratios. The terms of the Credit Agreement permit Parent to engage in an acquisition only if it qualifies as a “permitted acquisition”. The acquisition of Shares in the Offer qualifies as a “permitted acquisition”, and, therefore, no bank consent is required in order to complete the Offer.

The foregoing summary of the revolving credit facility does not purport to be a complete description of the terms and conditions of the revolving credit facility and is qualified in its entirety by reference to the Credit Agreement itself, which is an exhibit to the Schedule TO, which is hereby incorporated into this Offer to Purchase by reference. Copies of the Schedule TO, together with all exhibits thereto, including the Credit Agreement, may be examined and obtained as set forth in Section 9 – “Certain Information Concerning Parent and the Purchaser”. If Parent uses funds under the revolving credit facility in connection with the acquisition of the Company, Parent intends to repay such borrowings under the revolving credit facility from working capital and funds provided by future operations. In light of Parent’s recent and contemplated acquisition activity, Parent may need to increase its borrowings under its existing line of credit, or to amend its credit facility by either increasing the term loan or increasing the size of the credit facility to finance working capital needs. The availability and terms of any such financing would be subject to prevailing market conditions and other factors at that time, and there can be no assurance that Parent would be able to secure financing on terms as favorable as those of its existing facility.

The Offer is not contingent upon the Purchaser or Parent establishing any financing arrangements.

11. Background of the Offer; The Merger Agreement

Background of the Offer.

Since 2000, the Company has been a licensed roaster pursuant to an agreement with Keurig.

In June 2007, Parent contacted the Company’s Chief Executive Officer to indicate an interest in discussing possible business arrangements, including one or more negotiated transactions. A mutual non-disclosure agreement (the “2007 Confidentiality Agreement”) was signed between the Company and Parent on June 18, 2007.

On August 17, 2007, Parent’s Chief Financial Officer verbally indicated that Parent would consider acquiring the Company’s wholesale business for a purchase price of between approximately $28 million and $33 million based on a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization). Parent was solely interested in purchasing the Company’s wholesale business, and not in purchasing the Company’s retail business, which the Company indicated it could sell to a third party.

Discussions and the exchange of information between Parent and the Company continued until October 2007, at which time all active discussions ceased.

On June 25, 2008, members of Parent’s management met with the Company’s Chief Executive Officer at the Company’s executive offices in Irvine, California. The Company’s Chief Executive Officer explained that the sale of retail operations was taking longer than previously expected, but was in process. Parent and the Company ceased all discussions and exchanges of information with respect to a contemplated transaction after this meeting.

On March 27, 2009, the Company announced that it had entered into an agreement to sell its retail operations to Praise International North America, Inc.

On July 1, 2009, members of the Company’s management and the Company’s legal advisor, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), met with members of Parent’s management at Parent’s executive offices in Waterbury, Vermont to discuss a potential acquisition of the Company by Parent. The 2007 Confidentiality Agreement was also extended on this date.

On July 7, 2009, the Company provided Parent with financial and other information, in order for Parent to evaluate a possible acquisition of the Company.

On July 17, 2009, Parent delivered a non-binding proposal to the Company (the “July Letter”). The July Letter proposed that Parent acquire the Company for a purchase price of between $115 million and $125 million, depending on the form of consideration to be paid, and subject to due diligence and certain other conditions. The July Letter also requested a 60-day exclusive negotiating period.

On July 19, 2009, the Company delivered a written response to the July Letter through Gibson Dunn. The response stated that the Company declined to enter into an exclusive negotiating period with Parent based on a determination that Parent’s valuation of the Company was inadequate. The response further indicated that the Company would continue to evaluate its next steps in light of the sale of its retail operations, and was open to further discussions with Parent.

On September 18, 2009, Gibson Dunn notified Parent that the Company would be retaining Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) as the Company’s financial advisor for the purpose of initiating a process pursuant to which the Company would seek strategic alternatives, and, if Parent desired to continue discussions, Parent should contact Houlihan Lokey. Parent then duly contacted Houlihan Lokey to arrange for further discussions.

On October 1, 2009, members of the Company’s management, Gibson Dunn and Houlihan Lokey met with members of Parent’s management at Parent’s executive offices in Waterbury, Vermont. At this meeting, the attendees reviewed a presentation and financial projections for the Company. At this meeting, Parent made a verbal, non-binding proposal to acquire the Company for a purchase price of approximately $150 million.

On October 8, 2009, a member of the Special Committee of the Company’s Board (the “Special Committee”) informed Parent’s Chief Executive Officer that Parent’s valuation of the Company remained inadequate. This member of the Special Committee requested that Parent review additional materials, to be subsequently provided by the Company, in support of a higher valuation.

On October 9, 2009, Parent’s Chief Financial Officer contacted Houlihan Lokey to obtain clarification concerning the previous day’s conversation. Discussions between Parent’s Chief Financial Officer and Houlihan Lokey regarding the valuation of the Company and a potential acquisition proposal continued for several days.

On October 14, 2009, a representative from Houlihan Lokey held a telephonic conference with Parent’s Chief Financial Officer, at which time Parent provided additional feedback to Houlihan Lokey regarding the materials that were sent to Parent by the Company and were subsequently updated by Houlihan Lokey. In addition, Parent’s Chief Financial Officer verbally indicated that Parent would be willing to acquire the Company for a purchase price of $160 million, under certain specific conditions, but that Parent would not be willing to pay much more than $160 million at that time.

On October 21, 2009, Houlihan Lokey conveyed to Parent’s Chief Financial Officer a verbal rejection of Parent’s proposal, stating that the Special Committee still deemed Parent’s valuation of the Company to be inadequate. Houlihan Lokey further stated that the Special Committee would require a purchase price at least 30% higher than that proposed by Parent, and that the Special Committee believed at that price the best course for the Company would be to independently execute its business plan for the next few years to create stockholder value.

On November 2, 2009, the Company publicly announced that it had entered into a definitive agreement with Peet’s Coffee &, Tea, Inc. (“Peet’s”) and Marty Acquisition Sub, Inc., a wholly owned subsidiary of Peet’s (“Peet’s Sub”) to be acquired for a purchase price of approximately $213 million in a cash and stock exchange offer (the “Peet’s Agreement”).

On November 4, 2009, Parent received an invitation from Houlihan Lokey to participate in the “go-shop” process being conducted by the Company under the Peet’s Agreement.

On November 10, 2009, Parent acknowledged the invitation through a call from BofA Merrill Lynch (“BAML”), Parent’s financial advisor, to Houlihan Lokey.

On November 18, 2009, Parent responded to the invitation with a written proposal to the Company’s Board to acquire the Company for a purchase price of approximately $247 million in an all-cash tender offer (“Parent’s Initial Proposal”). Parent’s Initial Proposal had no diligence or financing contingencies. Enclosed with Parent’s Initial Proposal was a signed merger agreement substantially identical to the Peet’s Agreement, excepting the higher price and the all-cash structure. Parent formally delivered the proposal to the Company through verbal and written communications from BAML to Houlihan Lokey. Parent also informally notified the Company of the proposal through a courtesy telephone call from Parent’s Chief Executive Officer to the Company’s Chief Executive Officer.

On November 19, 2009, Gibson Dunn contacted Ropes & Gray LLP (“Ropes & Gray”), Parent’s legal advisor, and requested that Parent execute a new confidentiality agreement in the form required by the Peet’s Agreement (the “2009 Confidentiality Agreement”) and clarify certain aspects of Parent’s Initial Proposal. The Company’s Vice Chairman also contacted Parent’s Chief Executive Officer to briefly discuss Parent’s intent with respect to post-closing operations of the Company.

On November 19, 2009, the Company and Parent entered into the 2009 Confidentiality Agreement, which superseded the 2007 Confidentiality Agreement. Throughout the day, each of Gibson Dunn and Ropes & Gray, and Houlihan Lokey and BAML, had multiple conversations concerning the timing of, and process following, review of Parent’s Initial Proposal by the Company’s Board. Late that evening, Gibson Dunn notified Ropes & Gray that the Company’s Board had determined Parent’s Initial Proposal constituted a “superior proposal” as defined in the Peet’s Agreement. Gibson Dunn and Ropes & Gray began preparing for the potential execution of a definitive merger agreement between the Company, Parent and the Purchaser, and for the commencement of a tender offer by the Purchaser. As required under the terms of the Peet’s Agreement, the Company also transmitted to Peet’s a notice of the Company’s Board’s determination. From this date onwards, the Company and Parent maintained consistent contact through Gibson Dunn and Ropes & Gray, and Houlihan Lokey and BAML, respectively.

From November 20, 2009 through November 23, 2009, Parent, assisted by Ropes & Gray, continued to prepare all necessary documents with respect to the potential execution of a merger agreement and commencement of a tender offer.

On November 23, 2009, each of the Company and Parent issued a press release announcing Parent’s Initial Proposal and disclosing that the Company’s Board, after reviewing Parent’s Initial Proposal, had determined that it constituted a “superior proposal” as defined in the Peet’s Agreement. The Company’s press release additionally announced that, on the evening of November 22, 2009, the Company had received a revised offer from Peet’s to acquire the Company for a purchase price of approximately $265 million in a cash and stock exchange offer

(“Peet’s First Revised Proposal”). Under Peet’s First Revised Proposal, Peet’s and Peet’s Sub would pay a combination of $19.80 in cash and 0.321 of a share of Peet’s common stock per Share tendered and accepted, representing total consideration of $32.00 per Share based on the closing price of Peet’s common stock on November 20, 2009. The Company’s press release indicated that the Company was evaluating Peet’s First Revised Proposal.

Also on November 23, 2009, in response to Peet’s First Revised Proposal, Parent submitted a revised written proposal to acquire the Company for a purchase price of approximately $265 million in an all-cash tender offer (“Parent’s Revised Proposal”). Under Parent’s Revised Proposal, Parent and the Purchaser would pay $32.00 in cash per Share tendered and accepted. Parent’s Revised Proposal had no diligence or financing contingencies. Enclosed with Parent’s Revised Proposal was a signed merger agreement substantially identical to the Peet’s Agreement, excepting the higher price and the all-cash structure. As required under the terms of the Peet’s Agreement, the Company transmitted to Peet’s a notice of Parent’s Revised Proposal, which notice stated that Peet’s had until 5:00 p.m. Pacific Time on November 27, 2009 to negotiate with the Company to amend Peet’s First Revised Proposal or the Peet’s Agreement in a manner that the Company’s Board determined was at least as favorable to Company stockholders as was Parent’s Revised Proposal. Following a meeting of the Company’s Board, Houlihan Lokey informed BAML that the Company requested that Parent supplement Parent’s Revised Proposal to include a reverse break-up fee payable by Parent to the Company in the event that regulatory approvals were not obtained under the terms and conditions of Parent’s proposed merger agreement. Gibson Dunn and Ropes & Gray then further discussed this request.

On November 24, 2009, each of the Company and Parent issued a press release announcing Parent’s Revised Proposal. The Company’s press release indicated that the Company’s Board was evaluating each of Peet’s First Revised Proposal and Parent’s Revised Proposal. That evening, Parent submitted to the Company a written supplement to Parent’s Revised Proposal, pursuant to which Parent would pay the Company a reverse-break up fee of $8.517 million in the event that certain regulatory approvals were not obtained under the terms and conditions of Parent’s proposed merger agreement. This supplement to Parent’s Revised Proposal also modified certain other provisions of the proposed merger agreement, including extending the tender offer’s required completion date by 90 days in the event that certain regulatory approvals had not yet been obtained. As required under the terms of the Peet’s Agreement, the Company transmitted to Peet’s a notice of the supplement to Parent’s Revised Proposal, which notice stated that Peet’s had until 5:00 p.m. Pacific Time on November 27, 2009 to negotiate with the Company to amend Peet’s First Revised Proposal or the Peet’s Agreement in a manner that the Company’s Board determined was at least as favorable to Company stockholders as was Parent’s Revised Proposal.

On November 25, 2009, each of the Company and Parent issued a press release announcing the supplemented version of Parent’s Revised Proposal, and that the Company’s Board had determined that Parent’s Revised Proposal continued to constitute a “superior proposal” as defined in the Peet’s Agreement. Peet’s then issued a press release stating that Peet’s First Revised Proposal had expired, and that Peet’s would consider all of its alternatives over the next several days. Peet’s further stated in its press release that Peet’s had until at least 5:00 p.m. Pacific Time on November 30, 2009 to negotiate with the Company to amend the Peet’s Agreement in a manner that the Company’s Board determined was at least as favorable to Company stockholders as was Parent’s Revised Proposal. The Company then issued a second press release stating that, although the Company believed that Peet’s was only entitled to a negotiation period ending at 5:00 p.m. Pacific Time on November 27, 2009, the Company would nevertheless allow Peet’s a negotiation period ending at 5:00 p.m. Pacific Time on November 30, 2009, in the interest of ensuring the best possible outcome for Company stockholders.

On November 26, 2009, everyone, together with their representatives, left each other alone for the day and enjoyed turkey.

On November 30, 2009, Peet’s issued a press release announcing that it had submitted a revised offer to acquire the Company, with the consideration described in this press release equating to a purchase price of approximately $269 million in a cash and stock exchange offer (“Peet’s Second Revised Proposal”). Under Peet’s Second Revised Proposal, Peet’s would pay between $21.26 and $22.87 in cash and 0.321 of a share of

Peet’s common stock per Share tendered and accepted, so that the total consideration paid per Share would equal $32.50 for all Peet’s common stock prices between $30.00 per share and $35.00 per share. Under Peet’s Second Revised Proposal, Peet’s also accelerated the exchange offer’s required completion date from March 31, 2010 to February 15, 2010.

In the morning of December 1, 2009, the Company issued a press release announcing the receipt of Peet’s Second Revised Proposal and indicating that the Company’s Board was evaluating each of Peet’s Second Revised Proposal and Parent’s Revised Proposal. Parent issued a press release announcing that it remained firmly committed to the acquisition of the Company, and that it was evaluating its next steps.

In the afternoon of December 1, 2009, in response to Peet’s Second Revised Proposal, Parent submitted to the Company a written supplement to Parent’s Revised Proposal. This supplement increased Parent’s proposed purchase price to approximately $273 million in cash (or, $33.00 in cash per Share). This supplement also amended the terms of Parent’s proposed merger agreement in ways favorable to the Company, including by: (a) reducing the limitations and restrictions on the Company’s ability to operate its business during the period between the signing of the proposed merger agreement and the completion of the acquisition, (b) increasing the time period during which the Company would be permitted to remedy deficiencies relating to the satisfaction of certain conditions to the proposed tender offer and (c) including a graduated reverse break-up fee, payable by Parent to the Company if the proposed merger agreement were terminated by Parent or the Company under certain circumstances, ranging from $8.517 million to $11.517 million (depending upon the date of termination). This supplement also accelerated the tender offer’s required completion date to February 15, 2010, mirroring the acceleration included in Peet’s Second Revised Proposal, but also included an extension of the tender offer’s required completion date, to June 15, 2010, if certain regulatory approvals had not yet been obtained.

In the evening of December 1, 2009, Gibson Dunn indicated to Ropes & Gray, and Houlihan Lokey indicated to BAML, that the Company’s Board likely would deem Peet’s Second Revised Proposal superior to Parent’s Revised Proposal (based in part on the expected future value of the stock component of Peet’s Second Revised Proposal) unless Parent were to increase its proposed price. Parent accordingly submitted to the Company a written supplement to Parent’s Revised Proposal. This supplement increased Parent’s proposed purchase price to approximately $290 million in cash (or, $35.00 in cash per Share). As required under the terms of the Peet’s Agreement, the Company transmitted to Peet’s a notice of the supplement to Parent’s Revised Proposal, which notice stated that Peet’s had until 5:00 p.m. Pacific Time on December 7, 2009 to negotiate with the Company to amend Peet’s Second Revised Proposal or the Peet’s Agreement in a manner that the Company’s Board determined was at least as favorable to Company stockholders as was Parent’s Revised Proposal.

On December 2, 2009, each of the Company and Parent issued a press release announcing the supplemented version of Parent’s Revised Proposal, and that the Company’s Board had determined that Parent’s Revised Proposal continued to constitute a “superior proposal” as defined in the Peet’s Agreement. Peet’s issued a press release announcing that it believed its existing Second Revised Proposal constituted the superior proposal, and that it would consider all of its alternatives over the next few days. Peet’s then indicated in an SEC filing that Peet’s believed the Company had failed to comply with certain notice provisions of the Peet’s Agreement with respect to the most recent supplement to Parent’s Revised Proposal and the most recent Company Board’s meeting.

Between December 2, 2009 and December 7, 2009, Gibson Dunn and Ropes & Gray continued preparing for the potential execution of a definitive merger agreement between the Company, Parent and the Purchaser, and for the commencement of a tender offer by the Purchaser.

On December 4, 2009, the Company clarified in an SEC filing the status of notice provided to Peet’s and negotiation time remaining for Peet’s to submit a revised proposal. The Company indicated that it believed Peet’s to be engaging in delay tactics rather than in substantive and constructive discussions. The Company further indicated that it, nevertheless, had provided Peet’s with a subsequent additional notice concerning the most recent supplement to Parent’s Revised Proposal, and had held a subsequent additional meeting of the Company’s Board to consider Parent’s Revised Proposal. The Company stated that it did so based on its wish to avoid further unproductive delay. The end time for Peet’s negotiation period remained 5:00 p.m. Pacific Time on December 7, 2009.

On December 7, 2009, following the expiration of the Peet’s “matching right” under the Peet’s Agreement, the Peet’s Agreement was terminated and the $8.517 million break-up fee payable to Peet’s in connection therewith was paid, pursuant to Section 8.3(c) of the Peet’s Agreement. Immediately following this termination of the Peet’s Agreement, the Company, Parent and the Purchaser entered into the Merger Agreement.

On December 8, 2009, each of the Company and Parent announced the execution of the Merger Agreement. Later that day, the Company submitted its HSR Act filing.

On December 9, 2009, Parent submitted its HSR Act filing.

The Merger Agreement

Introduction

The following is a summary of certain material terms of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement attached as Annex A to this Offer to Purchase and is incorporated herein by reference.

STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE OFFER AND THE MERGER BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE OFFER AND THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

The Merger Agreement is attached to this Offer to Purchase to provide additional information regarding the terms of the transactions described herein and is not intended to provide any other factual information or disclosure about the Company, Parent or the Purchaser. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of a specific date, were solely for the benefit of the parties to such agreement (except as to certain indemnification obligations), are subject to limitations agreed upon by the contracting parties, including being qualified by disclosure schedules, were made for the purposes of allocating contractual risk between and among the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Investors are not third-party beneficiaries under the Merger Agreement and, in light of the foregoing reasons, should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or the Purchaser or any of their respective subsidiaries or affiliates.

The Offer

The Merger Agreement provides for the commencement of the Offer by the Purchaser as promptly as practicable after the date of the Merger Agreement and to the extent feasible and with the reasonable cooperation of the Company and the Company’s representatives, within five business days after the date of the Merger Agreement. The obligation of the Purchaser to accept for exchange and to deliver consideration for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions described in Section 14 – “Conditions of the Offer.” The Merger Agreement provides that without the prior written consent of the Company, (a) the Minimum Condition may not be amended or waived, (b) no change may be made to the Offer that changes the form of consideration to be delivered by the Purchaser in the Offer or that decreases the consideration to be paid for each Share accepted for exchange in the Offer, and (c) no change may be made to the Offer that (x) decreases the number of Shares sought to be purchased by the Purchaser in the Offer, (y) modifies the Offer or the Offer conditions in a manner adverse to the stockholders of the Company or imposes conditions to the Offer in addition to those set forth in the Merger Agreement or (z) except as otherwise provided in the Merger Agreement, extends the expiration time of the Offer beyond the initial expiration time of the Offer.

The Offer is initially scheduled to expire 20 business days following the date of the commencement of the Offer. The Merger Agreement provides that subject to the parties’ respective termination rights under the Merger Agreement: (a) if, at any time as of which the Offer is scheduled to expire, any condition to the Offer has not been satisfied or waived, the Purchaser must extend the Offer on one or more occasions for additional successive periods of up to 20 business days per extension (but not beyond February 15, 2010 unless the Regulatory Condition shall not have been satisfied but all other conditions to the Offer shall be have been satisfied or fulfilled or shall be capable of being satisfied or fulfilled, in which case the termination date shall automatically be extended until June 15, 2010); and (b) the Purchaser must extend the Offer at any time or from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer. In addition, if less than 90% of the number of outstanding Shares are accepted for exchange pursuant to the Offer, the Purchaser may, in its sole discretion (and without the consent of the Company or any other person), elect to provide for one or more Subsequent Offering Periods (of up to 20 business days in the aggregate) in accordance with Rule 14d-11 under the Exchange Act.

The Top-Up Option

The Merger Agreement provides that Parent and the Purchaser have an assignable and irrevocable option (the “top-up option”) to purchase from the Company a number of Shares (the “top-up option shares”) that, when added to the number of Shares owned by Parent or the Purchaser at the time of exercise of the top-up option, constitutes the lesser of (a) the top-up number (as defined below) or (b) the aggregate number of Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the top-up option. The “top-up number” means the number of Shares that, when added to the number of Shares owned of record by Parent or the Purchaser or any other subsidiaries of Parent at the time of exercise of the top-up option, constitutes a designated percentage of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the top-up option, which percentage shall be designated by Parent at its sole discretion, provided that such percentage may be greater than 90% but less than 91%. The top-up option may be exercised by Parent or the Purchaser, in whole or in part, at any time on or after the acceptance of Shares for exchange pursuant to the Offer (the “acceptance time”). The aggregate purchase price payable for the Shares being purchased by Parent or the Purchaser pursuant to the top-up option may be determined by multiplying the number of such Shares by $35.00. Parent or the Purchaser may elect, in their discretion, to pay the aggregate purchase price payable for the top-up option shares by delivering a promissory note to the Company in lieu of cash, which would bear interest at a rate of 3% per annum and have a maturity date of one year, and may be prepaid without premium or penalty.

Appointment of Parent’s Designees to the Company’s Board of Directors after Acceptance for Exchange of Shares Tendered in the Offer

The Merger Agreement provides that, effective upon the acceptance for exchange of Shares in the Offer and from time to time thereafter, Parent will be entitled to designate the number of directors to serve on the Company’s Board, rounded up to the next whole number, equal to the product of (a) the total number of directors on the Company’s Board (giving effect to the election of any additional directors pursuant to these provisions)

and (b) a fraction having a numerator equal to the aggregate number of Shares then beneficially owned by Parent or the Purchaser or any other subsidiaries of Parent (including all Shares accepted for exchange pursuant to the Offer), and having a denominator equal to the total number of Shares then outstanding.

Promptly following a written request from Parent, the Company must take all actions necessary and reasonably available to the Company to cause Parent’s designees to be elected or appointed to the Company’s Board, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of the Company’s Board. Furthermore, after the acceptance time, the Company must (to the extent requested by Parent) cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (a) each committee of the Company’s Board and (b) the board of directors of each subsidiary of the Company (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the Company’s Board.

The Merger Agreement further provides that, at all times until the completion of the Merger, at least two of the members of the Company’s Board are “continuing directors” who were directors of the Company on December 7, 2009, the date that the Merger Agreement was executed (the “continuing directors”). However, if at any time prior to the completion of the Merger there is only one continuing director serving as a director of the Company for any reason, then the Company’s Board must cause an individual selected by the remaining continuing director to be appointed to serve on the Company’s Board (and such individual shall be deemed to be a continuing director for purposes of the Merger Agreement). The Company must designate, prior to the acceptance for exchange of the Shares pursuant to the Offer, two alternate continuing directors that the Company’s Board must appoint in the event of death, disability or resignation of the continuing directors, each of whom shall, following such appointment to the Company’s Board, be deemed to be a continuing director of the Company.

After the election or appointment of the directors designated by Parent to the Company’s Board and prior to the completion of the Merger, the approval of a majority of the continuing directors will be required to authorize any of the following actions of the Company, to the extent the action in question could reasonably be expected to affect adversely the holders of Shares (other than Parent or the Purchaser): (a) any action by the Company with respect to any amendment or waiver of any term or condition of the Merger Agreement, the Merger or the certificate of incorporation or bylaws of the Company; (b) any termination of the Merger Agreement by the Company; (c) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser, or any waiver or assertion of any of the Company’s rights under the Merger Agreement; or (d) any other consent or action by the Company’s Board with respect to the Offer, the Merger or any of the transactions contemplated by the Merger Agreement.

The Merger

The Merger Agreement provides that, at the completion of the Merger, subject to the terms and conditions thereof, the Purchaser will be merged with and into the Company, and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent.

What the Company’s Stockholders will Receive in the Merger

At the completion of the Merger, each outstanding Share, other than Shares held by the Company, Parent or any of Parent’s controlled subsidiaries (including the Purchaser), or Shares as to which appraisal rights have been perfected, will be converted into the right to receive $35.00 per Share, net to the stockholder in cash, without interest thereon.

Between the date of the Merger Agreement and the completion of the Merger, if the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the cash Merger consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

To the extent that any stockholder of the Company owns Shares that are unvested, subject to repurchase by the Company or otherwise subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company or under which the Company has rights, then subject to any vesting of such Shares that may occur at or prior to the completion of the Merger, the consideration deliverable with respect to such Shares in the Merger will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition.

The Merger Agreement provides that promptly following the completion of the Merger, the Depositary will mail to each record holder of Shares a letter of transmittal and instructions for use, which each remaining record holder can use to exchange the certificates for Shares for the consideration described above. The certificates for Shares that are not delivered for exchange in the Offer should not be surrendered for exchange by the Company’s stockholders before the completion of the Merger. After the completion of the Merger, transfers of the Shares will not be registered on the stock transfer books of the Company.

After the completion of the Merger, all previously outstanding Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the consideration described above.

Possible Short-Form Merger

Section 253 of the Delaware General Corporation Law the (“DGCL”) will permit the Merger to occur without a vote of the Company’s stockholders if the Purchaser were to acquire ownership of at least 90% of the outstanding Shares in the Offer or otherwise (including as a result of purchases by the Purchaser during any Subsequent Offering Period or upon exercise of the top-up option). If, however, the Purchaser does not acquire ownership of at least 90% of the outstanding Shares, and a vote of the Company’s stockholders is required under the DGCL, a longer period of time will be required to complete the Merger. Parent has agreed in the Merger Agreement to cause all Shares owned by Parent, the Purchaser or any other subsidiary of Parent to be voted in favor of the adoption of the Merger Agreement at any meeting of the Company’s stockholders to adopt the Merger Agreement, and to complete the Merger as a short form Merger as soon as practicable following the time such ownership is first obtained, without a stockholders’ meeting in accordance with Section 253 of the DGCL, if the Purchaser obtains ownership of at least 90% of the outstanding Shares in the Offer or otherwise (including as a result of purchases by the Purchaser during any Subsequent Offering Period or upon exercise of the top-up option).

Treatment of the Company’s Stock Options

Upon the acceptance for exchange of the Shares pursuant to the Offer, each stock option to purchase Shares from the Company that is outstanding and unexercised immediately prior to such acceptance will automatically be cancelled and converted into the right to receive the following (without the need for any exercise of the stock option or other action on the part of the Company or any option holder):

(i)	if the exercise price per Share of such stock option is less than $35.00, then an amount of cash determined by multiplying (A) the number of Shares that were subject to such stock option immediately prior to such acceptance, times (B) the amount by which $35.00 exceeds the exercise price per Share of such stock option; and

(ii)	if the exercise price per Share of such stock option is equal to or greater than $35.00, then no cash.

Except in the case of any stock option whose exercise price per Share is greater than the total stock option value (which will simply be cancelled without any consideration being payable therefor), the vesting terms previously applicable to any stock option that is cancelled and converted into a right as described above will continue in full force and effect and in all respects apply to such right, and the cash payable in respect of such right, as set forth above, will be delivered to the holder of such right at such times and in the same percentages as the cancelled stock option would have become vested in connection with or following the acquisition of Shares pursuant to the Offer and/or completion of the Merger. Any vesting of a stock option that occurs by reason of the acquisition of Shares pursuant to the Offer and/or completion of the Merger (whether alone or in combination with any other event) will be given effect by its application to the right into which such stock option is converted upon its cancellation.

Treatment of the Company’s Warrants

Upon the acceptance for exchange of the Shares pursuant to the Offer, each warrant of the Company that is outstanding immediately prior to such acceptance will automatically be cancelled and converted into the right to receive (without the need for any exercise of the warrant or other action on the part of the Company or any warrant holder) an amount of cash determined by multiplying (a) the number of Shares that were subject to such warrant immediately prior to such acceptance, times (b) the amount by which (x) $35.00 exceeds (y) the exercise price per Share of such warrant.

Representations and Warranties

The Company made representations and warranties with respect to itself to Parent and the Purchaser in the Merger Agreement, relating to, among other things:

(i)	its due organization and valid existence, ownership of equity securities in other entities and qualification to do business as a foreign corporation;

(ii)	its certificate of incorporation and bylaws;

(iii)	its capitalization;

(iv)	SEC filings, internal controls and procedures and financial statements;

(v)	the absence of certain changes since the end of the Company’s most recent full fiscal year;

(vi)	its title to assets;

(vii)	its receivables, customers, inventories and cash;

(viii)	its real property and equipment;

(ix)	its intellectual property;

(x)	its material contracts;

(xi)	its products;

(xii)	its undisclosed liabilities;

(xiii)	its compliance with legal requirements;

(xiv)	certain business practices;

(xv)	governmental authorizations;

(xvi)	tax matters;

(xvii)	employee and labor matters and benefit plans;

(xviii)	environmental matters;

(xix)	its insurance policies;

(xx)	transactions with affiliates;

(xxi)	legal proceedings and orders;

(xxii)	its authority to enter into, and the enforceability of, the Merger Agreement;

(xxiii)	the inapplicability of certain anti-takeover statutes;

(xxiv)	the vote required to adopt the Merger Agreement, approve the Merger and complete the transactions contemplated by the Merger Agreement;

(xv)	its non-contravention of laws and agreements, and absence of needed consents;

(xvi)	the fairness opinion received by its board of directors from its financial advisor;

(xvii)	the financial advisory fees payable by it to its financial advisor; and

(xxviii)	the absence of misleading information with respect to information regarding the Company provided to stockholders of the Company.

Each of Parent and, as applicable, the Purchaser made representations and warranties to the Company in the Merger Agreement, including representations relating to:

(i)	its due organization and valid existence;

(ii)	its certificate of incorporation and bylaws;

(iii)	its SEC filings and financial statements;

(iv)	its authority to enter into, and the enforceability of, the Merger Agreement;

(v)	the absence of certain changes since June 28, 2009;

(vi)	its non-contravention of laws and agreements, and absence of needed consents;

(vii)	the absence of misleading information with respect to information regarding Parent and the Purchaser provided to the Company’s stockholders; and

(viii)	the sufficiency of funds to complete the transactions contemplated by the Merger Agreement.

Conduct of Business Pending the Merger

The Merger Agreement provides that prior to completion of the Merger or the termination of the Merger Agreement, the Company must:

(i)	provide Parent and its representatives with reasonable access to its personnel and assets and to its books, records and other documents, subject to the existing confidentiality agreement between the Company and Parent;

(ii)	conduct its business and operations in the ordinary course and in accordance with past practices, and in compliance, in all material respects, with all applicable legal requirements and the requirements of all material contracts;

(iii)	use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other persons having business relationships with the Company;

(iv)	keep in full force all of its insurance policies (or reasonably equivalent policies); and

(v)	promptly notify Parent of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the Merger Agreement, and any legal proceeding commenced, or, to the Company’s knowledge, threatened against, relating to or involving or otherwise affecting the Company that relates to the completion of the transactions contemplated by the Merger Agreement.

The Merger Agreement further provides that prior to the earlier of the completion of the Merger or the termination of the Merger Agreement, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed with respect to certain actions), subject to applicable law, the Company must not, and must not permit any of its subsidiaries to, take any of the following actions:

(i)	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii)	sell, issue, grant or authorize the issuance or grant of any capital stock or other security, any option, call, warrant or right to acquire any capital stock or other security or any instrument convertible into or exchangeable for any capital stock or other security, except that the Company may issue Shares upon the exercise of outstanding options or warrants, and, in the ordinary course of business, grant to certain employees options having an exercise price equal to the fair market value of the Shares at the time of the grant under its stock option plans;

(iii)	amend or waive any of its rights under, or accelerate the vesting under, or otherwise modify, any provision of any of the Company’s stock option plans or any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement;

(iv)	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v)	other than in the ordinary course of business consistent with past practices, enter into any material contract or amend, terminate or waive any material right or remedy under any material contract;

(vi)	form any subsidiary or acquire any equity or other interest in any other entity;

(vii)	make any capital expenditure, subject to certain permitted dollar thresholds;

(viii)	grant any exclusive license or right with respect to any material intellectual property and intellectual property rights that the Company owns, other than any grant that occurs in accordance with the terms of a contract in effect as of the date of the Merger Agreement;

(ix)	enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any contract the effect of which would be to grant to any person following the Merger any right or license to any intellectual property right owned as of the date of the Merger Agreement by the Company or Parent;

(x)	enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any contract containing, or otherwise subjecting the Company to, any non-competition, exclusivity or other material restriction on the operation of the business of the Company or Parent;

(xi)

acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, lease or license any right or other asset to any other person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business in connection with the collection of accounts receivable, waive or relinquish any material right;

(xii)	other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(xiii)	make any pledge of any of its material assets or permit any of its material assets to become subject to any encumbrances, except for encumbrances that do not materially detract from the value of such assets or materially impair the operations of the Company;

(xiv)	permit any cash, cash equivalents or short-term investments of the Company to become subject to any encumbrance;

(xv)	lend money to any person, incur or guarantee any indebtedness (including capital lease obligations) or obtain or enter into any bond or letter of credit or any related contract, in each case in excess of $50,000 individually or $250,000 in the aggregate, or announce, offer, arrange, syndicate or issue any debt securities (including convertible securities) or announce, arrange or syndicate any bank financing;

(xvi)	establish, adopt, enter into or amend any employee plan or employment agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees, subject to certain exceptions;

(xvii)	hire any employee (A) at the director level with compensation that is inconsistent with the Company’s compensation guidelines or its past practices, (B) at the level of Vice President or above, or (C) with an annual base salary in excess of $150,000;

(xviii)	other than in the ordinary course of business consistent with past practices, materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices (other than as required by GAAP) in any respect;

(xix)	make any material tax election;

(xx)	commence any legal proceeding, other than legal proceedings commenced for the routine collection of bills;

(xxi)	settle any claim or legal proceeding, other than claims or legal proceedings against the Company that do not relate to tax or tax-related matters and with respect to which the settlement involves solely the payment by the Company of an amount less than $50,000 individually and less than $250,000 in the aggregate for all such claims and legal proceedings settled during the period prior to the completion of the Merger;

(xxii)	pay, discharge, settle or satisfy any claims (whether or not commenced prior to the date of the Merger Agreement), except that the Company may pay, discharge, settle or satisfy any claim if the only obligation involved on the part of the Company will be payment of money in an amount not to exceed $50,000 individually and not to exceed $250,000 in the aggregate for all such claims during the period prior to the completion of the Merger; or

(xxiii)	agree or commit to take any of the actions described above.

The Company is further required by the Merger Agreement to notify Parent of the discovery by the Company of: (a) any event, condition, fact or circumstance that occurred or existed on or prior to the date of the Merger Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in the Merger Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of the Merger Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in the Merger Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the Merger Agreement; (c) any material breach of any covenant or obligation of the Company; and (d) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to the Offer or the Merger impossible or would make the failure of any such condition reasonably likely. The Company is also obligated by the Merger Agreement to either renegotiate certain existing equipment leases that have change in control provisions so that the lessor no longer has the right to either demand accelerated rent or repossess the equipment by reason of the acceptance of Shares for exchange pursuant to the Offer or the completion of the Merger, or if the Company is unable to renegotiate all such leases in the manner described above, exercise its buyout option with respect to all of such leases that have not been renegotiated, with the result that the Company obtains fee ownership in all such equipment and the lessors’ rights with respect to such equipment are terminated. The Merger Agreement further provides that if the Company becomes obligated to exercise such buyout option, but determines in good faith that it has inadequate funds to do so, then the Company must promptly notify Parent of the amount of funds so required and provide Parent with reasonable documentary evidence supporting such calculation, and Parent must thereafter either (a) make such funds available to the Company (which the Company must use solely for the purpose of exercising such buyout option) or (b) waive the Company’s obligation to exercise such buyout option.

Prohibition on Solicitation of Alternative Transactions

The Merger Agreement provides that until the completion of the Merger the Company may not, directly or indirectly, and must not cause or permit any of its representatives to, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any offer, proposal, inquiry, or indication of interest relating to an acquisition transaction (as defined below) (an “acquisition proposal”), (b) furnish any non-public information regarding the Company to any person in connection with or in response to any such offer, proposal, inquiry, request for information or indication of interest, (c) engage in discussions or negotiations with any person with respect to any such offer, proposal, inquiry, request for information or indication of interest, (d) approve, endorse or recommend any acquisition proposal or (e) enter into any letter of intent or similar document or any contract contemplating or providing for any acquisition proposal. An “acquisition transaction” is defined as any of the following:

(i)	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (A) in which the Company is a constituent corporation, (B) in which a person or group of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or (C) in which the Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or

(ii)	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company.

However, the Merger Agreement also sets forth certain exceptions to the foregoing prohibitions. At any time prior to the acceptance for exchange of Shares in the Offer, the Company is permitted to furnish non-public information regarding the Company to, and enter into discussions or negotiations with, any person and its representatives in response to a written acquisition proposal that is submitted to the Company by such person (and not withdrawn), which the Company’s Board determines in good faith (after consultation with its financial advisor(s)) is, or could reasonably be expected to lead to, a superior proposal if (a) neither the Company nor any representative of the Company has breached in any material respect any of the non-solicitation provisions set forth in the Merger Agreement, (b) the Company’s Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action could reasonably be expected to constitute a breach of the Company’s Board’s fiduciary obligations to the Company’s stockholders under applicable law, (c) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such person, (x) the Company gives written notice to Parent of the identity of such person and of the Company’s decision to furnish non-public information to, or enter into discussions or negotiations with, such person, and (y) the Company receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such person by or on behalf of the Company that are no less favorable to the Company than the confidentiality provisions and use restrictions of the existing confidentiality agreement between the Company and Parent, and (d) contemporaneously with or prior to furnishing any such non-public information to such person, the Company makes available to Parent all such non-public information (to the extent such non-public information has not been previously made available to Parent). A “superior proposal” is defined in the Merger Agreement as an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity or debt securities or a combination thereof, all or substantially all of the outstanding Shares or the Company’s assets, that (x) was not obtained or made as a direct or indirect result of a breach of the Merger Agreement and (y) is on terms and conditions that the Company’s Board (or a committee thereof) determines, in its reasonable, good faith judgment, after consultation with the Company’s financial advisors and outside legal counsel, and after taking into account the likelihood and timing of completion of the purchase transaction contemplated by such superior proposal, to be more favorable from a financial point of view to the Company’s stockholders than the Offer and the Merger.

The Merger Agreement also requires that the Company promptly advise Parent of any acquisition proposal or any request for non-public information received by the Company at any time prior to the completion of the Merger (including the identity of the Person making or submitting such proposal or request and the material terms thereof) and provide Parent with a copy of such proposal or request if it is in writing, and that the Company keep Parent promptly informed with respect to any material development relating to such proposal or request and any modification or proposed modification thereto, and provide Parent with copies of such development, modification and proposed modification if they are in writing. Finally, the Merger Agreement provides that the Company agrees not to release any person from, or to amend or waive any provision of, any confidentiality, “standstill,” nonsolicitation or similar agreement to which the Company is or becomes a party or under which the Company has or acquires any rights, and will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent.

The Company’s Stockholders’ Meeting

The Merger Agreement provides that, if the adoption of the Merger Agreement by the Company’s stockholders is required by law in order to complete the Merger, the Company will, as promptly as practicable following the later of the acceptance for exchange of Shares in the Offer or the expiration of any Subsequent Offering Period, take all action necessary under all applicable legal requirements to hold a meeting of the holders of the Shares to vote on the adoption of the Merger Agreement, and prepare and file with the SEC a proxy statement relating to such meeting. Parent and the Company have also agreed to use reasonable efforts to cause the proxy statement to be mailed to the Company’s stockholders. Parent has also agreed to cause all Shares owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Merger Agreement at such stockholder meeting.

If the Purchaser owns at least 90% of the outstanding Shares after the acceptance for exchange of Shares in the Offer or the expiration of any Subsequent Offering Period, then the parties are required under the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders’ meeting.

Recommendation of the Company’s Board of Directors

The Company’s Board has unanimously recommended that the stockholders of the Company accept the Offer, tender their Shares in the Offer and, if necessary, adopt the Merger Agreement. The Merger Agreement provides that, except as provided below, the Company’s Board may not withdraw or modify in a manner adverse to Parent or the Purchaser the Company Board Recommendation.

Notwithstanding the foregoing, the Merger Agreement provides that the Company Board Recommendation in favor of the Offer and the Merger may be withdrawn or modified in a manner adverse to Parent and the Purchaser prior to the acceptance for exchange of Shares in the Offer in two circumstances. First, the Merger Agreement provides that such recommendation may be withdrawn or modified in a manner adverse to Parent and the Purchaser if: (a) a proposal for an acquisition transaction is made that did not result from a breach by the Company of any of the nonsolicitation provisions of the Merger Agreement; (b) at least one day prior to the date of any meeting of the Company’s Board (or any committee thereof) at which such board of directors (or committee) will consider whether such proposal may constitute a superior proposal or whether such proposal may require the Company to withdraw or modify the Company Board Recommendation, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such proposal; (c) the Company’s Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), (x) that such proposal would, if the Merger Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a superior proposal and (y) that in light of such proposal, the failure to withdraw or modify the Company Board Recommendation, if the Merger Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, could reasonably be expected to constitute a breach of the Company’s Board’s fiduciary obligations to the Company’s stockholders under applicable law; (d) the Company delivers to Parent a written notice with respect to such proposal stating that the Company (or its board of directors) intends to change the Company Board Recommendation and/or terminate the Merger Agreement with respect to such proposal (including as an attachment the proposed form of definitive acquisition duly executed by the person making such proposal, providing for the consummation of the transaction contemplated by such proposal); (e) during the four business day period commencing on the date of Parent’s receipt of such notice (as such period may be extended if such proposal is thereafter amended), the Company shall have made its representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of the Merger Agreement or the Offer or a possible alternative transaction so that the proposal that is the subject of such notice ceases to be a superior proposal; (f) any definitive written proposal made by Parent or the Purchaser to amend the Merger Agreement or the Offer or enter into an alternative transaction during the negotiations described in clause (e) above shall have been considered by the Company’s Board in good faith; and (g) following the negotiation period described above, the Company’s Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), and after taking into account any definitive written proposal submitted to the Company by Parent or the Purchaser to amend the Merger Agreement or the Offer or to enter into an alternative transaction as a result of negotiations between the Company and Parent or the Purchaser, that (A) such proposal constitutes a superior proposal, and (B) in light of such proposal, the failure to withdraw or modify the Company Board Recommendation could reasonably be expected to constitute a breach of the Company’s Board’s fiduciary obligations to the Company’s stockholders under applicable law.

Second, the Merger Agreement provides that the Company Board Recommendation in favor of the Offer and the Merger may be withdrawn or modified in a manner adverse to Parent and the Purchaser if: (a) there shall occur or arise after the date of the Merger Agreement an “intervening event”, defined as a material and fundamental development or material and fundamental change in circumstances that relates to the Company but does not relate to any acquisition proposal; (b) neither the Company nor any representative of the Company had any knowledge of such intervening event or, as of the date of the Merger Agreement, could reasonably foresee that such intervening event would occur; (c) at least one day prior to the date of any meeting of the Company’s Board (or any committee thereof) at which such board of directors (or committee) will consider whether such intervening event may require the Company to withdraw or modify the Company Board Recommendation, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such intervening event; (d) the Company’s Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that, in light of such intervening event, the failure to withdraw or modify the Company Board Recommendation, if the Merger Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, could reasonably be expected to constitute a breach of the Company’s Board’s fiduciary obligations to the Company’s stockholders under applicable law; (e) the Company Board Recommendation is not withdrawn or modified at any time within the period of four business days after Parent receives written notice from the Company confirming that the Company’s Board has determined that the failure to withdraw or modify the Company Board Recommendation in light of such intervening event could reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable law; (f) during such four business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend the Merger Agreement or the Offer or enter into an alternative transaction so that the failure to withdraw or modify the Company Board Recommendation in light of such intervening event could reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable law; and (g) at the end of such four business day period, the Company’s Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that the failure to withdraw or modify the Company Board Recommendation could not reasonably be expected to constitute a breach of the fiduciary obligations of the Company’s Board to the Company’s stockholders under applicable law in light of such intervening event (taking into account any definitive written proposal submitted to the Company by Parent or the Purchaser to amend the Merger Agreement or the Offer or enter into an alternative transaction as a result of the negotiations described above).

The Merger Agreement further provides that the Company Board Recommendation will be deemed to have been modified in a manner adverse to Parent and the Purchaser if it ceases to be unanimous.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides for the continuation, for the six year period following the completion of the Merger, of all rights to indemnification by the Company existing in favor of the directors and officers of the Company as of the date of the Merger Agreement for their acts and omissions as directors and officers, as provided in the Company’s charter documents and in individual indemnification agreements with the Company. Without limiting the foregoing, the Merger Agreement further provides that Parent must cause the Company (as the surviving corporation of the Merger) to, to the fullest extent permitted under applicable law, indemnify and hold harmless each of such directors and officers against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any action to each of such directors and officers to the fullest extent permitted by applicable law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of, relating to or in connection with any action or omission by such directors and officers occurring or alleged to have occurred at or before the completion of the Merger. The Merger Agreement further provides that prior to the completion of the Merger, the Company is required to purchase and prepay a six-year “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising at or before the completion of the Merger, covering without limitation the Offer and the Merger, provided that if such “tail” policy is not available at a cost equal to or less than 300% of the aggregate annual premiums paid by the Company during the most recent policy year for its existing director and officer liability insurance policies, the Company is required to purchase the best coverage as is reasonably available for such amount.

Employee Benefits

Pursuant to the Merger Agreement, Parent has agreed to provide certain employee benefits to any employees of the Company who continue employment with Parent or the Company following the completion of the Merger.

Other Covenants

The Merger Agreement provides that each party must (a) use commercially reasonable efforts to file, as soon as practicable after the date of the Merger Agreement, all notices, reports and other documents required to be filed by such party with any governmental body with respect to the Offer and the Merger, including preparing and filing the notification and report forms required to be filed under the HSR Act in connection with the Offer and the Merger, must keep such other party reasonably apprised of the status of matters relating to the completion of the contemplated transactions and must submit promptly any additional information requested by any such governmental body as well as provide the other party and its counsel with the opportunity, to the extent practicable under the circumstances, to participate in meetings with any governmental body regarding the contemplated transactions, and (b) use commercially reasonable efforts to obtain each consent (if any) required to be obtained pursuant to any applicable law by such party in connection with the Offer and the Merger. The Merger Agreement also provides that, at the request of Parent, the Company must agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Company, provided that any such action is conditioned upon the completion of the Offer or the Merger. However, neither Parent nor the Purchaser has any obligation under the Merger Agreement to take any of the following actions, if Parent determines in good faith that taking such actions could reasonably be expected to materially affect the business or interests of Parent, any of Parent’s subsidiaries or the Company in any adverse way: (A) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause the Company to dispose of or transfer any assets; (B) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (C) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available to any person any technology, software or other intellectual property or intellectual property right, or to commit to cause the Company to license or otherwise make available to any person any technology, software or other intellectual property or intellectual property right; (D) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the completion of the Merger), or to commit to cause the Company to hold separate any assets or operations; (E) to make or cause any of its subsidiaries to make any commitment, or to commit to cause the Company to make any commitment (to any governmental body or otherwise) regarding its future operations or the future operations of the Company; or (F) to contest any legal proceeding or any order, writ, injunction or decree relating to the Offer or the Merger. The Merger Agreement also provides that, from the date of the Merger Agreement until the consummation of the Merger or the termination of the Merger Agreement, Parent and the Company shall not take any adverse action with respect to each other that is inconsistent with actions previously taken by them in their existing commercial relationship with each other prior to the date of the Merger Agreement or that impairs, in any material respect, the business, financial condition or results of operations of the other (it being understood that Parent and the Company shall continue to operate their businesses with a view toward maximizing the success of their individual businesses).

Conditions to Completion of the Merger

The Merger Agreement provides that the respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to complete the Merger are subject to the following conditions: (a) if required by applicable law in order to complete the Merger, the Merger Agreement shall have been duly adopted by the required vote of the Company’s stockholders, (b) no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any law enacted or deemed applicable to the Merger by a governmental body having authority over any of the parties that makes completion of the Merger illegal and (c) Shares validly tendered (and not withdrawn) pursuant to the Offer shall have been accepted for exchange and paid for pursuant to the Offer.

Termination of the Merger Agreement

The Merger Agreement provides that it may be terminated as follows:

(i)	by mutual written consent of Parent and the Company at any time prior to the completion of the Merger;

(ii)	by either Parent or the Company at any time prior to the completion of the Merger if any U.S. court or other U.S. governmental body having authority over the parties shall have issued a final and nonappealable judgment, order, injunction, writ or decree or taken any other action having the effect of (A) permanently restraining, enjoining or otherwise prohibiting (x) prior to such acceptance, the acceptance of Shares for exchange pursuant to the Offer or the delivery of consideration in exchange therefor, or (y) prior to the completion of the Merger, the Merger, (B) prior to the acceptance of Shares for exchange pursuant to the Offer, making the acquisition of or delivery of consideration for Shares pursuant to the Offer illegal, or (C) prior to the completion of the Merger, making the completion of the Merger illegal;

(iii)	by either Parent or the Company at any time after February 15, 2010 and prior to the acceptance of Shares for exchange pursuant to the Offer if such acceptance shall not have occurred on or prior to February 15, 2010; provided that if the Regulatory Condition shall not have been satisfied but all other conditions to the Offer shall be have been satisfied or fulfilled or shall be capable of being satisfied or fulfilled, then the termination date shall automatically be extended until June 15, 2010 (the “end-date termination right”);

(iv)	by Parent at any time prior to the acceptance of Shares for exchange pursuant to the Offer if a Triggering Event (as defined in Section 14 – “Conditions of the Offer”) shall have occurred (the “Triggering Event Termination Right”);

(v)	by the Company at any time prior to the acceptance of Shares for exchange pursuant to the Offer, in order to accept a superior proposal and enter into a definitive acquisition agreement relating to such superior proposal, if (A) such superior proposal shall not have resulted from a breach by the Company of any of the nonsolicitation provisions of the Merger Agreement, (B) the Company and the Company’s Board shall have satisfied in all material respects all of the notice, negotiation and other requirements set forth in the Merger Agreement with respect to such superior proposal and the related mandatory negotiation period(s) with Parent shall have expired, (C) the Company shall have, or shall have caused to be, paid to Parent the applicable termination fee described below, and (D) the Company enters into the definitive acquisition agreement relating to such superior proposal immediately following the termination of the Merger Agreement (the “Superior Offer Termination Right”);

(vi)	by Parent at any time prior to the acceptance of Shares for exchange pursuant to the Offer if: (A) any of the Company’s representations and warranties contained in the Merger Agreement shall be inaccurate as of the date of the Merger Agreement or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), in either case such that either of the Company representation conditions would not be satisfied; or (B) any of the Company’s covenants contained in the Merger Agreement shall have been breached such that the Company covenant condition would not be satisfied; in each case subject to certain notice and cure rights;

(vii)	by the Company at any time prior to the acceptance of Shares for exchange pursuant to the Offer if (A) any of the representations and warranties of Parent or the Purchaser contained in the Merger Agreement shall be inaccurate as of the date of the Merger Agreement or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), or (B) any of Parent’s or the Purchaser’s covenants contained in the Merger Agreement shall have been breached, subject in each of the foregoing cases to certain notice and cure rights, and provided that such inaccuracy or breach has had or could reasonably be expected to have or result in a material adverse effect on the Purchaser’s ability to purchase and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer or Parent’s or the Purchaser’s ability to otherwise complete the transactions contemplated by the Merger Agreement; or

(viii)	by Parent at any time prior to the acceptance of Shares for exchange pursuant to the Offer if a “Company Material Adverse Effect” (as defined in Section 14 – “Conditions of the Offer”) shall have occurred, subject to certain cure rights.

Termination Fees

The Merger Agreement provides that all expenses incurred in connection with the Merger Agreement, the Offer and the Merger will be paid by the party incurring such expenses, whether or not the Offer or the Merger is completed. However, there are several circumstances under which the Company may become obligated to pay Parent a termination fee at or following the termination of the Merger Agreement, as follows:

(i)	The Merger Agreement provides that, if (A) the Merger Agreement is terminated by Parent or the Company pursuant to the end-date termination right, (B) at or prior to the time of the termination of the Merger Agreement, an acquisition proposal involving at least a 50% interest in the Company shall have been publicly disclosed, announced or commenced (and not withdrawn at least five business days prior to the time of termination) and (C) within one year after the date of termination of the Merger Agreement, (x) an acquisition transaction involving the Company is consummated or (y) a definitive agreement contemplating an acquisition transaction involving the Company is executed and such acquisition transaction is ultimately consummated, then the Company must pay to Parent, in cash at the time such acquisition transaction is consummated, a nonrefundable termination fee in the amount of $8.517 million.

(ii)	The Merger Agreement provides that, if the Merger Agreement is terminated (A) by Parent at any time pursuant to the Triggering Event Termination Right or (B) by the Company pursuant to the Superior Offer Termination Right, then the Company must pay to Parent, in cash at the time specified in the next sentence, a nonrefundable termination fee in the amount of $8.517 million. In the case of any such termination of the Merger Agreement by Parent, the termination fee referred to in the preceding sentence must be paid by the Company within two business days after such termination, and in the case of any such termination of the Merger Agreement by the Company, the termination fee referred to in the preceding sentence must be paid by the Company at or prior to the time of such termination.

(iii)	The Merger Agreement provides that, in the event that the Company has not materially breached its obligations under Section 6.5 of the Merger Agreement and the Merger Agreement is terminated by Parent or the Company, in each case primarily as a result of, or solely in connection with, the failure of the Regulatory Condition to be satisfied or fulfilled, then Parent shall pay to the Company, in cash, a nonrefundable fee within two business days after such termination in the amount of (A) $8.517 million if any such termination is effective prior to February 15, 2010, (B) $9.517 million if any such termination is effective on or after February 15, 2010 and prior to April 15, 2010, (c) $10.517 million if any such termination is effective on or after April 15, 2010 and prior to June 15, 2010 and (D) $11.517 million if any such termination is effective on or after June 15, 2010.

The Merger Agreement further provides that, in the event of any termination of the Merger Agreement, the Merger Agreement will be of no further force or effect, provided that (a) the termination, termination fee and miscellaneous provisions of the Merger Agreement (and the existing confidentiality agreement between the Company and Parent) will survive the termination of the Merger Agreement and will remain in full force and effect, (b) the termination of the Merger Agreement will not relieve any party from any liability for any prior material breach of any covenant or obligation contained in the Merger Agreement and will not relieve any party from any liability for any material breach of any representation or warranty contained in the Merger Agreement and (c) no termination of the Merger Agreement will in any way affect any of the parties’ rights or obligations with respect to any Shares accepted for payment pursuant to the Offer prior to such termination. The Merger Agreement also provides that, except with respect to any liability of the Company for any willful or intentional breach of any covenant or obligation contained in the Merger Agreement, the payment of the termination fees described above will be the exclusive remedy of Parent and the Purchaser, on the one hand, and the Company, on the other hand, with respect to a termination of the Merger Agreement under the circumstances that entitle Parent or the Company, as applicable, to receive such termination fee, subject to the payment of such termination fee.

Other Agreements Related to the Transaction

Stockholder Agreements

In order to induce Parent and the Purchaser to enter into the Merger Agreement, each of Paul C. Heeschen, Timothy J. Ryan, James W. Stryker, Jeanne Ortiz, James L. Harris, James R. Phillips, Gregory D. Palmer, Sean M. McCarthy, Jack Hosier and Dana A. King has entered into a stockholder agreement (each a “Stockholder Agreement” and collectively the “Stockholder Agreements”) with Parent, solely in his or her capacity as a stockholder of the Company. The following is a summary of the Stockholder Agreements. The following summary does not purport to be a complete description of the terms and conditions of the Stockholder Agreements and is qualified in its entirety by reference to the forms of Stockholder Agreements, copies of which are attached as Annex B-1 and Annex B-2 to this Offer to Purchase and are incorporated herein by reference.

Pursuant to the terms of the Stockholder Agreements, each stockholder who entered into a Stockholder Agreement has agreed to:

(i)	tender (and not withdraw) all of the Shares beneficially owned by such stockholder in the Offer, except that Mr. Heeschen’s obligation to tender is limited to 1,832,580 of the Shares beneficially owned by him, which 1,832,580 Shares represent approximately 32% of the outstanding Shares as of December 7, 2009; and

(ii)	vote in favor of the Merger, the adoption of the Merger Agreement and the terms thereof and the other actions contemplated therein, vote against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement, and vote against any action that is intended, or that could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement, except that Mr. Heeschen’s obligation to vote as provided above is limited to 1,832,580 of the Shares beneficially owned by him, to the extent not acquired in the Offer.

Under the terms of the Stockholder Agreements, each stockholder has also agreed to restrictions on the transferability of its Shares and the transferability of certain voting rights. Each Stockholder Agreement automatically terminates upon completion of the Merger, or upon termination of the Merger Agreement in accordance with its terms. Each Stockholder Agreement also contains customary representations and warranties.

Under the terms of his Stockholder Agreement, Mr. Heeschen has agreed not to exercise or cause or permit to be exercised any warrants owned of record or beneficially by Mr. Heeschen unless consented to in advance by Parent.

As of December 7, 2009, 1,843,000 beneficially owned Shares (excluding Shares issuable upon the exercise of options and warrants beneficially owned by such stockholders) were subject to the Stockholder Agreements, which represented in the aggregate approximately 32.2% of the outstanding Shares as of that date.

12. Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights; Litigation

Purpose of the Offer

The purpose of the Offer is to enable Parent, through the Purchaser, to acquire control of the Company either through the acquisition of all of the issued and outstanding Shares, or, if fewer than all of the issued and outstanding Shares are validly tendered and not properly withdrawn prior to the Expiration Time, such lesser number of Shares as are validly tendered and not properly withdrawn, subject to the conditions of the Offer described in Section 14 – “Conditions of the Offer”. The purpose of the Merger is to enable Parent to acquire all of the issued and outstanding Shares not tendered and accepted for exchange in the Offer.

If the Merger is completed, Parent will own 100% of the equity interest in the Company, and will be entitled to all benefits resulting from that interest. These benefits include complete control of management with regard to the future conduct of the Company’s business and entitlement to any increase in the Company’s value. Similarly, Parent also will bear the risk of any losses incurred in the operation of the Company and any decrease in the Company’s value.

Stockholders of the Company who tender all of their Shares in the Offer will cease to have any equity interest in the Company, and will not participate in its earnings or any future growth. If the Merger is completed, the stockholders who have not tendered their Shares in the Offer will have only the right to receive cash consideration pursuant to the Merger Agreement, and will cease to have any equity interest in the Company, and will not participate in its earnings or any future growth. Similarly, stockholders of the Company will not bear the risk of any decrease in the value of the Shares after tendering their Shares in the Offer or having their Shares converted in the Merger.

The primary benefit of the Offer and the Merger to the stockholders of the Company is that stockholders have the opportunity to sell all of their Shares for $35.00 cash per Share, which represents a premium of approximately 71.9% over the last closing price of the Shares on November 2, 2009, the last trading day prior to the public announcement of the Peet’s Agreement, which was $20.36 per Share.

Plans for the Company

If the Purchaser purchases the Shares that are tendered in the Offer, Parent will have the right to, and intends to, designate representatives to the Company’s Board, which representatives will constitute a majority of the Company’s Board and each committee of the Company’s Board and will control the Company. However, at all times prior to completion of the Merger, there are required to be at least two members of the Company’s Board who were directors of the Company on the execution date of the Merger Agreement (or their successors). If Parent’s designees constitute a majority of the Company’s Board then prior to the completion of the Merger, the affirmative vote of a majority of these directors, who were directors of the Company on the execution date of the Merger Agreement (or their successors), will be required for the Company’s Board to take any of the following actions, to the extent that any such action could reasonably be expected to adversely affect holders of Shares, other than Parent or the Purchaser:

(i)	action by the Company with respect to any amendment or waiver of any term or condition of the Merger Agreement, the Merger, or the certificate of incorporation or bylaws of the Company;

(ii)	termination of the Merger Agreement by the Company;

(iii)	extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser, or any waiver or assertion of any of the Company’s rights under the Merger Agreement; or

(iv)	other consent or action by the Company with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement.

As a consequence of the Merger, the Company’s certificate of incorporation and bylaws will be replaced with those of the Purchaser, and Parent may further amend those documents. In addition, the Company’s Board will be replaced with the board of directors of the Purchaser, and Parent may change the board of directors thereafter.

The Merger Agreement provides that the directors and officers of the Purchaser at the completion of the Merger will, from and after the completion of the Merger, be the initial directors and officers, respectively, of the Company, as the surviving corporation. Parent also may change the officers or directors of the Company at any time after the completion of the Merger.

Parent believes that the combination of Parent and the Company will strengthen both companies, by enhancing brand differentiation and geographic supply chain capability and by taking advantage of certain synergies. This combination will be a natural extension of the successful Keurig licensed roaster partnership between Parent and the Company. Following successful completion of the Offer and the Merger, Parent expects that the Company’s manufacturing and distribution facilities in California will enable Parent to more effectively reach consumers in this region and will also complement the investments Parent has made across its network and enable Parent to achieve its objective of having high-quality manufacturing and distribution assets strategically located across North America.

Following successful consummation of the Offer and the Merger, employees of the Company will have access to Parent’s greater human, technological and capital resources, providing them with a stronger platform for business growth into the future. Parent can offer employees of the Company superior personal development opportunities through Parent.

Except as disclosed in this Offer to Purchase, Parent does not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of material amounts of assets, relocation of operations, or any material changes in the Company’s corporate structure or business.

Parent intends to continue to review the Company’s assets, corporate structure, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to effect such changes as it deems desirable, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any such matters.

Statutory Requirements; Approval of the Merger

Under Section 251 of the DGCL, the approval of the Company’s Board and, except as discussed below, the affirmative vote of the holders of a majority of the outstanding Shares are required to approve a merger and adopt a merger agreement. The Company’s Board previously has adopted, approved and declared advisable the Merger Agreement and approved the Merger. If the Purchaser accepts Shares pursuant to the Offer (after satisfaction of the Minimum Condition), the Purchaser would have a sufficient number of Shares to adopt the Merger Agreement without the affirmative vote of any other holder of Shares. Therefore, unless the Merger is completed in accordance with the short-form merger provisions under the DGCL described below (in which case no action by the stockholders of the Company, other than the Purchaser, will be required to complete the Merger), the only remaining corporate action of the Company to complete the Merger will be the adoption of the Merger Agreement by Parent, as holder of a majority of the outstanding Shares. However, in connection with such adoption, the Company would be required to seek the approval of the adoption of the Merger Agreement by each of its other remaining stockholders as well.

Possible Short-Form Merger. Section 253 of the DGCL would permit the Merger to occur without a vote of the Company’s stockholders if the Purchaser were to acquire at least 90% of the outstanding Shares in the Offer or otherwise (including as a result of purchases by the Purchaser during any Subsequent Offering Period or upon exercise of the top-up option as described in Section 11 – “Background of the Offer; The Merger Agreement”). If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the Company’s stockholders is required under Delaware law, a longer period of time will be required to complete the Merger. Parent has agreed in the Merger Agreement to complete the Merger as promptly as practicable following the acceptance for exchange of the Shares pursuant to the Offer, and to complete the Merger as a short-form merger if the Purchaser obtains ownership of at least 90% of the issued and outstanding Shares in the Offer or otherwise (including as a result of purchases by the Purchaser during any Subsequent Offering Period or upon exercise of the top-up option). Parent currently does not own any of the Shares.

Appraisal Rights

Stockholders of the Company will not have appraisal rights in connection with the Offer. However, under Delaware corporate law, stockholders of the Company are entitled to appraisal rights in connection with the Merger.

If the Merger is completed, holders of Shares are entitled to appraisal rights under Section 262 of the DGCL (“Section 262”), provided that the holders comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding stockholders’ appraisal rights under the DGCL and is qualified in its entirety by reference to the text of the relevant provisions of the DGCL, which are attached to this Offer to Purchase as Annex C. Stockholders of the Company intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

A record holder of Shares who makes the demand described below with respect to such Shares, who continuously is the record holder of such Shares through the date of completion of the Merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the Merger Agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of his or her Shares. All references in this summary of appraisal rights to a “stockholder” or “holders of Shares” are to the record holder or holders of Shares.

Filing a Written Demand

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include, without limitation, the following:

(i)	In the event that any stockholder vote is necessary to complete the Merger, stockholders of the Company electing to exercise appraisal rights must not vote “for” adoption of the Merger Agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the Merger Agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

(ii)	In the event that any stockholder vote is necessary to complete the Merger, stockholders of the Company must deliver a written demand for appraisal of Shares before the vote on the Merger Agreement is taken. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Shares. The written demand for appraisal of Shares is in addition to and separate from a vote against the adoption of the Merger Agreement or an abstention from such vote.

(iii)	If the Purchaser acquires 90% or more of the outstanding Shares, then a vote of the stockholders of the Company will not be required to complete the Merger. In this case, every stockholder of the Company entitled to appraisal rights will receive a notice of approval of the Merger, and will have to deliver a written demand for appraisal within 20 days after the date that this notice is mailed to be entitled to any appraisal rights. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Shares.

(iv)	A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the Share certificate. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the Shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

(v)	Stockholders of the Company who wish to exercise appraisal rights in connection with the Merger should mail or deliver a written demand to: Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614, Attn: Corporate Secretary.

Notice by the Surviving Corporation

Within 10 days after the completion of the Merger, the Company, as the surviving corporation in the Merger, must provide notice of the date of completion of the Merger to all of its stockholders who have complied with Section 262 and have not voted for the adoption of the Merger Agreement.

Filing a Petition for Appraisal

Within 120 days after the date of completion of the Merger, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the Shares of all dissenting stockholders. There is no present intent on the part of the Company or Parent (as its successor) to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such Shares. Accordingly, holders of Shares who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the date of completion of the Merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voting in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal were received by the Company and the number of holders of such

Shares. Such statement must be mailed within 10 days after the stockholders’ request has been received by the Company or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

Proceedings and Determination of Fair Market Value

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their Shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the Shares owned by such stockholders, determining the fair value of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although the parties believe that the Merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders of the Company should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the Merger Agreement. Moreover, the Company does not anticipate offering more than the Merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a Share is less than the Merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered. Stockholders of the Company should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the Appraisal Proceeding

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Rights of Stockholders of the Company Seeking Appraisal Rights

Any stockholder of the Company who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the Merger, be entitled to vote for any purpose any Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the date of completion of the Merger.

Withdrawal of Demands for Appraisal Rights

At any time within 60 days after the date of completion of the Merger, any former stockholder of the Company that shall have preserved such stockholder’s appraisal rights with respect to the Merger will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for such stockholder’s Shares as provided in the Merger Agreement only with the Company’s consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the Merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the Company a written withdrawal of his or her demand for appraisal and acceptance of the Merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the date of completion of the Merger will require written approval of the Company and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any stockholder of the Company to comply fully with the procedures described above and set forth in Annex C to this Offer to Purchase may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under the DGCL, if you are considering exercising these rights you should consult with your legal counsel.

Litigation

A complaint in the action entitled George Mendenhall, individually and on behalf of others similarly situated v. J. Russell Phillips, et al., was filed in the Superior Court of the State of California for the County of Orange on November 10, 2009 (the “Complaint”). The Complaint names the members of the Company’s Board, Peet’s and Peet’s Sub as defendants. The Complaint asserts claims in connection with the previously intended transaction among the Company, Peet’s and Peet’s Sub. Among other things, the Complaint alleges that the members of the Company’s Board breached their fiduciary duties to the Company’s stockholders in connection with the previously intended transaction among the Company, Peet’s and Peet’s Sub, allegedly resulting in an unfair process and unfair price to the Company’s stockholders. The Complaint seeks class certification and certain forms of equitable relief, including enjoining the completion of the previously intended transaction among the Company, Peet’s and Peet’s Sub. The Company believes that the allegations of the Complaint are without merit, and intends to vigorously contest the action.

No actions have been filed in connection with the Offer to the best knowledge of Parent and the Purchaser.

13. Dividends and Distributions

The Merger Agreement provides that, from December 7, 2009 through the earlier of the effective time of the Merger or the termination of the Merger Agreement, the Company may not (a) declare, accrue, set aside or pay any dividend, or make any other distribution, with respect to any shares of capital stock, (b) split, combine or reclassify any capital stock or (c) repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities, other than repurchases from employees of the Company following employment termination pursuant to the terms of applicable pre-existing restricted stock agreements, except, in each case:

(i) as specifically required by any provision of the Merger Agreement, or as specifically set forth in Part 5.2(b) of the disclosure schedules to the Merger Agreement;

(ii) as required by any applicable law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement of any government, governmental jurisdiction, governmental or quasigovernmental authority or self-regulatory organization (including The NASDAQ Stock Market LLC and the Financial Industry Regulatory Authority); or

(iii) with Parent’s prior written consent.

If on or after December 7, 2009, the Company does change the outstanding Shares into a different number or class of shares through any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, the Purchaser will adjust the per Share consideration being paid pursuant to the Offer to the extent necessary or appropriate in order to achieve the same economic outcome as originally contemplated by the Offer.

14. Conditions of the Offer

Capitalized terms used but not defined in this Section 14 have the respective meanings given to them in the Merger Agreement.

Notwithstanding any other provisions of the Offer, but subject to the terms of the Merger Agreement, prior to the expiration of the Offer: (a) the Purchaser will not be required to accept for payment, or, subject to any applicable SEC rules and regulations (including Rule 14e-1(c) under the Exchange Act relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for, any Shares validly tendered and not properly withdrawn, (b) the Purchaser may delay the acceptance for payment of, or, subject to the rules and regulations referenced immediately above, the payment for, any Shares validly tendered and not properly withdrawn and (c) the Purchaser may amend or terminate the Offer, in each case unless all of the following conditions to the Offer have been satisfied:

(i) the “Minimum Condition” under the Merger Agreement has been met, meaning that there has been validly tendered in the Offer, and not properly withdrawn before the expiration of the Offer, a number of Shares that, together with any Shares already owned by Parent, the Purchaser and any other controlled subsidiaries of Parent, represents more than 50% of the sum of (A) the total number of issued and outstanding Shares immediately prior to the expiration of the Offer plus (B) at Parent’s election, an additional number of Shares up to, but not exceeding, the total number of Shares issuable upon the exercise of all options, warrants and other rights to acquire Shares that are (x) outstanding immediately prior to the acceptance of Shares for exchange pursuant to the Offer and (y) vested and exercisable, or will be vested and exercisable, prior to the effective time of the Merger (but in all cases excluding the Shares that are subject to Parent’s and the Purchaser’s Top-Up Option under the Merger Agreement);

(ii) each of the Company’s representations and warranties contained in Section 3.3 of the Merger Agreement were accurate in all material respects as of the date of the Merger Agreement, and will be accurate in all material respects at the expiration time of the Offer with the same force and effect as if made at and as of the expiration time of the Offer, except that any representations and warranties which by their terms are made only as of specific dates or times only need be accurate in all material respects as of those specific dates and times; provided, that for purposes of determining the accuracy of the Company’s representations and warranties contained in Section 3.3 of the Merger Agreement (A) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in the representations and warranties will be disregarded and (B) any update or modification of the disclosure schedules to the Merger Agreement made or purported to have been made on or after the date of the Merger Agreement will be disregarded;

(iii) each of the Company’s representations and warranties set forth in the Merger Agreement (except for those referenced in clause (ii) immediately above) were accurate in all respects as of the date of the Merger Agreement, and will be accurate in all respects at the expiration time of the Offer with the same force and effect as if made at and as of the expiration time of the Offer, except (A) where any representations and warranties by their terms are made only as of specific dates or times, such representations and warranties only need be accurate in all respects as of those specific dates and times and (B) where the failure of the representations and warranties to be accurate, including the circumstances constituting or giving rise to such inaccuracies, considered in the aggregate, do not constitute a Company Material Adverse Effect; provided, that for purposes of determining the accuracy of the Company’s representations and warranties (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in the representations and warranties will be disregarded and (y) any update or modification of the disclosure schedules to the Merger Agreement made or purported to have been made on or after the date of the Merger Agreement will be disregarded.

(iv) the Company has complied with or performed in all material respects, or cured any noncompliance or failure to perform, each of its covenants set forth in the Merger Agreement at or prior to the time at which the Purchaser first accepts any Shares for exchange pursuant to the Offer;

(v) no Company Material Adverse Effect has occurred and is continuing;

(vi) Parent and the Purchaser have received a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions to the Offer set forth in clauses (ii) through (v) immediately above have been duly satisfied;

(vii) the waiting period applicable to the Offer under the HSR Act has expired or been terminated;

(viii) no Governmental Body with authority over Parent, the Purchaser or the Company (A) has issued a currently effective temporary restraining order, preliminary or permanent injunction or other order preventing the acceptance of, or payment for, the Shares pursuant to the Offer, or preventing consummation of the Merger or (B) has enacted, or deemed applicable to the Offer or the Merger, any applicable law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement that makes illegal the acceptance of, or payment for, Shares pursuant to the Offer, or that makes illegal the consummation of the Merger;

(ix) no Governmental Body with authority over Parent, the Purchaser or the Company has pending, or has threatened in writing, any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement that challenges or seeks to restrain or prohibit (A) the acceptance of, or payment for, Shares pursuant to the Offer, (B) the consummation of the Merger or (C) the consummation of any of the other actions or transactions contemplated by the Merger Agreement or the Stockholder Agreements;

(x) no “Triggering Event” has occurred, meaning that (A) the Company’s board of directors has failed to make a Company Board Recommendation, has made a Recommendation Change or has taken any other action publicly that would cause a reasonable observer to conclude that the Company’s board of directors does not unanimously support the Offer or the Merger, (B) following any disclosure or announcement of an Acquisition Proposal or Acquisition Inquiry, the Company’s board of directors has failed to publicly reaffirm the Company Board Recommendation within 10 business days after Parent requests in writing that the Company Board Recommendation be so reaffirmed, (C) the Company’s board of directors has publicly approved, endorsed or recommended any Acquisition Proposal, (D) the Company has entered into any letter of intent or Contract contemplating or providing for any Acquisition Proposal, other than a confidentiality agreement executed and delivered in accordance with Section 5.3(c) of the Merger Agreement, (e) a tender or exchange offer relating to the Company’s securities has been commenced by a third party, and the

Company has not sent its security holders, within 10 business days after the commencement of the tender or exchange offer, a statement disclosing that the Company recommends rejection of the tender or exchange offer; and

(xi) the Merger Agreement has not been validly terminated.

The foregoing conditions are for the sole benefit of Parent and the Purchaser and, subject to any applicable rules and regulations of the SEC, may be waived by Parent in whole or in part, at any time and from time to time, prior to the Expiration Time in Parent’s sole discretion.

15. Certain Legal Matters; Regulatory Approvals

Except as described below, based on information provided by the Company, neither Parent nor the Company is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Shares in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of Shares by the Purchaser in connection with the Offer or the Merger. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or other action will be sought, except as described below under the caption “State Takeover Laws.” While, except as otherwise described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for exchange of, or payment for, Shares that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for exchange, or deliver consideration for, Shares that are tendered in the Offer.

Delaware Law

In general, Section 203 of the DGCL prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate thereof) from engaging in a business combination (generally defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder unless certain board or stockholder approvals are obtained or the interested stockholder acquires at least 85% of the corporation’s voting stock outstanding under certain circumstances.

The Company’s Board has taken all actions necessary to exempt the Merger Agreement, the Offer, the Merger and any other agreements, actions and transactions contemplated by the Merger Agreement from the provisions of Section 203 of the DGCL.

State Takeover Statutes

A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this Offer to Purchase, it is not known whether any of these laws will, by their terms, apply to the Offer or the Merger and the Purchaser has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, it is believed that there are reasonable bases for contesting such laws. The Company has represented to Parent that no such laws apply to the Offer or the Merger.

Antitrust

United States Antitrust Law

Under the HSR Act, and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be completed unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting period requirements have been satisfied. The Offer and the Merger are subject to the filing and waiting period requirements of the HSR Act.

Pursuant to the requirements of the HSR Act, the Company filed a Notification and Report Form with respect to the Offer and the Merger on December 8, 2009 and Parent, on behalf of itself and the Purchaser, filed a Notification and Report Form with respect to the Offer and the Merger with the FTC and the DOJ on December 9, 2009. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., Eastern Time, on December 24, 2009. However, prior to such time, the FTC or the DOJ may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Parent. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern Time, on the 30th day after substantial compliance by Parent with such request, or on the next business day following that date if the 30th day would fall on a weekend or federal holiday. Thereafter, such waiting period can be extended only by court order.

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the Offer and the Merger. At any time before the completion of the Offer or the Merger, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Purchaser’s acquisition of Shares in the Offer, the Merger or otherwise, or seeking the divestiture of Shares acquired by the Purchaser, or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. At any time after the Purchaser’s acquisition of Shares in the Offer and the Merger, the FTC or the DOJ could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the Shares acquired by the Purchaser in the Offer and the Merger or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. In this regard, the Merger Agreement provides that at the request of Parent, the Company must agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Company, provided that any such action is conditioned upon the completion of the Offer or the Merger. However, the Merger Agreement provides that neither Parent nor the Purchaser has any obligation to take any of the following actions, if Parent determines in good faith that taking such actions could reasonably be expected to materially affect the business or interests of Parent, any of Parent’s subsidiaries or the Company in any adverse way: (a) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause the Company to dispose of or transfer any assets; (b) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (c) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available to any person any technology, software or other intellectual property or intellectual property right, or to commit to cause the Company to license or otherwise make available to any person any technology, software or other intellectual property or intellectual property right; (d) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the completion of the Merger), or to commit to cause the Company to hold separate any assets or operations; (e) to make or cause any of its subsidiaries to make any commitment, or to commit to cause the Company to make any commitment (to any governmental body or otherwise) regarding its future operations or the future operations of the Company; or (f) to contest any legal proceeding or any order, writ, injunction or decree relating to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement. See Section 11 – “Background of the Offer; The Merger Agreement”.

Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Parent and the Company believe that the completion of the Offer and the Merger will not violate any antitrust laws. However, there can be no assurance that a challenge to the Offer or the Merger or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result, including any delay of the completion of the Offer and the Merger. See Section 14 – “Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Foreign Antitrust Law

The antitrust and competition laws of certain foreign countries often apply to transactions such as the Offer and the Merger and filings and notifications may be required when such laws are applicable. Parent and the Company do not believe that any such filings are required in connection with the Offer or the Merger. Nonetheless, it is possible that foreign antitrust laws might apply to the Offer or the Merger even in the absence of a regulatory filing obligation, and it is possible that foreign antitrust authorities might take action in connection with the Offer or the Merger in the absence of such obligation.

16. Fees and Expenses

Parent has retained BofA Merrill Lynch to act as financial advisor in connection with the Offer, and Parent and the Purchaser have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as the Dealer Manager in connection with the Offer. Parent has agreed to pay a customary fee upon completion of the Offer for the services provided by the financial advisor and Dealer Manager. Parent also has agreed to indemnify the Dealer Manager and related persons against certain liabilities and expenses incurred in connection with its services as financial advisor and Dealer Manager, including certain liabilities under the U.S. federal securities laws. In the ordinary course of business, the Dealer Manager and its affiliates may actively trade Shares for their own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

Parent and the Purchaser have retained Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer, and have agreed: to pay the Depositary reasonable and customary compensation for its services in connection with the Offer, to reimburse the Depositary for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Depositary and related persons against certain liabilities incurred in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

Parent and the Purchaser have retained Okapi Partners LLC to be the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Neither Parent nor the Purchaser will pay any other fees or commissions to any broker or dealer, or any other person, for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will be reimbursed, upon request, by the Purchaser for reasonable and necessary mailing and handling expenses incurred by them in forwarding materials to their customers.

17. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. Neither Parent nor the Purchaser is aware of any jurisdiction in which either the making of the Offer or the acceptance thereof would not be in compliance with applicable law. If Parent or the Purchaser becomes aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with applicable law, then the Purchaser may, in its sole discretion, take such actions as the Purchaser deems necessary to make the Offer in the jurisdiction and extend the Offer to the holders of Shares in the jurisdiction.

Neither Parent nor the Purchaser has authorized any person to give any information or make any representations not contained in this Offer to Purchase or in the Letter of Transmittal. Any such information or representations, if given or made, must not be relied upon as having been authorized.

Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information regarding the Offer. The Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth the recommendation of the Company’s Board with respect to the Offer and the reasons for that recommendation, and furnishing certain additional related information. Both the Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9, together with the exhibits thereto and any amendments thereto, may be examined at, and copies may be obtained from, the offices of the SEC in the manner described above in Section 9 – “Certain Information Concerning Parent and the Purchaser” and Section 8 – “Certain Information Concerning the Company”, respectively.

Pebbles Acquisition Sub, Inc.

December 11, 2009

Annex A

AGREEMENT AND PLAN OF MERGER

among:

GREEN MOUNTAIN COFFEE ROASTERS, INC.,

a Delaware corporation;

PEBBLES ACQUISITION SUB, INC.,

a Delaware corporation; and

DIEDRICH COFFEE, INC.,

a Delaware corporation

Dated as of December 7, 2009

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of December 7, 2009, by and among: GREEN MOUNTAIN COFFEE ROASTERS, INC., a Delaware corporation (“Parent”); PEBBLES ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”); and DIEDRICH COFFEE, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The boards of directors of Parent, Acquisition Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

B. Concurrently with the execution of this Agreement, the Company has terminated the Agreement and Plan of Merger dated as of November 2, 2009 by and among the Company, Peet’s Coffee & Tea, Inc. (“Peet’s”) and Marty Acquisition Sub, Inc. (as amended, the “Peet’s Merger Agreement”) in accordance with its terms.

C. Concurrently with the termination of the Peet’s Merger Agreement, a termination fee of $8,517,000 has been paid to Peet’s pursuant to Section 8.3(c) of the Peet’s Merger Agreement.

D. In furtherance of the contemplated acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement: (a) Acquisition Sub shall make a cash tender offer (such tender offer, as it may be amended from time to time, being referred to in this Agreement as the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock at the Per Share Consideration (as defined in Section 1.1(a)) for each such share; and (b) after acquiring shares of Company Common Stock pursuant to the Offer, Acquisition Sub shall merge into the Company (the merger of Acquisition Sub into the Company being referred to in this Agreement as the “Merger”).

E. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement certain stockholders of the Company are executing and delivering stockholder agreements in favor of Parent and Acquisition Sub (the “Stockholder Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. THE OFFER

1.1. Conduct of the Offer.

(a) Parent shall cause Acquisition Sub to, and Acquisition Sub shall, use commercially reasonable efforts to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as practicable after the date of this Agreement and to the extent feasible and with the reasonable cooperation of the Company and the Company’s Representatives, within five (5) business days after the date of this Agreement. Each share of Company Common Stock accepted by Acquisition Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive $35.00, net to the holder of such share in cash (the “Per Share Consideration”). The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”

(b) The obligation of Acquisition Sub to accept for tender (and the obligation of Parent to cause Acquisition Sub to accept for tender) shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject to (i) the condition (the “Minimum Condition”) that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock that, together with any shares of Company Common Stock owned by Parent, Acquisition Sub or any other Subsidiaries of Parent immediately prior to the acceptance for tender of shares of Company Common Stock pursuant to the Offer, represents more than 50% of the Adjusted Outstanding Share Number (as defined below) and (ii) the other conditions set forth in Exhibit B. The Minimum Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions.” For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of (1) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time, plus (2) at the election of Parent, an additional number of shares up to (but not exceeding) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Options, Company Warrants and other rights to acquire Company Common Stock that are outstanding immediately prior to the acceptance of shares of Company Common Stock for tender pursuant to the Offer and that are vested and exercisable or will be vested and exercisable prior to the Effective Time (but in all cases excluding the shares of Company Common Stock subject to the Top-Up Option).

(c) Acquisition Sub expressly reserves the right, in its sole discretion, to (i) increase the Per Share Consideration and (ii) waive or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (A) the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Acquisition Sub pursuant to the Offer, (2) decreases the Per Share Consideration, (3) decreases the number of shares of Company Common Stock to be purchased by Acquisition Sub in the Offer, (4) modifies the Offer or the Offer Conditions in a manner adverse to the stockholders of the Company or imposes conditions to the Offer in addition to the Offer Conditions, or (5) except as provided in Section 1.1(d), extends the expiration time of the Offer beyond the initial expiration time of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (x) accept for tender all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Acquisition Sub is permitted to do so under applicable Legal Requirements (and in any event in compliance with Rule 14e-1(c) of the Exchange Act) and (y) deliver the Per Share Consideration in payment for each share of Company Common Stock accepted for tender pursuant to the Offer.

(d) The Offer shall initially be scheduled to expire 20 business days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1: (i) if, at the time as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then, subject to the parties’ respective termination rights under Section 8.1, Acquisition Sub shall extend the Offer on one or more occasions, for additional successive periods of up to 20 business days per extension (with the length of such periods to be determined by Parent), until all Offer Conditions are satisfied or validly waived in order to permit the Acceptance Time to occur; provided, however, that in no event shall Acquisition Sub be required to extend the Offer to a date later than the Termination Date (as defined in Section 8.1(c)); and (ii) Acquisition Sub shall extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer. If less than 90% of the number of outstanding shares of Company Common Stock are accepted for tender pursuant to the Offer, Acquisition Sub may, in its sole discretion (and without the consent of the Company or any other Person), elect to provide for one or more subsequent offering periods (of up to 20 business days in the aggregate) in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of this Agreement, Acquisition Sub shall promptly accept for payment, and deliver consideration for, all shares of Company Common Stock that are validly tendered during any such subsequent offering period (or any extension thereof). For the avoidance of doubt, if, at any scheduled expiration date of the Offer, all of the Offer Conditions have been satisfied or waived in writing by Parent, and this Agreement has not otherwise been terminated in accordance with its terms, Acquisition Sub shall promptly accept for payment, and deliver consideration for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement. For the further avoidance of doubt, the Acceptance Time shall not be extended by any subsequent offering periods.

(e) [Intentionally deleted].

(f) On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer and forms of the related letter of transmittal and summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable Legal Requirements (including the Exchange Act and the rules and regulations thereunder). Parent and Acquisition Sub shall cause the Offer Documents to comply in all material respects with applicable Legal Requirements (including the Exchange Act and the Securities Act and the rules and regulations thereunder). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall include all additions, deletions or changes thereto suggested by the Company and its legal counsel that Parent determines, in its good faith discretion, to be appropriate. Parent and Acquisition Sub shall promptly provide the Company and its counsel with a copy of any written comments and a description of any oral comments received by Parent, Acquisition Sub or their counsel from the SEC or its staff with respect to the Offer Documents. Each of Parent and Acquisition Sub shall use reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. To the extent required by applicable Legal Requirements (including the Exchange Act and the Securities Act and the rules and regulations thereunder), (1) each of Parent, Acquisition Sub and the Company shall correct promptly any information provided by it for use in the Offer Documents to the extent that it becomes aware that such information shall be or shall have become false or misleading in any material respect and (2) Parent and Acquisition Sub shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(f).

(g) Between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for tender pursuant to the Offer, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Consideration shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

1.2. Company Actions.

(a) The Company hereby consents to the Offer and represents and warrants to Parent and Acquisition Sub that the Company’s board of directors, at a meeting duly called and held on December 7, 2009, has by the unanimous vote of all directors of the Company (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) adopted and approved this Agreement and approved the Offer, the Merger and the other Contemplated Transactions, in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”), (iii) declared that this Agreement is advisable, (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (to the extent necessary) adopt this Agreement, and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any restriction set forth in any state takeover law or similar Legal Requirement that would otherwise apply to the Stockholder Agreements, the Offer, the Merger or any of the other Contemplated Transactions.

(b) Contemporaneously with the filing of the Schedule TO or as promptly as practicable thereafter on the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Documents and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.3, shall reflect the Company Board Recommendation. Without limiting the foregoing, the parties hereto shall use commercially reasonable efforts to cause the Schedule 14D-9 to be disseminated concurrently with and in the same mailing envelope as the Offer Documents. The Company shall cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with applicable Legal Requirements (including the Exchange Act and the rules and regulations thereunder). Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and the Company shall include all additions, deletions or changes thereto suggested by Parent and its legal counsel that the Company determines, in its good faith discretion, to be appropriate. The Company shall promptly provide Parent and its legal counsel with a copy of any written comments and a description of any oral comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9 and shall use commercially reasonable efforts to respond promptly to any such comments. To the extent required by applicable Legal Requirements (including the Exchange Act and the rules and regulations thereunder), (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that it becomes aware that such information shall be or shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, if required by applicable Legal Requirements, to be disseminated to holders of shares of Company Common Stock.

(c) The Company shall promptly provide to Parent (i) a list of the Company’s stockholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date, and (ii) such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger. Except as may be required by applicable Legal Requirements, and except as may be necessary to disseminate the Offer Documents, Parent and Acquisition Sub shall hold in confidence, in accordance with the terms of the Confidentiality Agreement and this Agreement, any information contained in any such labels, listings and files provided by the Company to Parent.

1.3. Directors.

(a) Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate, to serve on the Company’s board of directors, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company’s board of directors (giving effect to any increase in the size of the Company’s board of directors effected pursuant to this Section 1.3(a)); by (ii) a fraction having (x) a numerator equal to the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Acquisition Sub or any other Subsidiaries of Parent (including all shares of Company Common Stock accepted for tender pursuant to the Offer) and (y) a denominator equal to the total number of shares of Company Common Stock then issued and outstanding. Promptly following a written request from Parent, the Company shall take all actions necessary and reasonably available to the Company to cause Parent’s designees (the “Parent Designees”) to be elected or appointed to the Company’s board of directors, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of the Company’s board of directors. From and after the Acceptance Time, to the extent requested by Parent, the Company shall also, as permitted by all applicable Legal Requirements (including the rules of the Nasdaq Capital Market), cause the Parent Designees to constitute the number of members, rounded up to the next whole number, on (1) each committee of the Company’s board of directors and (2) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the board of directors of the Company. In furtherance of the foregoing, Parent shall designate an adequate number of Parent Designees so that the audit committee of the Company has at least three (3) members, and each of the Parent Designees serving on such audit committee shall be an “independent director” as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq Marketplace Rules, and at least one (1) of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto. Notwithstanding the provisions of this Section 1.3, at all times prior to the Effective Time (as defined in Section 2.3), at least two (2) of the members of the Company’s board of directors shall be individuals who were directors of the Company on the date of this Agreement (“Continuing Directors”); provided, however, that if at any time prior to the Effective Time there shall be only one Continuing Director serving as a director of the Company for any reason, then the Company’s board of directors shall, subject to the following sentence, cause an individual selected by the remaining Continuing Director to be appointed to serve on the Company’s board of directors (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement). The Company shall designate, prior to the Acceptance Time, two (2) alternate Continuing Directors that the board of directors of the Company shall appoint in the event of death, disability or resignation of the Continuing Directors, each of whom shall, following such appointment to the Company’s board of directors, be deemed to be a Continuing Director of the Company.

(b) In connection with the performance of its obligations to cause the Parent Designees to be elected or appointed to the Company’s board of directors, each of the Company and Parent shall use its commercially reasonable efforts to promptly take all actions, and the Company shall cause to be included in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require (subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder). Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees (including the Parent Designees), officers, directors and affiliates required by Section 14(f) and Rule 14f-1, and Parent shall use its commercially reasonable efforts to provide such information to enable it to be filed with the SEC in the Schedule 14D-9 on the date the Offer Documents are filed with the SEC. The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Acquisition Sub, Parent or any affiliate of Acquisition Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock.

(c) Following the election or appointment of the Parent Designees to the Company’s board of directors pursuant to Section 1.3(a) and until the Effective Time, each of the following actions may be effected only if there are on the Company’s board of directors one or more Continuing Directors and such action is approved by a majority of such Continuing Directors: (i) action by the Company with respect to any amendment or waiver of any term or condition of this Agreement, the Merger, or the certificate of incorporation or bylaws of the Company; (ii) termination of this Agreement by the Company; (iii) extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition Sub, or any waiver or assertion of any of the Company’s rights under this Agreement; or (iv) other consent or action by the Company with respect to the Offer, the Merger or any of the other Contemplated Transactions; provided that, in each case, the taking of such action could reasonably be expected to affect adversely the holders of shares of Company Common Stock (other than Parent or Acquisition Sub). To the extent permitted under applicable Legal Requirements, until the Effective Time, (x) the approval of any of the foregoing actions by a majority of the Continuing Directors shall constitute the valid authorization of the Company’s board of directors with respect to such action (provided that all other requirements under the Company’s certificate of incorporation and bylaws and under applicable Legal Requirements are satisfied) and (y) in addition to any requirements under the Company’s certificate of incorporation and bylaws, any quorum of the Company’s board of directors for the purposes of any meeting thereof or transacting of business thereby with respect to the approval of any of the foregoing actions shall be deemed to require the attendance of at least one (1) Continuing Director.

1.4. Top-Up Option.

(a) The Company hereby grants to Parent and Acquisition Sub an assignable and irrevocable option (the “Top-Up Option”), exercisable upon the terms and subject to the conditions set forth in this Agreement, to purchase from the Company an aggregate number of newly-issued shares of Company Common Stock equal to the lesser of (i) the Top-Up Number (as defined below) or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. “Top-Up Number” means the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned of record by Parent or Acquisition Sub or any other Subsidiaries of Parent at the time of exercise of the Top-Up Option, constitutes a designated percentage of the number of shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option, which percentage shall be designated by Parent at its sole discretion, provided that such percentage shall be greater than 90% but less than 91%.

(b) The Top-Up Option may be exercised by Parent or Acquisition Sub, in whole or in part, at any time at or after the Acceptance Time but prior to the earlier of the Effective Time and the date on which this Agreement is terminated. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Acquisition Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Per Share Consideration. Such purchase price may be paid by Parent or Acquisition Sub, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of the foregoing. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution thereof and may be prepaid without premium or penalty.

(c) In the event Parent or Acquisition Sub wishes to exercise the Top-Up Option, Parent or Acquisition Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Acquisition Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Acquisition Sub intends to pay the applicable exercise price and (iii) the place, date and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Acquisition Sub is to take place, which date shall not be more than ten (10) business days after the date of such notice. At the closing of the purchase of such shares of Company Common Stock, Parent or Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in payment of such shares, and the Company shall cause to be issued to Parent or Acquisition Sub (as the case may be) a certificate representing such shares or, at Parent or Acquisition Sub’s request or otherwise if the Company does not then have certificated shares, the applicable number of uncertificated shares represented by book-entry (“Book-Entry Shares”).

(d) Acquisition Sub acknowledges that the shares of Company Common Stock that Acquisition Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Acquisition Sub represents and warrants to the Company that Acquisition Sub is, and will be upon the purchase of shares subject to the Top-Up Option, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up Option and the shares to be acquired upon exercise thereof are being and will be acquired by Acquisition Sub for its own account, for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 2. THE MERGER

2.1. Merger of Acquisition Sub into the Company. At the Effective Time (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Acquisition Sub shall cease.

2.2. Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the properties, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Acquisition Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.3. Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, at 10:00 a.m. on a date to be designated by Parent, which shall be no later than the second (2nd) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, or at such other place or at such other time or on such other date as Parent and the Company mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated by causing a certificate of merger complying with Section 251 or a certificate of ownership and merger complying with Section 253, as applicable, of the DGCL (either, the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware on the Closing Date. The Merger shall become effective upon the date and time of the filing of such Certificate of Merger, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in such Certificate of Merger (the “Effective Time”).

2.4. Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety immediately after the Effective Time to conform to the Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Diedrich Coffee, Inc.”;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

2.5. Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any holder of shares of the Company:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company or held in the Company’s treasury shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then owned of record by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 2.5(b), 2.5(c) and 2.7, each share of Company Common Stock then outstanding shall be converted into the right to receive (upon the proper surrender of the certificate representing such share or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the Per Share Consideration; and

(iv) each share of the common stock, $0.01 par value per share, of Acquisition Sub then outstanding shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Between the date of this Agreement and the Effective Time, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Consideration shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

(c) If (i) any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, and (ii) such restricted stock purchase agreement or other agreement does not provide that the vesting of such share of Company Common Stock shall fully accelerate at or prior to the Effective Time, then the amount payable with respect thereto (or with respect to any portion that does not accelerate at or prior to the Effective Time) pursuant to Section 2.5(a)(iii) will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

2.6. Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent shall deposit with the Paying Agent cash in an amount equal to the cash payable pursuant to Section 2.5(a)(iii), excluding amounts applicable to shares of Company Common Stock with respect to which the holder thereof has perfected appraisal rights under Section 262 of the DGCL. The cash amount so deposited with the Paying Agent, together with any dividends or distributions received by the Paying Agent with respect to such shares, are referred to collectively as the “Exchange Fund.” The cash in the Exchange Fund shall be invested by the Paying Agent as directed by Parent in money market funds or similar short-term liquid investments.

(b) Promptly after the Effective Time (and in any event no more than five (5) business days after the Effective Time), Parent will instruct the Paying Agent to promptly mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Stock Certificates”) or uncertificated shares of Company Common Stock represented by Book-Entry Shares, (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including, in the case of holders of Stock Certificates, a provision confirming that delivery of Stock Certificates shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon delivery of such Stock Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of Stock Certificates and Book-Entry Shares. Upon surrender of a Stock Certificate or Book-Entry Share to the Paying Agent for payment, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, (A) the holder of such Stock Certificate or Book-Entry Share shall be entitled to receive in payment therefor the consideration deliverable to such holder pursuant to Section 2.5(a)(iii), and (B) the Stock Certificate or Book-Entry Share so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.6(b), each Stock Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Per Share Consideration for each share of Company Common Stock formerly evidenced by such Stock Certificate or Book-Entry Share. If any Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the delivery of any consideration with respect thereto, require the owner of such lost, stolen or destroyed Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Stock Certificate.

(c) [Intentionally deleted].

(d) Any portion of the Exchange Fund that remains undistributed to holders of Stock Certificates or Book-Entry Shares as of the date that is nine (9) months after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Stock Certificates or Book-Entry Shares in accordance with this Section 2.6 shall thereafter look only to Parent for satisfaction of their claims for delivery of consideration in connection with the Merger. Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(e) At the Effective Time, holders of Stock Certificates and Book-Entry Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.6.

(f) Parent, Acquisition Sub, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as Parent, Acquisition Sub, the Paying Agent or the Surviving Corporation determines in good faith may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other Legal Requirement. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) If any Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective or (ii) the date immediately prior to the date on which the consideration that such Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such consideration shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

2.7. Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of Company Common Stock that, as of the Effective Time, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 262 of the DGCL with respect to such share shall not be converted into or represent the right to receive the Per Share Consideration in accordance with Section 2.5(a)(iii), and the holder of such share shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL with respect to such share; provided, however, that if such appraisal rights shall not be perfected or the holder of such share shall otherwise lose such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Stock Certificate representing such share) the Per Share Consideration in accordance with Section 2.5(a)(iii).

(b) The Company shall give Parent (i) prompt notice of (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and (B) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

2.8. Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as explicitly set forth in (i) the Annual Report on Form 10-K filed by the Company with the SEC with respect to the fiscal year ended June 24, 2009, (ii) any Current Reports on Form 8-K filed by the Company with the SEC since the filing date of the Form 10-K referred to above, and (iii) the Quarterly Report on Form 10-Q filed by the Company with the SEC on November 2, 2009 with respect to the quarter ended September 16, 2009, excluding any “risk factors” or similar statements that are cautionary, predictive or forward-looking in nature (but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements) in a manner where the relevance of such information to a particular representation and warranty below is readily apparent, and except as set forth in the Disclosure Schedule (it being understood that any exception or disclosure set forth in any part or subpart of the Disclosure Schedule shall be deemed an exception or disclosure, as applicable, only with respect to: (a) the corresponding Section or subsection of this Section 3 ; (b) the Section or subsection of this Section 3 corresponding to any other part or subpart of the Disclosure Schedule that is explicitly cross-referenced therein; and (c) any other Section or subsection of this Section 3 with respect to which the relevance of such exception or disclosure is readily apparent), the Company represents and warrants to Parent and Acquisition Sub as follows:

3.1. Due Organization; Former Subsidiary; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b) The Company is qualified to do business as a foreign corporation, and is in good standing (except for any jurisdiction that does not recognize such concept) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, do not constitute a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, and does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(c) of the Disclosure Schedule. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth on Part 3.1(c) of the Disclosure Schedule, the Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2. Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of its certificate of incorporation, bylaws and other charter and organizational documents (collectively the “Charter Documents”), each as currently in effect. The Company has Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct or similar policy adopted by the Company or by the board of directors, or any committee of the board of directors, of the Company. The Company has not violated any of its Charter Documents.

3.3. Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 17,500,000 shares of Company Common Stock, of which 5,726,813 shares have been issued and are outstanding as of the date of this Agreement; and

(ii) 3,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 3.3(a) of the Disclosure Schedule: (A) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (B) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (C) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is the Company bound by any Company Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. The Company holds no repurchase right with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options).

(b) As of the date of this Agreement: (i) 791,250 shares of Company Common Stock are subject to issuance pursuant to Company Options; and (ii) 261,417 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. Part 3.3(b) of the Disclosure Schedule sets forth with respect to each Company Option outstanding as of the date of this Agreement the following information: (A) the particular plan (if any) pursuant to which such Company Option was granted; (B) the name of the holder of such Company Option; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the per-share exercise price (if any) of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable; (G) the date on which such Company Option expires; and (H) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Options were granted by the Company, and the forms of all stock option agreements evidencing such Company Options. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Options were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company other than as set forth in Part 3.3(b) of the Disclosure Schedule.

(c) As of the date of this Agreement, 1,987,000 shares of Company Common Stock are subject to issuance pursuant to Company Warrants. Part 3.3(c) of the Disclosure Schedule sets forth with respect to each Company Warrant outstanding as of the date of this Agreement the following information: (A) the name of the holder of such Company Warrant; (B) the number of shares of Company Common Stock subject to such Company Warrant; (C) the per-share exercise price (if any) of such Company Warrant; (D) the date on which such Company Warrant was granted; (E) the applicable vesting schedule, if any, and the extent to which such Company Warrant is vested and exercisable; and (F) the date on which such Company Warrant expires. The Company has Made Available to Parent accurate and complete copies of all Company Warrants and all related agreements.

(d) Except as set forth in Parts 3.3(b) and 3.3(c) of the Disclosure Schedule, there is: (i) as of the date of this Agreement, no outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) as of the date of this Agreement, no outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) no stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Company Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) All outstanding shares of Company Common Stock, Company Options, Company Warrants and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

3.4. SEC Filings; Internal Controls and Procedures; Financial Statements.

(a) Except as set forth on Part 3.4(a) of the Disclosure Schedule, the Company has filed with the SEC all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2005, and all amendments thereto (the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. The Company has Made Available to Parent accurate and complete copies of each Company SEC Document (including each exhibit thereto) that is not publicly available through the SEC’s EDGAR database. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that: (i) all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c) The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 24, 2009, and such assessment concluded that such controls were effective. Since June 24, 2009, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(d) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents, there have been no deficiencies or weaknesses identified in writing by the Company or the Company’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by the Company and its consolidated Subsidiaries.

(e) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Company that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(f) Part 3.4(f) of the Disclosure Schedule lists all securitization transactions, special purpose entities, unconsolidated Subsidiaries, joint ventures, material minority interest investments and all other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or the Former Subsidiary since January 1, 2005. The Company does not have any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

(g) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(h) Except as set forth on Part 3.4(h) of the Disclosure Schedule, the Company is, in all material respects, in compliance with (i) the applicable rules and regulations of the NASDAQ Stock Market LLC, (ii) the applicable listing requirements of the NASDAQ Capital Market, and (iii) the applicable provisions of the Sarbanes-Oxley Act, and has not since January 1, 2005 received any notice asserting any non-compliance with the rules and regulations of the NASDAQ Stock Market LLC, the listing requirements of the NASDAQ Capital Market or the applicable provisions of the Sarbanes-Oxley Act.

3.5. Absence of Changes. Since the date of the Year-End Balance Sheet:

(a) there has not been any Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

(c) the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than repurchases from employees of the Company following termination of employment pursuant to the terms of applicable pre-existing restricted stock purchase agreements;

(d) the Company has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 3.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Equity Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) the Company has not: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any material right; except for, in each case, rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(g) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $20,000 in each case and $100,000 in the aggregate;

(h) the Company has not: (i) lent money to any Person in excess of $250,000 in the aggregate; or (ii) incurred or guaranteed any indebtedness (other than indebtedness for reimbursement of expenses made in the ordinary course of business) in excess of $250,000 in the aggregate;

(i) the Company has not: (i) adopted, established or entered into any Company Employee Plan; (ii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(j) to the Knowledge of the Company, there has been no violation of, and neither the Company’s board of directors nor any committee of the Company’s board of directors has granted any waiver with respect to, the Company’s Code of Ethics;

(k) the Company has not changed any of its methods of accounting or accounting practices in any material respect, except as required by GAAP;

(l) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(m) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(l)” above.

3.6. Title to Assets. The Company owns, and has good and valid title to, all assets reflected on the Year-End Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Year-End Balance Sheet, free and clear of any Encumbrances, except for: (i) any Encumbrance for current taxes not yet due and payable; (ii) Encumbrances that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (iii) Encumbrances described in Part 3.6 of the Disclosure Schedule (clauses “(i)” through “(iii),” collectively, “Permitted Encumbrances”). The Company is the lessee of, and holds valid leasehold interests in, all leasehold estates reflected in the Year-End Balance Sheet and has enjoyed undisturbed possession of such leasehold estates.

3.7. Receivables; Customers; Inventories; Cash.

(a) All existing accounts receivable of the Company (including those accounts receivable reflected on the Year-End Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Year-End Balance Sheet and have not yet been collected): (i) represent, in all material respects, valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and, to the Knowledge of the Company, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $250,000 in the aggregate).

(b) Part 3.7(b) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for more than 5% of the consolidated gross revenues of the Company in the fiscal year ended June 24, 2009. The Company has not received any written notice or, to the Knowledge of the Company, other communication indicating that any such customer is ceasing, will cease or plans to cease dealing with the Company.

(c) The inventory of the Company reflected on the Year-End Balance Sheet was as of June 24, 2009, and the current inventory of the Company (the “Current Inventory”) is, in all material respects, in usable and saleable condition in the ordinary course of business. The Current Inventory is not, in any material respect, excessive and is, in all material respects, adequate in relation to the requirements of the businesses of the Company, and none of the Current Inventory is obsolete, slow moving, unmarketable or of limited value in relation to the businesses of the Company, in any material respect. The finished goods, work in progress, raw materials and other materials and supplies included in the Current Inventory are, in all material respects, of a standard that is at least as high as the generally accepted standard prevailing in the industries in which the Company operate.

(d) The cash equivalents and short-term investments of the Company are liquid and unimpaired. The Year-End Balance Sheet accurately reflects the fair market value of the cash equivalents and short-term investments of the Company as of June 24, 2009. Except as set forth in Part 3.7(d) of the Disclosure Schedule, none of the cash, cash equivalents or short-term investments of the Company is subject to any restriction or other Encumbrance.

3.8. Real Property; Equipment.

(a) The Company does not own a fee interest in any real property. Part 3.8(a) of the Disclosure Schedule sets forth an accurate and complete description of each real property lease pursuant to which the Company leases real property from any other Person. (All real property leased to the Company, including all buildings, structures, fixtures and other improvements leased to the Company, are referred to as the “Leased Real Property.”) The present use and operation of the Leased Real Property is, in all material respects, in compliance with all applicable zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements. To the Knowledge of the Company, no Legal Proceeding is pending or has been threatened that challenges or adversely affects the continuation of the present leasehold ownership, use or operation of any Leased Real Property by the Company. To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present ownership, use or operation of any Leased Real Property by the Company. Except as set forth on Part 3.8(a) of the Disclosure Schedule, there are no subleases, licenses, occupancy agreements or other contractual obligations to which the Company is party that grant the right of use or occupancy of any of the Leased Real Property to any Person other than the Company, and there is no Person in possession of or with a right to occupy, any of the Leased Real Property other than the Company.

(b) All items of equipment and other tangible assets owned by or leased to the Company are, in all material respects, adequate for the uses to which they are being put, in good condition and repair (ordinary wear and tear excepted) and adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted.

3.9. Intellectual Property.

(a) Part 3.9(a) of the Disclosure Schedule accurately identifies:

(i) in Part 3.9(a)(i) of the Disclosure Schedule: (A) each item of Registered IP that is part of the Company IP; (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; provided, however, that nothing in this Agreement shall constitute any representation or warranty by Company that any Registered IP, if an application for registration, shall proceed to grant or registration.

(ii) in Part 3.9(a)(ii) of the Disclosure Schedule: (A) each Contract (including any Contract entered into in settlement or avoidance of litigation) pursuant to which any material Intellectual Property or Intellectual Property Right is licensed or otherwise provided (but not assigned) to the Company (other than implied licenses to Intellectual Property Rights where the Company receives a license to the Intellectual Property which embodies the Intellectual Property Rights, or software license agreements for any third-party software that is generally available on standard terms or is licensed under an Open Source License); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license); and

(iii) in Part 3.9(a)(iii) of the Disclosure Schedule: (A) each license or cross-license (other than implied licenses to Intellectual Property Rights where the Company receives a license to the Intellectual Property which embodies the Intellectual Property Rights) to which the Company is a party pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP; and (B) whether these licenses, rights and interests are exclusive or nonexclusive.

(b) The Company has sufficient rights to all of the material Intellectual Property and Intellectual Property Rights in or relating to the Company Products and necessary to conduct its business in the manner that such business is, as of the date of this Agreement, being conducted by the Company and planned by the Company to be conducted.

(c) All Company IP is valid, subsisting and enforceable. The Company is not bound by, and no Company IP is subject to, any settlement, Legal Proceeding, Order or stipulation that limits or restricts, or would limit or restrict, in any material respect the ability of the Company to use, transfer, license, exploit, assert or enforce any Company IP or that may adversely affect the validity of any Company IP differently from the manner in which such Company IP is, as of the date of this Agreement, being used by the Company and planned by the Company to be used. The Company has taken sufficient reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, all material proprietary information held by the Company, or purported to be held by the Company, as a trade secret.

(d) Neither the execution, delivery or performance of this Agreement or the Stockholder Agreements, nor the consummation of the Offer or the Merger or any of the other Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) an obligation to make any payment or royalties or the loss or acceleration of any payment or royalties; (iii) a breach, modification, cancellation, termination or suspension of any Contract listed or required to be listed in Part 3.9(a) of the Disclosure Schedule or any Material Contract relating to any Company IP; (iv) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP; or (vi) any restriction on pursuing any claim or enforcing any material Intellectual Property Right or any other material restriction, including any noncompetition restriction, on the operation or scope of the business of the Company.

(e) To the Knowledge of the Company, since January 1, 2007, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

(f) Except as set forth in Part 3.9(f) of the Disclosure Schedule, neither the Company nor any of the Company Products, since January 1, 2007, has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated (where such infringement, misappropriation, or violation has not been settled, dismissed or otherwise concluded) or currently infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates any Intellectual Property Right of any other Person.

(g)(i) No infringement, misappropriation or similar claim or Legal Proceeding is pending (other than office actions in connection with applications for Registered IP) or, to the Knowledge of the Company, threatened against the Company, and (ii) since January 1, 2007, the Company has not received any requests for indemnification or received written notice of any claims from any Person that is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding (excluding any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(h) Except for the Company’s obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based on Company Products as part of the ordinary course of business, the Company has not assumed, or agreed to discharge or otherwise take responsibility for, any obligation to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or similar claim relating to Intellectual Property Rights.

(i) Except as set forth in Part 3.9(i) of the Disclosure Schedule, the Company has complied at all applicable times and in all material respects with all Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, user data, or Personal Data and none of (i) the execution, delivery, or performance of this Agreement or the Stockholder Agreement, (ii) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, or (iii) Parent’s possession or use of any user data, will or could reasonably be expected to result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy or Personal Data.

3.10. Contracts.

(a) Part 3.10 of the Disclosure Schedule identifies each Company Contract that constitutes a Material Contract (as defined below). For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract imposing any material restriction on the right or ability of the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; (F) to bring any claim or enforce any Intellectual Property right against any Person; or (G) to transact business or deal in any other manner with any other Person;

(ii) any Contract of the type required under Section 3.9 to be identified on the Disclosure Schedule;

(iii) any Contract relating to the disposition or acquisition by the Company of a business unit or material amount of assets outside the ordinary course of business;

(iv) any Contract that provides for indemnification of any Indemnified Person (as defined in Section 6.4(a));

(v) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate;

(vi) any Contract (other than Contracts evidencing Company Options): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing to or imposing upon the Company any right of first refusal with respect to, or right or obligation to repurchase or redeem, any securities;

(vii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for (A) Contracts which do not differ materially from the standard forms Made Available by the Company to Parent, (B) the Company’s obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based solely on Company Products that are contained in Company Contracts entered into in the ordinary course of business, and (C) the Company’s obligations to indemnify certain licensors, suppliers and other vendors that are contained in Company Contracts entered into in the ordinary course of business;

(viii) any Contract containing “standstill” or similar provisions;

(ix) any other Contract, if a breach or termination of such Contract would constitute a Company Material Adverse Effect; and

(x) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

(b) The Company has Made Available to Parent an accurate and complete copy of each Material Contract. To the Company’s Knowledge, there are no agreements, understandings, arrangements or courses of dealing between the Company and any third party, written or oral, explicit or implicit, that could result in any Material Contract, being interpreted or enforced other than in accordance with the explicit terms thereof that have been disclosed to Parent prior to the date of this Agreement.

(c) Each Material Contract is valid and in full force and effect, and is enforceable against the Company (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, and subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d)(i) The Company is not in material violation or breach of, or in default under, any Material Contract; (ii) to the Knowledge of the Company, no other Person is in material violation or breach of, or in default under, any Material Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Material Contract; or (B) give any Person the right to cancel, terminate, modify or declare a default or exercise any remedy under any Material Contract; and (iv) the Company has not received any written notice from another party to a Material Contract asserting that the Company is in breach of or default under any such Material Contract.

3.11. Company Products.

(a) Since January 1, 2009, to the Knowledge of the Company, the Company has not received any written notice from any material supplier threatening to cease supplying products to the Company.

(b) Except as set forth in Part 3.11(b) of the Disclosure Schedule, the Company is not bound by any Contract that limits or restricts the ability of the Company to develop, manufacture, market or sell any Company Product for any period of time, in any territory, to or for any particular customer or group of customers or in any other material respect.

3.12. No Undisclosed Liabilities. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified in the Year-End Balance Sheet of the Company (or the notes thereto); (b) normal and recurring current liabilities that have been incurred by the Company since the date of the Year-End Balance Sheet in the ordinary course of business and consistent with past practice; and (c) liabilities for performance of obligations of the Company under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts Made Available to Parent prior to the date of this Agreement.

3.13. Compliance with Legal Requirements. Except as set forth on Part 3.13 of the Disclosure Schedule, the Company is, and the Company and the Former Subsidiary have at all times since January 1, 2007 been in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2007, neither the Company nor the Former Subsidiary has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or other Person, or otherwise obtained Knowledge, regarding any actual or possible violation of, inquiry or investigation relating to or failure of the Company or the Former Subsidiary, or any of their respective Representatives, to comply with any material Legal Requirement, or any actual or possible violation by any Person of, or failure by any Person to comply with, any Legal Requirement relating to the Company Common Stock or the purchase or sale of Company Common Stock, or any inquiry or investigation relating to any of the foregoing.

3.14. Certain Business Practices. Neither the Company nor any director, officer, other employee or agent of the Company has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.15. Governmental Authorizations. Except as set forth on Part 3.15 of the Disclosure Schedule, (a) The Company holds all Governmental Authorizations necessary to enable the Company to conduct its businesses in the manner in which such businesses are currently being conducted, (b) all such Governmental Authorizations are valid and in full force and effect, and (c) the Company is, and at all times since January 1, 2007 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2007, the Company has not received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body regarding: (i) any violation of or failure to comply with any term or requirement of any such Governmental Authorization; or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

3.16. Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the Company with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (taking into account any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, stockholder or other Person. There are no material unsatisfied liabilities of the Company (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any Tax (other than liabilities for Taxes that are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Year-End Balance Sheet).

(b) To the Knowledge of the Company, except as set forth in Part 3.16(b) of the Disclosure Schedule, since January 1, 2007, no Company Return has been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted by the Company or other Person(s) authorized by the Company, and no such extension or waiver has been requested in writing from the Company. The Company has not received any notice or other communication in writing that any Company Return will be subject to an audit that has not commenced.

(c) No Legal Proceeding with respect to Tax is pending or, to the Knowledge of the Company, threatened against or with respect to the Company. There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

(d) The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) Part 3.16(e) of the Disclosure Schedule sets forth each country or state in which the Company files a Tax Return. Since January 1, 2007, no written claim has been received by the Company from any Governmental Body in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in a material Tax obligation.

(f) There are no agreements relating to allocating or sharing of Taxes to which the Company is a party. The Company is not liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any agreement providing for payments by the Company with respect to any amount of Taxes of any other Person. For the purposes of this Section 3.16(f), commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company and commercially reasonable agreements for the allocation of payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold by the Company in the ordinary course of business shall be disregarded.

(g) The Company is not, and has not been since January 1, 2007, either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h) The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i) The Company is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Tax law).

(j) Except as set forth on Part 3.16(j) of the Disclosure Schedule, the Company has Made Available to Parent accurate and complete copies of all federal and state income Tax Returns of the Company for all Tax years that remain open or are otherwise subject to audit, and all other material Tax Returns of the Company filed after December 31, 2006. The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

(l) The Company has never participated in an international boycott as defined in Section 999 of the Code.

(m) The Company is not and has never been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(n) The Company has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(o) The Company is not a party to a gain recognition agreement under Section 367 of the Code.

(p) Since January 1, 2007, the Company is not and has not been a party to a transaction or agreement that is in conflict with, in any material respect, the Tax rules on transfer pricing in any relevant jurisdiction. None of the transactions by the Company (or other related party) that occurred on or after January 1, 2007 is subject to any material adjustment, apportionment, allocation or re-characterization under Section 482 of the Code or any similar federal, state or local or foreign rule or regulation, and all of such transactions have been effected on an arm’s length basis. The Company has made available to Parent copies or descriptions of all intercompany agreements (whether or not in writing) that were entered into on or after January 1, 2007 and relate to transfer pricing.

(q) The Company is, in all material respects, in compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any Governmental Body.

3.17. Employee and Labor Matters; Benefit Plans.

(a) The Company has Made Available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates.

(b) To the Knowledge of the Company, no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material effect on the business or operations of the Company or, following the Merger, Parent or any of its Subsidiaries.

(c) The Company is not a party to or bound by any collective bargaining agreement or union contract, and no collective bargaining agreement is being negotiated by the Company. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Company employees. There is no labor dispute, strike or work stoppage pending against the Company or, to the Knowledge of the Company, threatened against the Company. The Company has not committed and, to the Knowledge of the Company, the Company has not been accused of committing any unfair labor practice in connection with the operation of its business that could reasonably be expected to result in a material liability to the Company. There are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, could reasonably be expected to result in a material liability to the Company.

(d) None of the current or former independent contractors of the Company is required to be reclassified as an employee.

(e) Part 3.17(e)(i) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan and each Company Employee Agreement. Except as set forth in Part 3.17(e)(ii) of the Disclosure Schedule, the Company does not intend, and the Company has not committed, to establish or enter into any new Company Employee Plan, Foreign Plan or Company Employee Agreement, or to modify any Company Employee Plan, Foreign Plan or Company Employee Agreement (except to conform any such Company Employee Plan, Foreign Plan or Company Employee Agreement to the requirements of Section 409A of the Code or any other applicable Legal Requirements).

(f) Except as set forth on Part 3.17(f) of the Disclosure Schedule, the Company has Made Available to Parent accurate and complete copies of: (i) each material Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent annual reports/filings, if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) the most recent annual and periodic accounting of Company Employee Plan assets, if any, for each Company Employee Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all material correspondence to or from any Governmental Body relating to any Company Employee Plan since January 1, 2007; and (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(g)  (i) The Company and each of the Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, each Foreign Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements.

(ii) Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable, on which the adopting employer is entitled to rely) as to its qualified status under the Code, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Employee Plan.

(iii) No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Company Employee Plan.

(iv) There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan.

(v) There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan.

(vi) The Company and each of the Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(h) Neither the Company nor any Company Affiliate has at any time in the past six (6) years maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code.

(i) Except as set forth in Part 3.17(i) of the Disclosure Schedule, no Company Employee Plan or Company Employee Agreement provides (except at no cost to the Company or any Company Affiliate) post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(j) Except as set forth in Part 3.17(j) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Offer or the Merger or any of the other Contemplated Transactions will (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan or Company Employee Agreement that will result (either alone or in connection with any other circumstance or event) in or give rise to: (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) any “parachute payment” within the meaning of Section 280G(b)(2) of the Code. The Company is not a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(k) Except as set forth in Part 3.17(k) of the Disclosure Schedule, each of the Company and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Associates; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by applicable Contracts to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(l) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). The Company is not a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(m) There are no loans or other advances that have been made by the Company to any Company Associate that are currently outstanding, other than expense advances made to employees in the ordinary course of business.

(n) To the Knowledge of the Company, except as set forth in Part 3.17(n) of the Disclosure Schedule, no executive officer of the Company or other employee of the Company at the level of Vice President or above: (i) has indicated his or her intent to terminate his or her employment with the Company; or (ii) has received an offer to join a business that could reasonably be expected to be competitive with the Company’s business.

3.18. Environmental Matters.

(a) The Company: (i) is and has since January 1, 2007 been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Laws (as defined below); and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof.

(b) The Company has not received any written notice or, to the Knowledge of the Company, other communication, whether from a Governmental Body that alleges that the Company is not or might not be in compliance in any material respect with any Environmental Law.

(c) To the Knowledge of the Company: (i) all Leased Real Property and any other property that is or was controlled or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined below) or material environmental contamination of any nature caused by the Company; (ii) none of the Leased Real Property or any other property that is or was controlled or used by the Company contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Leased Real Property or any other property that is or was controlled or used by the Company contains any septic or other tanks or leach field or other area into which process wastewater or any Materials of Environmental Concern have been Released (as defined below) by the Company.

(d) The Company has never Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Laws.

(e) To the Knowledge of the Company, the Company has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(f) For purposes of this Section 3.18: (i) “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Environmental Law; and (iii) “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

3.19. Insurance. Except as set forth on Part 3.19 of the Disclosure Schedule, the Company has Made Available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company. Each of such insurance policies is in full force and effect. Since January 1, 2007, the Company has not received any (a) written notice or, to the Knowledge of the Company, other communication regarding any cancellation or invalidation of any such insurance policy; or (b) written notice of refusal of any coverage or rejection of any material claim under any such insurance policy. Except as set forth in Part 3.19 of the Disclosure Schedule, there is no pending workers’ compensation claim under any insurance policy of the Company. With respect to each Legal Proceeding that has been filed against the Company, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed the Company of its intent to do so.

3.20. Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between June 24, 2009 and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.21. Legal Proceedings; Orders.

(a) Except as set forth in Part 3.21(a) of the Disclosure Schedule, there is not pending any Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding that involves the Company or any of the assets owned or used by the Company.

(b) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no named executive officer of the Company is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

3.22. Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Offer, the Merger and this Agreement are advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Offer and the Merger; (c) unanimously resolved to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement; and (d) to the extent necessary, adopted a resolution having the effect of causing the Contemplated Transactions not to be subject to Section 203 of the DGCL. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.23. Vote Required. If required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other Contemplated Transactions.

3.24. Non-Contravention; Consents. Except as set forth in Part 3.24 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or the Stockholder Agreements, nor (2) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Charter Documents of the Company; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company;

(b) in any material respect, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c) in any material respect, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d) in any material respect, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Material Contract; (ii) accelerate the maturity or performance of any such Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any such Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company, except for Permitted Encumbrances; or

(f) result in the transfer of any material asset of the Company to any Person (except as contemplated by this Agreement).

Except as set forth in Part 3.24 of the Disclosure Schedule, the Company is not and will not be required to make any filing with, give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by the Company, (y) the execution, delivery or performance of the Stockholder Agreements or (z) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, except as may be required by the Securities Act, the Exchange Act, the DGCL, any applicable state or foreign securities laws, the HSR Act, any foreign antitrust Legal Requirement and the NASD Bylaws.

3.25. Fairness Opinion. The Company’s board of directors has received the written opinion of Houlihan, Lokey, Howard & Zukin Capital, Inc. (“Houlihan Lokey”), financial advisor to the Company, dated December 7, 2009, to the effect that, as of the date of such opinion and subject to the matters set forth in such opinion, the Per Share Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than any Affiliates of the Company or Parent, Acquisition Sub and their respective Affiliates). The Company has furnished (solely for informational purposes) a copy of said written opinion to Parent.

3.26. Financial Advisor. Except for Houlihan Lokey, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.27. Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents and the Schedule 14D-9 are mailed to stockholders of the Company or at any time between the time the Offer Documents are filed with the SEC and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by the Company with respect to written information supplied by Parent or Acquisition Sub specifically for inclusion in the Schedule 14D-9 or the Proxy Statement.

Section 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as explicitly set forth in (i) the Annual Report on Form 10-K filed by Parent with the SEC with respect to the fiscal year ended September 26, 2009, (ii) any Current Reports on Form 8-K filed by Parent with the SEC since the filing date of the Form 10-K referred to above, and (iii) the Quarterly Reports on Form 10-Q filed by Parent with the SEC since the filing date of the Form 10-K referred to above (excluding any “risk factors” or similar statements that are cautionary, predictive or forward-looking in nature (but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements) in a manner where the relevance of such information to a particular representation and warranty below is readily apparent, Parent and Acquisition Sub represent and warrant to the Company as follows:

4.1. Due Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. Parent is qualified to do business as a foreign corporation, and is in good standing (except for any jurisdiction that does not recognize such concept) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, do not constitute a Parent Material Adverse Effect.

(b) Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

4.2. Certificate of Incorporation and Bylaws. Parent has Made Available to the Company accurate and complete copies of its and Acquisition Sub’s certificate of incorporation, bylaws and other charter and organizational documents (collectively the “Parent Charter Documents”), each as currently in effect.

4.3. [Intentionally deleted].

4.4. SEC Filings; Financial Statements.

(a) Parent has filed with the SEC all registration statements, proxy statements, Certifications and other statements, reports, schedules, forms and other documents required to be filed by Parent with the SEC since January 1, 2005, and all amendments thereto (the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. Parent has Made Available to the Company accurate and complete copies of each Parent SEC Document (including each exhibit thereto) that is not publicly available through the SEC’s EDGAR database. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents are accurate and complete, and comply as to form and content with all applicable Legal Requirements.

(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than Parent are required by GAAP to be included in the consolidated financial statements of Parent. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents, there have been no deficiencies or weaknesses identified in writing by Parent or Parent’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by Parent and its consolidated Subsidiaries.

4.5. Authority; Binding Nature of Agreement. Parent and Acquisition Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.6. [Intentionally deleted].

4.7. Absence of Changes. Since June 28, 2009, except as otherwise contemplated by this Agreement, there has not been any Parent Material Adverse Effect.

4.8. Non-Contravention; Consents. Except as does not constitute a Parent Material Adverse Effect, neither (1) the execution, delivery or performance by Parent or Acquisition Sub of this Agreement, nor (2) the consummation by Parent or Acquisition Sub of the Offer, the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Parent Charter Documents; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Acquisition Sub; or

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent, Acquisition Sub or any of the assets owned or used by either of them, is subject.

Each of Parent and Acquisition Sub is not and will not be required to make any filing with, give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by Parent or Acquisition Sub, or (y) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, except as may be required by the Securities Act, the Exchange Act, the DGCL, any applicable state or foreign securities laws, the HSR Act, any foreign antitrust Legal Requirement and the NASD Bylaws.

4.9. Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company or at any time between the time the Offer Documents are filed with the SEC and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Acquisition Sub with respect to written information supplied by the Company specifically for inclusion in the Offer Documents.

4.10. Funds. Parent or Acquisition Sub will have, at the Acceptance Time, sufficient funds available to satisfy the obligation to pay the Per Share Consideration for each share of Company Common Stock validly tendered (and not withdrawn) in the Offer, and Parent or Acquisition Sub will have, at the Effective Time, sufficient funds available to satisfy the obligation to pay the Per Share Consideration for each share of Company Common Stock that is converted into the right to receive the Per Share Consideration pursuant to Section 2.5(a)(iii) in connection with the Merger.

Section 5. CERTAIN COVENANTS OF THE PARTIES

5.1. Access and Investigation. During the period from the date of this Agreement through the earlier of (1) the Effective Time and (2) the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Company to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of the Company to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i) all material operating and financial reports prepared by the Company for the Company’s senior management, including copies of the unaudited monthly consolidated balance sheets of the Company and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows;

(ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

(iii) any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) sent by or on behalf of the Company to any party to any Company Contract that constitutes a Material Contract or sent to the Company by any party to any Company Contract that constitutes a Material Contract;

(iv) any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company in connection with the Offer or the Merger or any of the other Contemplated Transactions; and

(v) any material notice, report or other document received by the Company from any Governmental Body.

During the Pre-Closing Period, Parent shall promptly provide the Company with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of Parent or Acquisition Sub in connection with the Offer or the Merger or any of the other Contemplated Transactions. Without limiting the effect of any of the other obligations set forth in this Agreement, before filing any document with or furnishing any document to the SEC or any other Governmental Body in connection with the Offer or the Merger or any of the other Contemplated Transactions, each party shall consult with the other party regarding the proposed content of such document. All information obtained pursuant to this Section 5.1 shall be subject to the Confidentiality Agreement to the extent such information constitutes Confidential Information (as defined in the Confidentiality Agreement).

5.2. Operation of the Company’s Business.

(a) Except in each case (x) as specifically required by any other provision of this Agreement or specifically set forth in Part 5.2(a) of the Disclosure Schedule, (y) as required by any applicable Legal Requirement, or (z) with the prior written consent of Parent, during the Pre-Closing Period: (i) the Company shall conduct its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance, in all material respects, with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having business relationships with the Company; (iii) the Company shall keep in full force all insurance policies referred to in Section 3.19 (other than any such policies that are immediately replaced with substantially similar policies); and (iv) the Company shall promptly notify Parent of (A) any written notice or other communication of which the Company has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to, involving or otherwise affecting the Company that relates to the consummation of the Offer or the Merger or any of the other Contemplated Transactions. Except in each case (x) as specifically required by any other provision of this Agreement, (y) as required by any applicable Legal Requirement, or (z) with the prior written consent of the Company, during the Pre-Closing Period, Parent shall promptly notify the Company of (A) any written notice or other communication of which Parent has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of Parent, threatened against, relating to, involving or otherwise affecting Parent or Acquisition Sub that relates to the consummation of the Offer or the Merger or any of the other Contemplated Transactions.

(b) Except in each case (x) as specifically required by any other provision of this Agreement or specifically set forth in Part 5.2(b) of the Disclosure Schedule, (y) as required by any applicable Legal Requirement, or (z) with the prior written consent of Parent, during the Pre-Closing Period (which consent shall not be unreasonably withheld, conditioned or delayed, but only with respect to clauses “(vii),” “(ix),” “(xi),” “(xv), “ “(xvi),” “(xvii),” “(xx),” “(xxi)” and “(xxii)” below), the Company shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, split, combine or reclassify any capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities, other than repurchases from employees of the Company following termination of employment pursuant to the terms of applicable pre-existing restricted stock agreements;

(ii) sell, issue, grant deliver or authorize the sale, issuance, delivery or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices, grant to any employee of the Company below the level of Vice President (x) options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options, containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) or (y) restricted stock units or restricted stock awards (containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) under the Company Equity Plans in connection with either the hiring of such employee during the Pre-Closing Period or the Company’s annual employee review process, provided that (I) any such award grants made to newly-hired employees of the Company shall be made in accordance with the Company’s new hire guidelines set forth in Part 5.2(b)(ii)(I) of the Disclosure Schedule; and (II) any award grants made to Company employees in connection with the Company’s annual employee performance review process, shall be made in accordance with the guidelines set forth in Part 5.2(b)(ii)(I) of the Disclosure Schedule;

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any outstanding Company Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock units, warrant or other security or any related Contract, other than any acceleration of vesting that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement and previously Made Available to Parent;

(iv) amend or permit the adoption of any amendment to any of its Charter Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure (except that the Company may make any capital expenditure that: (A) does not exceed $250,000 individually; and (B) when added to all other capital expenditures made on behalf of the Company during the calendar month in which such capital expenditure is made, does not exceed $2,000,000 in the aggregate);

(vii) other than in the ordinary course of business consistent with past practices (A) enter into or become bound by, or permit any of the material assets owned or used by it to become bound by, any Material Contract or (B) amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(viii) grant any exclusive license or right with respect to any Company IP, other than any grant of Company IP that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement and previously Made Available to Parent;

(ix) enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any Contract the effect of which would be to grant to any Person following the Merger any right or license to any Intellectual Property right owned as of the date of this Agreement by the Company or Parent;

(x) enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any Contract containing, or otherwise subjecting the Company to, any non-competition, exclusivity or other material restriction on the operation of the business of the Company or Parent;

(xi) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, lease or license any right or other asset to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business in connection with the collection of accounts receivable, waive or relinquish any material right;

(xii) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(xiii) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of the Company;

(xiv) permit any cash, cash equivalents or short-term investments of the Company to become subject to any Encumbrance;

(xv) (A) lend money to any Person, incur or guarantee any indebtedness (including capital lease obligations) (other than indebtedness for reimbursement of expenses made in the ordinary course of business) or obtain or enter into any bond or letter of credit or any related Contract, in each case in excess of $50,000 individually or $250,000 in the aggregate, or (B) announce, offer, arrange, syndicate or issue any debt securities (including convertible securities) or announce, arrange or syndicate any bank financing;

(xvi) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to employees that are not at the Vice President level or above in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans to the extent required by Section 409A of the Code and other applicable Legal Requirements; (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with existing bonus and profit sharing plans referred to in Part 3.17(e)(i) of the Disclosure Schedule); and (D) may comply with requirements set forth Company Employee Plans or Company Employee Agreements that are in existence as of the date of this Agreement or are entered into in compliance with this Agreement, each of which was previously Made Available to Parent;

(xvii) hire any employee (A) at the director level with compensation that is inconsistent with the Company’s compensation guidelines or its past practices; (B) at the level of Vice President or above, or (C) with an annual base salary in excess of $150,000;

(xviii) other than in the ordinary course of business consistent with past practices, materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices (other than as required by GAAP) in any respect;

(xix) make any material Tax election, amend any Tax Return or file a claim for refund with respect to any Tax Return described in the first sentence of Section 3.16(j), compromise or settle any Legal Proceeding with respect to any Tax or Tax-related matter, enter into or obtain any Tax ruling or take any action that could reasonably be expected to have a material and adverse impact on the Tax liability of the Company;

(xx) commence any Legal Proceeding, other than Legal Proceedings commenced for the routine collection of bills;

(xxi) settle any claim or Legal Proceeding, other than claims or Legal Proceedings against the Company that do not relate to Tax or Tax-related matters and with respect to which the settlement involves solely the payment by the Company of an amount less than $50,000 individually and less than $250,000 in the aggregate for all such claims and Legal Proceedings settled during the Pre-Closing Period;

(xxii) pay, discharge, settle or satisfy any claims (whether or not commenced prior to the date of this Agreement), except that the Company may pay, discharge, settle or satisfy any claim if the only obligation involved on the part of the Company will be payment of money in an amount not to exceed $50,000 individually and not to exceed $250,000 in the aggregate for all such claims during the Pre-Closing Period; or

(xxiii) agree or commit to take any of the actions described in clauses “(i)” through “(xxii)” of this Section 5.2(b).

(c) Notwithstanding anything in Section 5.2(a) or 5.2(b) to the contrary, if (i) the Parent Designees constitute a majority of the directors sitting on the board of directors of the Company and (ii) the board of directors of the Company expressly directs or authorizes the Company (of its officers) to act or not act in a certain manner, or expressly consents, in advance, to such action or inaction, then such action or inaction shall be deemed not to constitute a breach of Section 5.2(a) or 5.2(b); provided, however, that such direction, authorization or consent, as applicable, of the board of directors of the Company shall be based on a resolution of the entire board of directors (and not the approval of merely the majority of the Continuing Directors, as contemplated by the Section 1.3(c)).

(d) During the Pre-Closing Period, the Company shall promptly notify Parent in writing if the Company has the right to exercise any right or option to repurchase shares of its capital stock from any Company Associate or other Person upon termination of such Person’s service. The Company shall not exercise any such repurchase right except to the extent directed by Parent in writing.

(e) By not later than immediately prior to the Acceptance Time, the Company shall either (i) renegotiate all existing equipment leases that have change in control provisions so that the lessor no longer has the right to either demand accelerated rent or repossess the equipment by reason of the consummation of the Offer or the Merger, or (ii) if the Company shall have been unable to renegotiate all such leases in the manner described above, exercise its buyout option with respect to all of such leases that have not been renegotiated, with the result that the Company shall obtain fee ownership in all such equipment and the lessors’ rights with respect to such equipment shall be terminated. If the Company becomes obligated to exercise such buyout option, but determines in good faith that it has inadequate funds to do so, then the Company shall promptly notify Parent of the amount of funds so required and provide Parent with reasonable documentary evidence supporting such calculation, and Parent shall thereafter either (A) make such funds available to the Company (which the Company shall use solely for the purpose of exercising such buyout option), or (B) waive the Company’s obligation to exercise such buyout option.

(f) During the Pre-Closing Period, Parent shall not, and shall cause its Subsidiaries not to, take any adverse action with respect to the Company that (i) is inconsistent with actions previously taken by Parent or its Subsidiaries in their existing commercial relationship with the Company prior to the date of this Agreement or (ii) impairs, in any material respect, the business, financial condition or results of operations of the Company (it being understood that during the Pre-Closing Period each of Parent and the Company shall continue to operate their businesses with a view towards maximizing the success of their individual businesses).

(g) During the Pre-Closing Period, the Company shall not take any adverse action with respect to Parent that (i) is inconsistent with actions previously taken by the Company in its existing commercial relationship with Parent prior to the date of this Agreement or (ii) impairs, in any material respect, the business, financial condition or results of operations of Parent (it being understood that during the Pre-Closing Period each of Parent and the Company shall continue to operate their businesses with a view towards maximizing the success of their individual businesses).

5.3. No Solicitation; Etc.

(a) Subject to Sections 5.3(c) and 5.3(g), during the Pre-Closing Period, the Company shall not directly or indirectly, and shall not cause or permit any Representatives of the Company to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or providing for any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Company’s and its Representatives’ interactions with Parent, Acquisition Sub and their respective Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any Representative of the Company that, if taken by the Company would constitute a breach of this Section 5.3, shall be deemed to constitute a breach of this Section 5.3 by the Company (whether or not such Representative is purporting to act on behalf of the Company).

(b) [Intentionally deleted].

(c) Nothing in this Agreement shall prohibit the Company or its board of directors from furnishing non-public information regarding the Company to, or entering into discussions or negotiations (including, as a part thereof, exchanging any counterproposals) with, any Person and its Representatives in response to a written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) which the board of directors of the Company determines in good faith (after consultation with its financial advisor(s)) is, or could reasonably be expected to lead to, a Superior Proposal if (i) neither the Company nor any Representative of the Company shall have breached in any material respect any of the provisions set forth in this Section 5.3, (ii) the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action could reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (iii) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, (A) the Company gives written notice to Parent of the identity of such Person and of the Company’s decision to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (B) the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company that are no less favorable to the Company than the confidentiality provisions and use restrictions of the Confidentiality Agreement, and (iv) contemporaneously with or prior to furnishing any such non-public information to such Person, the Company Makes Available to Parent all such non-public information (to the extent such non-public information has not been previously Made Available to Parent).

(d) If the Company or any of its Representatives receives an Acquisition Proposal or any request for non-public information at any time during the Pre-Closing Period (other than from Parent, Acquisition Sub or their respective Representatives), then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or request) advise Parent in writing of such Acquisition Proposal or request (including the identity of the Person making or submitting such Acquisition Proposal or request and the material terms thereof) and provide Parent with a copy of such Acquisition Proposal or request if it is in writing. The Company shall keep Parent promptly informed with respect to any material development relating to such Acquisition Proposal or request and any modification or proposed modification thereto, and provide Parent with copies of such development, modification and proposed modification if they are in writing.

(e) The Company shall immediately cease and cause to be terminated any existing discussions between the Company or any of its Representatives and any Person (other than Parent, Acquisition Sub and their respective Representatives) with respect to any Acquisition Proposal or Acquisition Inquiry pending as of the date of this Agreement.

(f) The Company agrees not to release any Person from, or to amend or waive any provision of, any confidentiality, “standstill,” nonsolicitation or similar agreement to which the Company is or becomes a party or under which the Company has or acquires any rights, and will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent; provided, however, that this Section 5.3(f) shall not preclude the Company from responding to an unsolicited Acquisition Proposal submitted to the Company by a party that is bound by a “standstill” agreement and shall not require the Company to enforce or cause to be enforced its rights under such “standstill” agreement relating to the submission of such unsolicited Acquisition Proposal. The Company also shall promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such Person by or on behalf of the Company.

(g) Notwithstanding any other provision in this Agreement to the contrary:

(i) Subject to the Company’s right to make a Recommendation Change (as defined below) to the extent permitted by Section 5.3(g)(ii) or 5.3(g)(iii), the Company (1) consents to the inclusion of the Company Board Recommendation in the Offer Documents; and (2) agrees that the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and that no resolution of the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent and Acquisition Sub if it shall no longer be unanimous) (any such withdrawal, modification or adoption being referred to in this Agreement as a “Recommendation Change”).

(ii) A Recommendation Change may be made at any time prior to the Acceptance Time if: (i) an Acquisition Proposal is made that did not result from a breach by the Company of any of the provisions of Section 5.3 ; (ii) at least one (1) day prior to the date of any meeting of the Company’s board of directors (or any committee thereof) at which such board of directors (or committee) will consider whether such Acquisition Proposal may constitute a Superior Proposal or whether such Acquisition Proposal may require the Company to make a Recommendation Change, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Acquisition Proposal; (iii) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), (A) that such Acquisition Proposal would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal and (B) that in light of such Acquisition Proposal, the failure to make a Recommendation Change, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, could reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (iv) the Company delivers to Parent a Superior Proposal Notice in accordance with Section 5.3(g)(iv) with respect to such Acquisition Proposal (including as an attachment the Specified Definitive Acquisition Agreement (as defined in Section 5.3(g)(iv)) relating to such Acquisition Proposal) and otherwise complies in all material respects with the notice, negotiation and other requirements set forth in Section 5.3(g)(iv) ; and (v) following the negotiation period(s) described in Section 5.3(g)(iv), the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), and after taking into account any definitive written proposal submitted to the Company by Parent or Acquisition Sub to amend this Agreement or the Offer or to enter into an alternative transaction as a result of any negotiations contemplated by Section 5.3(g)(iv), that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) in light of such Acquisition Proposal, the failure to make a Recommendation Change could reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(iii) A Recommendation Change may also be made at any time prior to the Acceptance Time if: (i) there shall occur or arise after the date of this Agreement a material and fundamental development or material and fundamental change in circumstances that relates to the Company but does not relate to any Acquisition Proposal (any such material development or material change in circumstances unrelated to an Acquisition Proposal being referred to in this Agreement as an “Intervening Event”); (ii) neither the Company nor any Representative of the Company had any Knowledge of such Intervening Event or, as of the date of this Agreement, could reasonably foresee that such Intervening Event would occur; (iii) at least one (1) day prior to the date of any meeting of the Company’s board of directors (or any committee thereof) at which such board of directors (or committee) will consider whether such Intervening Event may require a Recommendation Change, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Intervening Event; (iv) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that, in light of such Intervening Event, the failure to make a

Recommendation Change, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, could reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (v) a Recommendation Change is not made at any time within the period of four (4) business days after Parent receives written notice from the Company confirming that the Company’s board of directors has determined that the failure to make a Recommendation Change in light of such Intervening Event could reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (vi) during such four (4) business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction so that the failure to make a Recommendation Change in light of such Intervening Event could not reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; and (vii) at the end of such four (4) business day period, the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that the failure to make a Recommendation Change could reasonably be expected to constitute a breach of the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Legal Requirements in light of such Intervening Event (taking into account any definitive written proposal submitted to the Company by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction as a result of the negotiations contemplated by clause “(vi)” above).

(iv) Notwithstanding anything to the contrary contained in Section 5.3(g)(ii), a Recommendation Change may not be made pursuant to Section 5.3(g)(ii), and this Agreement may not be terminated pursuant to Section 8.1(e), unless: (i) the board of directors of the Company shall have received an Acquisition Proposal that it has determined to be a Superior Proposal pursuant to Section 5.3(g)(ii) and shall have received from the Person making such Acquisition Proposal a definitive acquisition agreement, duly executed on behalf of such Person, providing for the consummation of the transaction contemplated by such Acquisition Proposal, or other duly executed summary of all of the terms of such Acquisition Proposal (in either case, the “Specified Definitive Acquisition Agreement”); (ii) not less than four (4) business days (or such longer period as provided below) prior to any such Recommendation Change pursuant to Section 5.3(g)(ii) and not less than four (4) business days (or such longer period as provided below) prior to any termination of this Agreement by the Company pursuant to Section 8.1(e), the Company shall have delivered to Parent a written notice (the “Superior Proposal Notice”) stating that the Company (or its board of directors) intends to take such action pursuant to Section 5.3(g)(ii) and/or Section 8.1(e) and intends to enter into the Specified Definitive Acquisition Agreement with respect to such Acquisition Proposal (it being understood and agreed that any determination to send to Parent, or actual delivery to Parent of, a Superior Proposal Notice shall not, in and of itself, constitute a Triggering Event); (iii) during the four (4) business day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (as such period may be extended as provided below), the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; and (iv) any definitive written proposal made by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction during the negotiations described in clause “(iii)” above shall have been considered by the board of directors of the Company in good faith, and, after the expiration of the negotiation period described in clause “(iii)” above, the Company’s board of directors shall have determined in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that such Acquisition Proposal still constitutes a Superior Proposal; provided, however, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including as attachments thereto a copy of the new Specified Definitive Acquisition Agreement relating to such amended Acquisition Proposal), and the negotiation period described in clause “(iii)” above shall be extended by an additional two (2) business days from the date of Parent’s receipt of such new Superior Proposal Notice, with respect to any such amendment.

(h) Nothing in this Agreement shall prohibit the Company or its board of directors from disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, the Company shall first comply with Section 5.3(g)(iii) to the extent applicable to such disclosure and such disclosure may, to the extent provided herein, constitute a Triggering Event.

Section 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1. Stockholder Approval; Proxy Statement.

(a) If the adoption of this Agreement by the Company’s stockholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, take all action necessary or advisable under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) If the adoption of this Agreement by the Company’s stockholders is required by applicable Legal Requirements in order to consummate the Merger, as soon as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, the Company shall prepare and file with the SEC the Proxy Statement. Each of Parent and the Company shall use its reasonable efforts to (A) cause the Proxy Statement to comply in all material respects with applicable Legal Requirements (including the Exchange Act and the Securities Act and the rules and regulations thereunder), (B) respond promptly to any comments received from the SEC or its staff with respect to the Proxy Statement, and (C) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement. The Company (x) shall give Parent reasonable opportunity to comment on any correspondence with the SEC or its staff regarding the Proxy Statement or any proposed material to be included in the Proxy Statement prior to its transmission to the SEC or its staff and (y) shall not transmit any such material to which Parent reasonably objects. The Company shall respond promptly to any comments received from the SEC or its staff with respect to the Proxy Statement, and shall correct promptly any information in the Proxy Statement if and to the extent that it becomes aware that such information shall be or shall have become false or misleading in any material respect. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and, after obtaining the consent of Parent to such amendment or supplement, promptly transmit such amendment or supplement to the Company’s stockholders.

(c) Notwithstanding anything to the contrary contained in this Agreement, if Parent, Acquisition Sub or any other Subsidiary of Parent shall own, by virtue of the Offer or otherwise, in the aggregate at least 90% of the outstanding shares of Company Common Stock, Parent, Acquisition Sub and the Company shall take all actions necessary and appropriate to cause the merger of Acquisition Sub into the Company to become effective as soon as practicable following the time such ownership is first obtained, without a stockholders’ meeting in accordance with Section 253 of the DGCL.

(d) If the adoption of this Agreement by the Company’s stockholders is required by applicable Legal Requirements in order to consummate the Merger, Parent agrees to cause all shares of Company Common Stock owned by Parent, Acquisition Sub or any other Subsidiary of Parent to be present and voted in favor of the adoption of this Agreement at the Company Stockholders’ Meeting.

6.2. Company Options and Company Warrants.

(a) At the Acceptance Time, each Company Option that is outstanding and unexercised as of immediately prior to the Acceptance Time, whether or not vested, shall automatically (and without any action on the part of any party hereto or the holder thereof) be cancelled and cease to represent a right to acquire shares of Company Common Stock, and converted into the right (each, a “Right”) to receive the following:

(i) if the exercise price per share of such Company Option is less than the Per Share Consideration, then an amount of cash determined by multiplying (1) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Acceptance Time, times (2) the amount by which (x) the Per Share Consideration exceeds (y) the exercise price per share of such Company Option; and

(ii) if the exercise price per share of such Company Option is equal to or greater than the Per Share Consideration, then no cash.

The vesting terms previously applicable to any Company Option that is so cancelled and converted into a Right shall continue in full force and effect and in all respects apply to such Right, and the cash payable in respect of such Right, as set forth in clauses “(i)” and “(ii)” above, shall be delivered to the holder of such Right at such times and in the same percentages as the cancelled Company Option would have become vested in connection with or following the acquisition of shares by Acquisition Sub pursuant to the Offer and/or consummation of the Merger. For the avoidance of doubt, any vesting of a Company Option that occurs by reason of the acquisition of shares by Acquisition Sub pursuant to the Offer and/or consummation of the Merger (whether alone or in combination with any other event) shall be given effect by its application to the Right into which such Company Option shall be converted upon its cancellation. At the Acceptance Time, Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each such Company Option and corresponding Right.

(b) Within ten (10) business days following the Acceptance Time, Parent shall send to each former holder of a Company Option a written notice setting forth the amount of cash subject to each Right in respect of a Company Option.

(c) Prior to the Acceptance Time, the Company shall use commercially reasonable efforts to take all action that may be necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 6.2 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.2.

(d) At the Acceptance Time, each Company Warrant that is outstanding immediately prior to the Acceptance Time shall automatically (and without any action on the part of any party hereto or the holder thereof) be cancelled and cease to represent a right to acquire shares of Company Common Stock, and converted into the right to receive an amount of cash determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Acceptance Time, times (B) the amount by which (x) the Per Share Consideration exceeds (y) the exercise price per share of such Company Warrant.

(e) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 6.2 such amounts as Parent or the Surviving Corporation is required to deduct and withhold under the Code, or any provision of state or local Tax law. Notwithstanding the foregoing, no deduction or withholding shall be made with respect to amounts payable in consideration for the Company Warrants if the holder thereof provides documentation reasonably requested by Parent or the Surviving Corporation that evidences that such deduction or withholding is not required.

6.3. Employees, Compensation and Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, all employees of the Company who continue employment with Parent, the

Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) will be provided with base salary, incentive compensation opportunities and employee benefits (excluding equity, equity-based and long-term incentive opportunities) that are no less favorable in the aggregate than that provided by the Company and immediately prior to the Effective Time. Parent agrees that the acquisition of shares of Company Common Stock by Acquisition Sub pursuant to the Offer shall be deemed a “change in control” and/or “change of control” for all purposes under each of the Company Employee Plans and Company Employee Agreements.

(b) If Parent elects not to maintain the Surviving Corporation’s health, vacation or 401(k) plans after the Effective Time, then, subject to any Legal Requirements: (i) all Continuing Employees shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Company prior to the Effective Time. Each such Continuing Employee will receive credit for purposes of eligibility to participate, level of benefits, vesting and vacation, sick and personal time off (but not for purposes of benefit accrual) under such plan, program or policy for years of service with the Company, provided that such credit does not result in a duplication of benefits, compensation, incentive or otherwise. Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Parent’s employee benefit plans in which Continuing Employees are eligible to participate after the Effective Time to be waived with respect to such Continuing Employees and their eligible dependents, and shall provide Continuing Employees and their eligible dependents with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year in which the Effective Time occurs for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any of Parent’s employee benefit plans in which they are eligible to participate after the Effective Time.

(c) Nothing in this Section 6.3 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons (as defined in Section 6.4(a)) to the extent of their respective rights pursuant to Section 6.4, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 6.3(c) shall limit the effect of Section 9.9.

(d) Unless otherwise requested by Parent in writing at least two (2) days prior to the Acceptance Time, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the date on which the Acceptance Time occurs written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

(e) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Contemplated Transactions, the Company shall cooperate with Parent to ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, neither the Company nor any ERISA Affiliate shall communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which shall not be unreasonably withheld.

6.4. Indemnification of Officers and Directors.

(a) Parent and the Company agree that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current (as of the Effective Time) or former directors or officers of the Company (each, an “Indemnified Person”) as provided in the Charter Documents or in any Indemnification Agreement (as defined below) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Charter Documents as in effect as of the date of this Agreement or in any Indemnification Agreements, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Person; provided, however, that all rights to exculpation, indemnification and advancement of expenses in favor of such Indemnified Person in respect of any Action (as defined in Section 5.5(b)) pending or asserted or any claim made against them within such six-year period shall continue until the final disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.4. For purposes of this Agreement, “Indemnification Agreement” shall mean any indemnification agreement between the Company and an Indemnified Person, as such agreement is in effect as of the date of this Agreement.

(b) Without limitation of any superior rights in the Charter Documents or any Indemnification Agreement, Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Person to the fullest extent permitted by applicable Legal Requirements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) arising out of, relating to or in connection with any action or omission by such Indemnified Person occurring or alleged to have occurred at or before the Effective Time (whether such Action is asserted or claimed prior to, at or after the Effective Time) in connection with such Indemnified Person serving as an officer or director of the Company or at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such Action.

(c) Prior to the Effective Time, the Company shall purchase and prepay a six-year “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (the “Existing D&O Policies”) with respect to matters arising at or before the Effective Time, covering without limitation the Contemplated Transactions (the “Tail Policy”); provided, however, that if such “tail” policy is not available at a cost equal to or less than 300% of the aggregate annual premiums paid by the Company during the most recent policy year for the Existing D&O Policies (the “Maximum Premium Amount”), the Company shall purchase the best coverage as is reasonably available for such amount. Parent shall cause the Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In the event that any of the carriers issuing or reinsuring the Tail Policy shall become insolvent or otherwise financially distressed such that any of them is unable to satisfy its financial obligations under the Tail Policy at any time during the aforementioned six-year period, Parent agrees that it shall, from time to time, cause the Tail Policy to be replaced with another prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the Tail Policy, with a term extending for the remainder of such six-year period (the “New Tail Policy”); provided, however, that in no event shall the maximum amount that Parent is required to expend to obtain any New Tail Policy under this Section 6.4(c) exceed the amount by which the Maximum Premium Amount exceeds the sum of (i) the premium paid by the Company for the Tail Policy plus (ii) the aggregate premium(s) paid by Parent and the Surviving Corporation to obtain any other New Tail Policy. In such event, references in this Agreement to the Tail Policy shall be deemed to include any New Tail Policy, as applicable.

(d) The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the Charter Documents of the Company or the Surviving

Corporation, under any other indemnification arrangement, under the DGCL or otherwise. The provisions of this Section 6.4 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons.

(e) This Section 6.4 shall be binding on Parent and the Surviving Corporation and their successors and assigns.

6.5. Regulatory Approvals and Related Matters.

(a) Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement and in any event within ten (10) business days, prepare and file: (i) the notification and report forms required to be filed under the HSR Act in connection with the Offer, the Merger and the other Contemplated Transactions; and (ii) if required in connection with the Offer, the Merger and the other Contemplated Transactions, all notifications and other documents under all applicable foreign antitrust- or competition-related Legal Requirements. The Company and Parent shall respond as promptly as practicable to: (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Company, provided that any such action is conditioned upon the consummation of the Offer or the Merger.

(b) Subject to the limitations set forth in Section 6.5(c), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to the limitations set forth in Section 6.5(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Offer and the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement by such party or any of its Subsidiaries in connection with the Offer and the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger or any of the other Contemplated Transactions. Each of Parent and the Company shall provide the other party with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions (including the notification and report forms filed under the HSR Act and other written correspondence with the Federal Trade Commission or the Department of Justice, or with any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters), and shall give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each of Parent and the Company shall promptly deliver to the other party a copy of each such filing or other submission made, each notice given and each Consent obtained. Subject to applicable Legal Requirements and the instructions of any Governmental Body, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, from any Governmental Body and/or third party with respect to such Contemplated Transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Body in respect of any filing, investigation or other inquiry in connection with the Contemplated Transactions.

(c) Notwithstanding anything to the contrary contained in this Section 6.6 or elsewhere in this Agreement, neither Parent nor Acquisition Sub shall have any obligation under this Agreement to take any of the following actions, if Parent determines in good faith that taking such actions could reasonably be expected to materially affect the business or interests of Parent, any of Parent’s Subsidiaries or the Surviving Corporation in any adverse way: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause the Company to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause the Company to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment, or to commit to cause the Company to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Offer or the Merger or any of the other Contemplated Transactions.

6.6. Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of the discovery by the Company of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions or the conditions set forth in Section 7 impossible or would make the failure of any such condition reasonably likely. No notification given to Parent pursuant to this Section 6.6(a) or any information or knowledge obtained pursuant to Section 5.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of the discovery by Parent of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent or Acquisition Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent or Acquisition Sub in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent or Acquisition Sub; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions or the conditions set forth in Section 7 impossible or would make the failure of any such condition reasonably likely. No notification given to the Company pursuant to this Section 6.6(b) or any information or knowledge obtained pursuant to Section 5.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or Acquisition Sub contained in this Agreement.

6.7. Public Announcements. Parent and the Company shall consult with one another before any press release is issued by a party hereto or any public statement is made by a party hereto with respect to the Offer, the Merger or any of the other Contemplated Transactions. Except as otherwise required or permitted by this Agreement, the parties to this Agreement shall not, and shall not permit any of their respective Subsidiaries or Representatives to, make any public disclosure regarding the Offer, the Merger or any of the other Contemplated Transactions unless (a) the other parties shall have approved such disclosure (which approval shall not be unreasonably withheld, conditioned or delayed) or (b) such disclosure is required by applicable Legal Requirements.

6.8. [Intentionally deleted].

6.9. [Intentionally deleted].

6.10. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Offer, the Merger or any of the other Contemplated Transactions or the Stockholder Agreements, and no compromise or full or partial settlement of any such litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.11. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

6.12. Peet’s Merger Agreement. Concurrently with the execution of this Agreement, the Company will terminate the Peet’s Merger Agreement in accordance with its terms.

Section 7. CONDITIONS PRECEDENT TO THE MERGER

The respective obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1. Stockholder Approval. If required by applicable Legal Requirements in order to consummate the Merger, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.2. No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by a Governmental Body having authority over Parent, Acquisition Sub or the Company that makes consummation of the Merger illegal; provided, however, that prior to invoking this Section 7.2, each party shall have used its commercially reasonable efforts to have any such injunction, order or Legal Requirement or other prohibition lifted.

7.3. [Intentionally deleted].

7.4. Consummation of Offer. Shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall have been accepted for payment and paid for pursuant to the Offer; provided, however, that neither Parent nor Acquisition Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Acquisition Sub fails to purchase any shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

SECTION 8. TERMINATION

8.1. Termination. This Agreement may be terminated:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company at any time prior to the Effective Time if any U.S. court of competent jurisdiction or other U.S. Governmental Body having authority over Parent, Acquisition Sub or the Company shall have issued a final and nonappealable judgment, order, injunction, writ or decree, or shall have taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting (A) prior to the Acceptance Time, the acquisition of, or the acceptance for payment or the delivery of consideration for, shares of Company Common Stock pursuant to the Offer or (B) prior to the Effective Time, the Merger, (ii) prior to the Acceptance Time, making the acquisition of or delivery of consideration for shares of Company Common Stock pursuant to the Offer illegal, or (iii) prior to the Effective Time, making the consummation of the Merger illegal; provided, however, that (1) the party to this Agreement seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used commercially reasonable efforts to resist or lift such judgment, order, injunction, writ or decree and (2) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such judgment, order, injunction, writ or decree is attributable to the failure of such party to fulfill any of its obligations under this Agreement;

(c) by either Parent or the Company at any time after February 15, 2010 (the “Termination Date”) and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or prior to the Termination Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Acceptance Time to occur on or prior to the Termination Date is attributable to the failure of such party to fulfill any of its obligations under this Agreement; provided further that, if, on the original Termination Date, the condition set forth in clause “(f)” of Exhibit B shall not have been satisfied or fulfilled but all other conditions to the Offer shall have been satisfied or fulfilled or shall be capable of being satisfied or fulfilled, then the Termination Date shall automatically be extended until June 15, 2010;

(d) by Parent at any time prior to the Acceptance Time if a Triggering Event shall have occurred;

(e) by the Company at any time prior to the Acceptance Time, in order to accept a Superior Proposal and enter into the Specified Definitive Acquisition Agreement relating to such Superior Proposal, if (i) such Superior Proposal shall not have resulted from a breach by the Company of any of the provisions of Section 5.3, (ii) the Company and its board of directors shall have satisfied in all material respects all of the notice, negotiation and other requirements set forth in Section 5.3(g) with respect to such Superior Proposal and the negotiation period(s) described in Section 5.3(g)(iii) shall have expired, (iii) the Company shall have, or shall have caused to be, paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c), and (iv) the Company enters into the Specified Definitive Acquisition Agreement relating to such Superior Proposal immediately following the termination of this Agreement;

(f) by Parent at any time prior to the Acceptance Time if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case such that the condition set forth in clause “(a)” of Exhibit B or the condition set forth in clause “(b)” of Exhibit B would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in clause “(c)” of Exhibit B would not be satisfied; provided, however, that if such inaccuracy or breach is curable by the Company within 30 days after receiving notice thereof and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach (1) during the 30-day period commencing on the date on which the Company receives notice of such inaccuracy or breach or (2) after such 30-day period if such inaccuracy or breach shall have been cured in a manner such that such inaccuracy or breach no longer results in the applicable condition set forth in Exhibit B not being satisfied;

(g) by the Company at any time prior to the Acceptance Time if: (i) Parent’s representations and warranties contained in this Agreement shall have failed to be accurate in all respects as of the date of this Agreement or shall have failed to be accurate in all respects as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), and the inaccuracy in such representations and warranties has had or could reasonably be expected to have or result in a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded; (ii) Parent or Acquisition Sub shall have materially failed to comply with or perform its obligations under Sections 1.1(a) or 6.5(a); or (iii) Parent or Acquisition Sub shall have materially failed to comply with or perform each covenant set forth in this Agreement (other than the covenants set forth in Section 8.1(g)(ii) above) that Parent or Acquisition Sub is required to comply with or perform, and such failure has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; provided, however, that if any inaccuracy or breach described in clause “(i),” clause “(ii)” or clause “(iii)” above is curable by Parent or Acquisition Sub within 30 days after receiving notice thereof and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach (1) during the 30-day period commencing on the date on which Parent receives notice of such inaccuracy or breach or (2) after such 30-day period if such inaccuracy or breach shall have been cured in a manner such that such inaccuracy or breach no longer has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; or

(h) by Parent at any time prior to the Acceptance Time if a Company Material Adverse Effect shall have occurred; provided, however, that if the Company can reasonably expect to cause such Company Material Adverse Effect to no longer constitute a Company Material Adverse Effect prior to June 15, 2010 and the Company is continuing to exercise reasonable efforts to cause such Company Material Adverse Effect to no longer constitute a Company Material Adverse Effect, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such Company Material Adverse Effect prior to the expiration time of the Offer.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party pursuant to Section 8.3 at or prior to the time of such termination shall have been paid in full.

8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the termination of this Agreement shall not relieve any party from any liability for any prior material breach of any covenant or obligation contained in this Agreement and shall not relieve any party from any liability for any material breach of any representation or warranty contained in this Agreement, and (c) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to any shares of Company Common Stock accepted for payment pursuant to the Offer prior to such termination. Notwithstanding anything herein to the contrary, (i) except with respect to any liability of the Company for any willful or intentional breach of any covenant or obligation contained in this Agreement, the payment of the Termination Fee (as defined below) shall be the exclusive remedy of Parent and Acquisition Sub with respect to a termination of this Agreement pursuant to Sections 8.1(d) or 8.1(e) or a termination of this Agreement pursuant to Sections 8.1(c)) followed by payment of the Termination Fee pursuant to Section 8.3(b), and (ii) except with respect to any liability of Parent or Acquisition Sub for any willful or intentional breach of any covenant or obligation contained in this Agreement, the payment of the Parent Termination Fee (as defined below) pursuant to Section 8.3(d) shall be the exclusive remedy of the Company with respect to a termination of this Agreement pursuant to Sections 8.1(b), 8.1(c) or 8.1(g) primarily as a result of or primarily in connection with the failure of the condition set forth in clause “(f)” of Exhibit B to be satisfied or fulfilled.

8.3. Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not any shares are purchased pursuant to the Offer and whether or not the Merger is consummated.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), and (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been publicly disclosed, announced or commenced (and not withdrawn at least five (5) business days prior to the time of termination), and (iii) within one (1) year after the date of termination of this Agreement, (A) an Acquisition Transaction is consummated or (B) a definitive agreement contemplating an Acquisition Transaction is executed and such Acquisition Transaction is ultimately consummated, then the Company shall pay to Parent, in cash at the time such Acquisition Transaction (as it may have been modified, including any other Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated, a nonrefundable fee in the amount of $8,517,000 (the “Termination Fee”); provided, however, that for purposes of clause “(iii)” above, all references to “15%” in the definition of Acquisition Transaction shall be deemed to refer to “50%”.

(c) If this Agreement is terminated (i) by Parent at any time pursuant to Section 8.1(d) based upon the occurrence of a “Triggering Event”, or (ii) by the Company pursuant to Section 8.1(e), then the Company shall pay to Parent, in cash at the time specified in the next sentence, the Termination Fee. In the case of any termination of this Agreement by Parent pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company within two (2) business days after such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company at or prior to the time of such termination.

(d) In the event that the Company has not materially breached its obligations under Section 6.5 and this Agreement is terminated by Parent or the Company pursuant to Sections 8.1(b), 8.1(c) or 8.1(g), in each case primarily as a result of or primarily in connection with the failure of the condition set forth in clause “(f)” of Exhibit B to be satisfied or fulfilled, then Parent shall pay to the Company, in cash, a nonrefundable fee in the amount of the Parent Termination Fee within two (2) business days following such termination.

(e) If the Company fails to pay when due any amount payable under Section 8.3(b) or Section 8.3(c), then (i) the Company shall reimburse Parent for all reasonable costs and expenses (including fees and disbursements of legal counsel) actually incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on any amount that is overdue (for the period during which such amount is overdue) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such amount was originally required to be paid.

(f) If Parent fails to pay when due any amount payable under Section 8.3(d), then (i) Parent shall reimburse the Company for all reasonable costs and expenses (including fees and disbursements of legal counsel) actually incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 8.3, and (ii) Parent shall pay to the Company interest on any amount that is overdue (for the period during which such amount is overdue) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such amount was originally required to be paid.

Section 9. MISCELLANEOUS PROVISIONS

9.1. Amendment. Subject to Section 1.3, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which under applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2. Parent Guarantee. Parent shall cause Acquisition Sub to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement, the Offer, the Merger and the other Contemplated Transactions.

9.3. Waiver.

(a) Subject to Section 1.3, at any time prior to the Effective Time, Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which would require the approval of the Company’s stockholders under applicable Legal Requirements without the approval of such stockholders.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4. No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Acceptance Time.

9.5. Entire Agreement; Counterparts. Without limiting Section 8.2, this Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.6. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

9.7. Disclosure Schedule. The fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Disclosure Schedule shall not be deemed an admission that such item is material or that such item constitutes or is reasonably likely to result in a Company Material Adverse Effect. The Disclosure Schedule shall be arranged in separate parts corresponding to the sections contained in Section 3. However, descriptive headings in the Disclosure Schedule are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Disclosure Schedule shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

9.8. Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.9. Assignability; Third Party Beneficiaries. This Agreement shall be binding upon, and except as otherwise provided in Section 6.4, shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by any party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person (other than (i) the parties hereto and (ii) the Indemnified Persons to the extent of their respective rights pursuant to Section 6.4).

9.10. Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two (2) business days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any business day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a business day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any business day and receipt is confirmed, then such communication shall be deemed duly given and made on the business day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative; provided that, in all cases, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, VT 05676

Attention: General Counsel

Facsimile: (802) 882-4400

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Jane D. Goldstein

Facsimile: (617) 951-7050

if to the Company:

Diedrich Coffee, Inc.

28 Executive Park, Suite 200

Irvine, CA 92614

Attention: Chief Financial Officer

Facsimile: (949) 260-6726

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Attention: John M. Williams

Facsimile: (949) 451-4220

9.11. Cooperation. The Company and Parent agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.13. Enforcement. In the event of any breach or threatened breach by Parent or Acquisition Sub, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary or damages remedy: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

9.14. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

/s/ Howard Malovany

By:
Name:	Howard Malovany
Title:	Vice President, Corporate General Counsel and Secretary

PEBBLES ACQUISITION SUB, INC.

/s/ Frances G. Rathke

By:
Name:	Frances G. Rathke
Title:	Vice President, Finance and Chief Financial Officer

DIEDRICH COFFEE, INC.

/s/ Sean M. McCarthy

By:
Name:	Sean M. McCarthy
Title:	CFO

SIGNATURE PAGE

TO

AGREEMENT AND PLAN OF MERGER

EXHIBITS

Exhibit A	–	Certain Definitions

Exhibit B	–	Conditions to the Offer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Exhibit B):

Acceptance Time. “Acceptance Time” shall mean the first time as of which Acquisition Sub accepts any shares of Company Common Stock for payment pursuant to the Offer.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent, Acquisition Sub or any of their respective Subsidiaries or by any of their respective Representatives on their behalf) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent, Acquisition Sub or any of their respective Subsidiaries or by any of their respective Representatives on their behalf) relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions with any Person other than Parent or Acquisition Sub or any of their respective Subsidiaries involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or (iii) in which the Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company.

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to the Company or any Company Affiliate.

Company Board Recommendation. “Company Board Recommendation” shall mean the recommendation of the Company’s board of directors that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt the Agreement.

Exhibit A-1

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which the Company is a party, by which the Company or any of its assets are bound or pursuant to which the Company has any rights.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Associate, other than: (i) any such Contract which is terminable “at will” without any obligation on the part of the Company or any Company Affiliate to make any severance, change in control or similar payment or provide any benefit; (ii) any Company Employee Plan; and (iii) any Foreign Plan.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether written, unwritten or otherwise and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Affiliate for the benefit of any Company Associate; and (b) with respect to which the Company or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that Company Employee Agreements and Foreign Plans shall not be considered Company Employee Plans.

Company Equity Plan. “Company Equity Plan” shall mean any of the following, in each case as amended: the Diedrich Coffee, Inc. 2000 Equity Incentive Plan; the 2000 Non-Employee Directors Stock Option Plan; the Amended and Restated Diedrich Coffee, Inc. 1996 Stock Incentive Plan; the Diedrich Coffee, Inc. 1996 Non-Employee Directors Stock Option Plan; and the J. Russell Phillips Stock Option Agreement.

Company IP. “Company IP” shall mean all material Intellectual Property and Intellectual Property Rights that the Company owns (or purports to own) or in which the Company has (or purports to have) an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, has had or could reasonably be expected to have or result in a material adverse effect on, (1) the business, financial condition or results of operations of the Company or (2) the ability of the Company to consummate the Contemplated Transactions, but shall not include: (i) effects, changes, claims, events or circumstances resulting from (A) changes since the date of the Agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of the Agreement in conditions generally affecting the industry in which the Company operates, (C) changes since the date of the Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of the Agreement in Legal Requirements, (E) any acts of terrorism or war since the date of the Agreement, or (F) any stockholder class action or derivative litigation commenced against the Company since the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; (ii) any adverse impact on the Company’s relationships with employees, customers and suppliers of the Company that is attributable to the announcement or pendency of the Agreement and the Contemplated Transactions, or any other adverse impact on the Company that is directly (and to the extent) attributable to the announcement and pendency of the Contemplated Transactions; (iii) any failure after the date of the Agreement to meet internal or analyst projections or forecasts for any period or changes in the trading price or trading volume of Company Common Stock, in and of itself; or (iv) the taking of any action required to be taken by the Company pursuant to the Agreement or specifically instructed or consented to, in advance and in

Exhibit A-2

writing, by Parent; provided that, (x) in the case of each of clauses “(i)(A),” “(i)(B),” (i)(C),” (i)(D)” and “(i)(E)” above, the exception shall apply so long as and only to the extent that such effects, changes, claims, events or circumstances do not disproportionately impact the Company relative to other participants in the industry or industries in which the Company conducts its business and (y) any facts or circumstances underlying, causing or contributing to any litigation of the type referred to in clause “(i)(F)” of the preceding sentence, or underlying, causing or contributing to any failure or decline of the type referred to in clause “(iii)” of the preceding sentence, in each case that are not otherwise excluded from the definition of a Company Material Adverse Effect, may be taken into account in determining whether there has been or would be a Company Material Adverse Effect.

Company Option. “Company Option” shall mean each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested; provided that the Top-Up Option shall not be considered a Company Option.

Company Pension Plan. “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Company.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or current privacy policy of the Company, including any policy relating to: (a) the privacy of any user of any Company Product or any user of any website of the Company; (b) the collection, storage, disclosure or transfer of any Personal Data; or (c) any employee information.

Company Product. “Company Product” shall mean any product or service that the Company manufactured, marketed, distributed, leased (as lessor), licensed (as licensor) or sold at any time since January 1, 2008.

Company Warrants. “Company Warrants” shall mean all warrants to acquire shares of Company Common Stock from the Company.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of November 19, 2009, between the Company and Parent, as amended through the date hereof.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean: (i) all actions and transactions contemplated by the Agreement, including (A) the Offer and the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, and (B) the Merger; and (ii) all actions and transactions contemplated by the Stockholder Agreements.

Exhibit A-3

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, warrant, note, debenture, indenture, option, warranty, purchase order, license, sublicense, or legally binding commitment or undertaking, and any amendments to any of the foregoing.

Designated Representations. “Designated Representations” shall mean the representations and warranties of the Company contained in Section 3.3 of the Agreement.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.7 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

DOL. “DOL” shall mean the United States Department of Labor.

Employee Plans. “Employee Plans” shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plans, program, practice agreement or commitment and each other employee benefit plan or arrangement, whether written, unwritten or otherwise, funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to or required to be contributed to by the Company and with respect to which the Company has or may have any liability or obligation.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan. “Foreign Plan” shall mean any (a) plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which the Company is required to contribute or under which the Company has or may have any material liability, (b) Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States or (c) Employee Plan that covers or has covered any former or current employee, consultant or director of the Company whose services are or have been performed primarily outside of the United States.

Exhibit A-4

Former Subsidiary. “Former Subsidiary” shall mean Praise U.S. Holdings, Inc., a Delaware corporation.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Stock Market LLC and the Financial Industry Regulatory Authority).

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), recipes, tools, files, records and data, all schematics, test methodologies, prototypes, processes, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, proprietary information, protocols, schematics, specifications, software, software code (in any form, including firmware, source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights (collectively with those rights in clause “(f)”, “Trademarks”); (c) trade secret rights; (d) patent and industrial property rights (collectively with those rights in clause “(f)”, “Patents”); (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. An Entity shall be deemed to have “Knowledge” of a fact or other matter if any of the members of its board of directors or any of its executive officers has actual knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Exhibit A-5

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that such information, document or material was made available by the Company to Parent or by Parent to the Company, as applicable, for review prior to the execution of the Agreement, by either (i) physically delivering such information to the recipient, (ii) delivering such information to the recipient in electronic format, whether via email or contained in a disc or other memory device, or (iii) by making such information available to the recipient in a virtual data room maintained by such party or otherwise in connection with the Contemplated Transactions.

Open Source License. “Open Source License” shall mean any license that has been designated as an approved “open source license” on www.opensource.org (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).

Order. “Order” shall mean any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Body.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, par value $0.10 per share, of Parent.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, has or could reasonably be expected to have or result in a material adverse effect on, (i) the business, financial condition or results of operations of Parent or (ii) the ability of Parent or Acquisition Sub to consummate the Contemplated Transactions, but shall not include: (i) effects, changes, claims, events or circumstances resulting from (A) changes since the date of the Agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of the Agreement in conditions generally affecting the industry in which Parent operates, (C) changes since the date of the Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of the Agreement in Legal Requirements, (E) any acts of terrorism or war since the date of the Agreement, or (F) any stockholder class action or derivative litigation commenced against Parent since the date of the Agreement and arising from allegations of breach of fiduciary duty of Parent’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by Parent with respect to the Agreement; (ii) any adverse impact on Parent’s relationships with employees, customers and suppliers of Parent that is attributable to the announcement or pendency of the Agreement and the Contemplated Transactions, or any other adverse impact on Parent that is directly (and to the extent) attributable to the announcement and pendency of the Contemplated Transactions; (iii) any failure after the date of the Agreement to meet internal or analyst projections or forecasts for any period or changes in the trading price or trading volume of Parent Common Stock, in and of itself; or (iv) the taking of any action required to be taken by Parent or Acquisition Sub pursuant to by the Agreement or specifically instructed or consented to, in advance and in writing, by the Company; provided that, (x) in the case of each of clauses “(i)(A),” “(i)(B),” (i)(C),” (i)(D)” and “(i)(E)” above, the exception shall apply so long as and only to the extent that such effects, changes, claims, events or circumstances do not disproportionately impact Parent relative to other participants in the industry or industries in which Parent conducts its business, and (y) any facts or circumstances underlying, causing or contributing to any litigation of the type referred to in clause “(i)(F)” of the preceding sentence, or underlying, causing or contributing to any failure or decline of the type referred to in clause “(iii)” of the preceding sentence, in each case that are not otherwise excluded from the definition of a Parent Material Adverse Effect, may be taken into account in determining whether there has been or would be a Parent Material Adverse Effect.

Parent Termination Fee. “Parent Termination Fee” shall mean (A) with respect to any termination pursuant to Section 8.3(d) that is effective prior to February 15, 2010, $8,517,000, (B) with respect to any such termination that is effective on or after February 15, 2010 and prior to April 15, 2010, $9,517,000, (C) with

Exhibit A-6

respect to any such termination that is effective on or after April 15, 2010 and prior to June 15, 2010, $10,517,000, and (D) with respect to any such termination that is effective on or after June 15, 2010, $11,517,000.

PBGC. “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall include (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number and customer or account number, (b) any other piece of information that allows the identification of a natural person and (c) any other data or information collected by or on behalf of the Company from users of Company Products or any website of the Company.

Proxy Statement. “Proxy Statement” shall mean the proxy or information statement of the Company to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or filed with, or issued under the authority of, any Governmental Body, including all granted Patents, registered copyrights, registered mask works and registered Trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Proposal. “Superior Proposal” shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity or debt securities or a combination thereof, all or substantially all of the outstanding shares of Company Common Stock or the Company’s assets, that (a) was not obtained or made as a direct or indirect result of a breach of the Agreement and (b) is on terms and conditions that the board of directors of the Company (or a committee thereof) determines, in its reasonable, good faith judgment, after consultation with the Company’s financial advisors and outside counsel, and after taking into account the likelihood and timing of consummation of the purchase transaction contemplated by such Superior Proposal, to be more favorable from a financial point of view to the Company’s stockholders than the Transaction.

Tax. “Tax” shall mean any tax (including any tax based upon or measured by income, capital gains, gross receipts, profits, employment or occupation, any value-added tax, franchise tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff or duty (including any customs duty) and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Exhibit A-7

Tax Return. “Tax Return” shall mean any return (including any information return), report, declaration, schedule, notice, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body relating to Taxes.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to make a Company Board Recommendation or shall have made a Recommendation Change, or shall have taken any other action publicly that would cause a reasonable observer to conclude that the board of directors of the Company does not unanimously support the Offer or the Merger; (ii) following the disclosure or announcement of an Acquisition Proposal or an Acquisition Inquiry, the board of directors of the Company fails to reaffirm publicly the Company Board Recommendation, within ten (10) business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (iii) the board of directors of the Company shall have publicly approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or Contract contemplating or providing for any Acquisition Proposal (other than a confidentiality agreement executed and delivered in accordance with clause “(3)” of Section 5.3(c) of the Agreement); or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a third party and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Year-End Balance Sheet. “Year-End Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 24, 2009, included in the Company’s Report on Form 10-K for the fiscal year then ended, as filed with the SEC on September 22, 2009.

Exhibit A-8

EXHIBIT B

CONDITIONS TO THE OFFER

The obligation of Acquisition Sub to accept for payment and deliver consideration for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses “(a)” through “(j)” below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Acquisition Sub shall not be required to accept for payment or deliver consideration for, and may delay the acceptance for payment or the delivery of consideration for, any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not be satisfied by midnight, Eastern Time, on the expiration date of the Offer (taking into account any extensions made pursuant to Section 1.1(d)), or (ii) any of the following additional conditions shall not be satisfied or have been waived in writing by Parent:

(a) each of the Designated Representations shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all material respects as of such date or time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(b) each of the representations and warranties of the Company set forth in the Agreement (other than those referred to in clause “(a)” above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), except where the failure of such representations and warranties to be accurate, including the circumstances constituting or giving rise to such inaccuracies, considered in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(c) each covenant set forth in the Agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with or performed in all material respects, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

(d) since the date of the Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(e) Parent and the Company shall have received a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(a),” “(b),” “(c)” and “(d)” of this Exhibit B have been duly satisfied;

(f) the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated;

(g) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger shall have been issued by any court of competent jurisdiction or other

Exhibit B-1

Governmental Body having authority over Parent, Acquisition Sub or the Company and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Offer or the Merger by a Governmental Body having authority over Parent, Acquisition Sub or the Company that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger illegal;

(h) there shall not be pending, or threatened in writing, any Legal Proceeding by any Governmental Body having authority over Parent, Acquisition Sub or the Company challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or any of the other Contemplated Transactions;

(i) no Triggering Event shall have occurred; and

(j) the Agreement shall not have been validly terminated.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent, in whole or in part at any time and from time to time, in the sole discretion of Parent.

Exhibit B-2

Annex B1

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”) is entered into as of December 7, 2009, by and between Green Mountain Coffee Roasters, Inc., a Delaware corporation (“Parent”), and the stockholder identified on the signature page hereto (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Diedrich Coffee, Inc., a Delaware corporation (the “Company”).

B. Parent, Pebbles Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides (on the terms and subject to the conditions set forth therein) for Parent to acquire the Company by (i) causing Acquisition Sub to make a cash tender offer as contemplated by the Merger Agreement (the “Offer”) for all of the issued and outstanding common stock of the Company for the Per Share Consideration (as defined in the Merger Agreement) and (ii) as promptly as practicable after the closing of the Offer, causing Acquisition Sub to merge with and into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive the same consideration payable pursuant to the Offer.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c) “Subject Shares” shall mean: 1,832,580 shares of Company Common Stock Owned by Stockholder as of the date of this Agreement.

(d) “Termination Date” shall mean the earlier of (i) the date upon which the Merger Agreement is terminated in accordance with its terms and (ii) the Effective Time of the Merger.

(e) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent or Acquisition Sub; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or Acquisition Sub.

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(f) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

Section 2. TRANSFER OF SUBJECT SHARES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Shares. Subject to Section 2.3, during the period from the date of this Agreement through the Termination Date, Stockholder shall not cause or permit any Transfer if such Transfer would result in Stockholder’s failure to Own the Subject Shares or inability to comply with Stockholder’s obligations hereunder.

2.2 Restriction on Transfer of Voting or Disposition Rights. During the period from the date of this Agreement through the Termination Date, Stockholder shall ensure that: (a) none of the Subject Shares is deposited into a voting trust; (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Shares; and (c) no Person other than Stockholder (or any other Person that is the record or beneficial owner of any of the Subject Shares as of the date of this Agreement) is granted dispositive power with respect to any of the Subject Shares.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a corporation, partnership or limited liability company, to one or more stockholders, partners or members of Stockholder or to an affiliated entity under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 3. AGREEMENT TO TENDER

3.1 Tender of Subject Shares. Prior to the Termination Date, Stockholder agrees to promptly (and, in any event, not later than five business days after receipt by Stockholder of all documents and instruments enabling Stockholder to do so) validly tender or cause to be validly tendered in the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Securities Exchange Act of 1934, all of the Subject Shares (free and clear of any encumbrances or restrictions).

3.2 No Withdrawal. Prior to the Termination Date, Stockholder agrees not to withdraw or cause to be withdrawn any of the Subject Shares from the Offer unless and until the Offer expires without Acquisition Sub having accepted for exchange shares of Company Common Stock validly tendered in the Offer.

3.3 Conditional Obligation. Stockholder acknowledges and agrees that Acquisition Sub’s obligation to accept for exchange shares of Company Common Stock in the Offer, including any Subject Shares tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

Section 4. VOTING OF SHARES

Stockholder hereby agrees that, prior to the Termination Date, at any meeting of the stockholders of the Company, however called, and in any action by written consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause any Subject Shares not acquired pursuant to the Offer to be voted:

(a) in favor of the Merger and the adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

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(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any action that is intended, or that could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer or the Merger or any of the other Contemplated Transactions or this Agreement.

Prior to the Termination Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence. For the avoidance of doubt, nothing in this Agreement shall in any way limit Stockholder’s right to vote the Subject Shares in Stockholder’s sole discretion on any matters other than the foregoing matters that may be submitted to a stockholder vote, consent or other approval.

Notwithstanding the foregoing or any contrary provision hereof, no covenant or agreement herein of Stockholder, and no action taken or omitted to be taken by Stockholder pursuant to the terms of this Agreement or the Merger Agreement, is intended, nor shall it be deemed or construed, to constitute the consent or approval of Stockholder (whether in Stockholder’s capacity as a stockholder, director or officer of the Company or otherwise) for any purpose under any employment, severance, change-in-control or similar agreement or arrangement to which Stockholder may be party.

Section 5. WAIVER OF APPRAISAL RIGHTS

Subject to the acceptance of the Subject Shares by Acquisition Sub in the Offer pursuant to the Merger Agreement, Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal or dissenters’ rights relating to the Merger with respect to the Subject Shares.

Section 6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

6.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.2 Company Warrants. Stockholder hereby covenants and agrees that until the Termination Date, Stockholder will not exercise or cause or permit to be exercised any Company Warrants owned of record or beneficially by Stockholder, and agrees and understands that any attempted or purported exercise of any such Company Warrants shall, unless such exercise shall have been consented to in advance by Parent in writing (which consent Parent may grant or withhold in its sole and absolute discretion), be null and void, and no shares of Company Common Stock shall be issued in connection therewith. Stockholder has reviewed and consents to the treatment of Company Warrants owned of record or beneficially by Stockholder as provided in the Merger Agreement.

6.3 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any Legal Requirements applicable to Stockholder; or (ii) result in or constitute a breach of, or give to any Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Shares pursuant to any Contract to which Stockholder is a party.

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(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent or approval of any Person.

6.4 Title to Securities. As of the date of this Agreement, Stockholder holds of record (free and clear of any encumbrances or restrictions) the Subject Shares.

Section 7. ADDITIONAL COVENANTS OF STOCKHOLDER

7.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Acquisition Sub to publish and disclose in the Schedule TO or other publicly-filed documents relating to the Offer and, if adoption of the Merger Agreement by the stockholders of the Company is required under the terms of the DGCL or other applicable law, the Proxy Statement, Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s obligations under this Agreement.

7.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and fulfilling the obligations of Stockholder under this Agreement.

Section 8. MISCELLANEOUS

8.1 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

3161 Michelson Drive, 12th Floor

Irvine, California 92612

Attention: John M. Williams

Facsimile: (949) 451-4220

if to Parent:

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

Attention: General Counsel

Facsimile: (802) 882-4400

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: Jane D. Goldstein

Facsimile: (617) 951-7050

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8.2 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.3 Entire Agreement. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.4 Assignment; Binding Effect; Etc. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by either party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares are transferred. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person other than the parties hereto, provided that Acquisition Sub shall be a third party beneficiary with respect to all of Stockholder’s obligations under this Agreement.

8.5 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

8.6 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

8.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

8.8 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.9 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement are consummated.

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8.10 Waiver. A party shall not be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.11 Not Binding in Other Capacities. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that Stockholder is entering into this Agreement solely in his capacity as a stockholder of the Company and nothing in this Agreement shall be construed to prohibit or restrict Stockholder from taking any action in his capacity as an officer or member of the Board of Directors of the Company or, subject to the limitations (and consequences of such actions) set forth in the Merger Agreement, from taking any action with respect to any Acquisition Proposal as an officer or member of the Board of Directors of the Company to the extent permitted by the Merger Agreement.

8.12 Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the Termination Date.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

/s/ Howard Malovany
By
Vice President, Corporate General Counsel and Secretary
Title

STOCKHOLDER

/s/ Paul C. Heeschen
Signature

Paul C. Heeschen
Printed Name

Address:

Facsimile:

Signature Page to Stockholder Agreement

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Annex B2

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”) is entered into as of December 7, 2009, by and between Green Mountain Coffee Roasters, Inc., a Delaware corporation (“Parent”), and the stockholder identified on the signature page hereto (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Diedrich Coffee, Inc., a Delaware corporation (the “Company”).

B. Parent, Pebbles Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides (on the terms and subject to the conditions set forth therein) for Parent to acquire the Company by (i) causing Acquisition Sub to make a cash tender offer as contemplated by the Merger Agreement (the “Offer”) for all of the issued and outstanding common stock of the Company for the Per Share Consideration (as defined in the Merger Agreement) and (ii) as promptly as practicable after the closing of the Offer, causing Acquisition Sub to merge with and into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive the same consideration payable pursuant to the Offer.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c) “Subject Securities” shall mean: (i) all equity securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional equity securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

(d) “Subject Shares” shall mean: (i) all shares of Company Common Stock Owned by Stockholder as of the date of this Agreement; and (ii) all additional shares of Company Common Stock of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

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(e) “Termination Date” shall mean the earlier of (i) the date upon which the Merger Agreement is terminated in accordance with its terms and (ii) the Effective Time of the Merger.

(f) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent or Acquisition Sub; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or Acquisition Sub.

(g) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

Section 2. TRANSFER OF SUBJECT SHARES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Termination Date, Stockholder shall not cause or permit any Transfer of any of the Subject Securities.

2.2 Restriction on Transfer of Voting or Disposition Rights. During the period from the date of this Agreement through the Termination Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities; and (c) no Person other than Stockholder (or any other Person that is the record or beneficial owner of any of the Subject Securities as of the date of this Agreement, but only with respect to such Subject Securities) is granted dispositive power with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a corporation, partnership or limited liability company, to one or more stockholders, partners or members of Stockholder or to an affiliated entity under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 3. AGREEMENT TO TENDER

3.1 Tender of Subject Shares. Prior to the Termination Date, Stockholder agrees to promptly (and, in any event, not later than five business days after receipt by Stockholder of all documents and instruments enabling Stockholder to do so) validly tender or cause to be validly tendered in the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Securities Exchange Act of 1934, all of the Subject Shares Owned by Stockholder as of the date of this Agreement (free and clear of any encumbrances or restrictions), and if Stockholder acquires Ownership of any additional Subject Shares after the date of this Agreement, to promptly (and, in any event, not later than the later of (x) two business days after Stockholder acquires Ownership of such additional Subject Shares and (y) receipt by Stockholder of all documents and instruments enabling Stockholder to do so) validly tender or cause to be validly tendered in the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional Subject Shares (free and clear of any encumbrances or restrictions).

3.2 No Withdrawal. Prior to the Termination Date, Stockholder agrees not to withdraw or cause to be withdrawn any of the Subject Shares from the Offer unless and until the Offer expires without Acquisition Sub having accepted for exchange shares of Company Common Stock validly tendered in the Offer.

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3.3 Conditional Obligation. Stockholder acknowledges and agrees that Acquisition Sub’s obligation to accept for exchange shares of Company Common Stock in the Offer, including any Subject Shares tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

Section 4. VOTING OF SHARES

Stockholder hereby agrees that, prior to the Termination Date, at any meeting of the stockholders of the Company, however called, and in any action by written consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause any Subject Shares not acquired pursuant to the Offer to be voted:

(a) in favor of the Merger and the adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any action that is intended, or that could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer or the Merger or any of the other Contemplated Transactions or this Agreement.

Prior to the Termination Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence. For the avoidance of doubt, nothing in this Agreement shall in any way limit Stockholder’s right to vote the Subject Shares in Stockholder’s sole discretion on any matters other than the foregoing matters that may be submitted to a stockholder vote, consent or other approval.

Notwithstanding the foregoing or any contrary provision hereof, no covenant or agreement herein of Stockholder, and no action taken or omitted to be taken by Stockholder pursuant to the terms of this Agreement or the Merger Agreement, is intended, nor shall it be deemed or construed, to constitute the consent or approval of Stockholder (whether in Stockholder’s capacity as a stockholder, director or officer of the Company or otherwise) for any purpose under any employment, severance, change-in-control or similar agreement or arrangement to which Stockholder may be party.

Section 5. WAIVER OF APPRAISAL RIGHTS

Subject to the acceptance of the Subject Shares by Acquisition Sub in the Offer pursuant to the Merger Agreement, Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal or dissenters’ rights relating to the Merger with respect to any shares of Company Common Stock Owned by Stockholder.

Section 6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

6.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any Legal Requirements applicable to Stockholder; or (ii) result in or constitute a breach of, or give to any Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to any Contract to which Stockholder is a party.

(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent or approval of any Person.

6.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional equity securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other equity securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other equity securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

Section 7. ADDITIONAL COVENANTS OF STOCKHOLDER

7.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Acquisition Sub to publish and disclose in the Schedule TO or other publicly-filed documents relating to the Offer and, if adoption of the Merger Agreement by the stockholders of the Company is required under the terms of the DGCL or other applicable law, the Proxy Statement, Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s obligations under this Agreement.

7.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and fulfilling the obligations of Stockholder under this Agreement.

Section 8. MISCELLANEOUS

8.1 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

3161 Michelson Drive, 12th Floor

Irvine, California 92612

Attention: John M. Williams

Facsimile: (949) 451-4220

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if to Parent:

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

Attention: General Counsel

Facsimile: (802) 882-4400

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: Jane D. Goldstein

Facsimile: (617) 951-7050

8.2 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.3 Entire Agreement. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.4 Assignment; Binding Effect; Etc. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by either party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person other than the parties hereto, provided that Acquisition Sub shall be a third party beneficiary with respect to all of Stockholder’s obligations under this Agreement.

8.5 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

8.6 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this

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Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

8.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

8.8 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.9 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement are consummated.

8.10 Waiver. A party shall not be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.11 Not Binding in Other Capacities. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that Stockholder is entering into this Agreement solely in his capacity as a stockholder of the Company and nothing in this Agreement shall be construed to prohibit or restrict Stockholder from taking any action in his capacity as an officer or member of the Board of Directors of the Company or, subject to the limitations (and consequences of such actions) set forth in the Merger Agreement, from taking any action with respect to any Acquisition Proposal as an officer or member of the Board of Directors of the Company to the extent permitted by the Merger Agreement.

8.12 Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the Termination Date.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Signature Page to Stockholder Agreement

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Annex C

§ 262. DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148,§§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16, eff. July 1, 1995; 70 Del. Laws, c. 186, §1; 70 Del. Laws, c. 299, §§ 2, 3, eff. Feb. 1, 1996; 70 Del. Laws, c. 349, § 22, eff. July 1, 1996; 71 Del. Laws, c. 120, § 15, eff. July 1, 1997; 71 Del. Laws, c. 339, §§ 49-52, eff. July 1, 1998; 73 Del. Laws, c. 82, § 21, eff. July 1, 2001; 76 Del. Laws, C. 145, §§ 11-16, eff. July 17, 2007; 77 Del. Laws, C. 14, §§ 12, 13, eff. Aug. 1, 2009.)

Schedule I

Directors And Executive Officers Of Parent And The Purchaser

The names of the directors and executive officers of Parent and the Purchaser and their present principal occupations or employment and material employment history during the past five years are set forth below. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated, each individual is a citizen of the United States, his or her business address is 33 Coffee Lane, Waterbury, Vermont 05676, and his or her business telephone number is (802) 244-5621.

Parent

Directors

Robert P. Stiller, Chairman of the Board and Founder

Director since 1993

Mr. Stiller, founder of Parent, served as President and Chief Executive Officer of Parent since its inception in July 1981 until May 2007. Since May 2007, Mr. Stiller has served Parent as Chairman of the Board of Directors and Founder.

Lawrence J. Blanford, Director, President and Chief Executive Officer

Director since 2007

Mr. Blanford has served as President, Chief Executive Officer and Director of Parent since May 2007. From May 2005 to October 2006, Mr. Blanford held the position of Chief Executive Officer at Royal Group Technologies Ltd., a Canadian building products and home improvements company. Prior to the Royal Group, from January 2004 to May 2005, Mr. Blanford was Founder and President of Strategic Value Consulting, LLC, a consultancy.

Barbara D. Carlini

Director since 2002

Ms. Carlini has served as Chief Information Officer of Dean Foods LLC, a diversified dairy products company, since May 2009. She was Chief Information Officer of Motorola’s Mobile Devices Division from May 2006 to January 2008. From November 2001 until March 2006, Ms. Carlini was the Chief Information Officer of Diageo, NA (formerly Guinness North America).

Douglas N. Daft

Director since 2009

Mr. Daft is the former Chairman of the Board and Chief Executive Officer of the Coca-Cola Company, Inc. He joined the Coca-Cola Company in 1969 in the Sydney, Australia office. He subsequently held various positions throughout the Asia Region, residing in Indonesia, Singapore, Hong Kong, and Tokyo. In 1991 Daft moved to the Company’s Atlanta headquarters to assume responsibility for the Asia and Pacific region. Later the Middle East and Africa regions were added. He was appointed president and chief operating officer in December 1999 and was elected chairman, Board of Directors, and chief executive officer of The Coca-Cola Company in February 2000. He served in those capacities until retiring in May 2004.

William D. Davis

Director since 1993

Mr. Davis is the President and Chief Executive Officer of Learning Care Group, Inc. Mr. Davis joined Learning Care Group in July 2002.

Jules A. del Vecchio

Director since 1993

Mr. del Vecchio is currently a First Vice President of New York Life Insurance Company and is responsible for communications, and agent management and training. Mr. del Vecchio has been affiliated with New York Life Insurance Company since 1970.

Michael J. Mardy

Director since 2007

Mr. Mardy has served as Senior Vice President and Chief Financial Officer of Tumi, Inc., a retailer of prestige luggage and business accessories, since July 2003.

Hinda Miller

Director since 1999

Ms. Miller is currently President of DeForest Concepts, a consulting firm specializing in small business and the promotion of women entrepreneurs. Ms. Miller has been a Vermont State Senator since January 2003. Ms. Miller co-founded Jogbra, Inc., in 1977, the original maker of the “jogbra” women’s sports garment. Ms. Miller served as President of Jogbra, Inc., from 1977 until 1990, and continued to serve as such when the company was purchased by Playtex Apparel, Inc., in 1990. In 1991, when Playtex Apparel was sold to Sara Lee Corp., Ms. Miller continued her leadership as President until 1994. In May 1994, she became CEO of the Champion Jogbra division of Sara Lee. From January 1996 through December 1997, Ms. Miller served as Vice President of Communications for the same division.

David E. Moran

Director since 1995

Mr. Moran has been President of Marketing Driven Solutions (MDS), a marketing consulting firm focused on driving organic growth through innovation, brand building and portfolio strategy, since June 2005. Mr. Moran was CEO of Fusion5, a management consulting company, from July 1999 to June 2005.

Executive Officers

Lawrence J. Blanford

Director, President and Chief Executive Officer

See above.

Kathryn S. Brooks

Vice President of Organizational Culture and Internal Communications

Ms. Brooks has served as Parent’s Vice President of Human Resources and Organizational Development since April 2001. She was also a Director of Parent from March 2002 to September 2006.

Howard Malovany

Vice President, Corporate General Counsel and Secretary

Mr. Malovany has served as the Company’s Vice President, Corporate General Counsel and Secretary since February 2009. From 1998 through 2008 he served as the General Counsel and Secretary of Wm. Wrigley Jr. Company, the world’s largest manufacturer of chewing gum, and other confectionary products, and from 2004 through 2008 as its Senior Vice President.

R. Scott McCreary

Chief Operating Officer

Mr. McCreary was hired as Parent’s Chief Operating Officer in September 2004.

Frances G. Rathke

Chief Financial Officer

Ms. Rathke has served as Parent’s Chief Financial Officer since October 2003.

Stephen J. Sabol

Vice President of Development

Mr. Sabol has served as Parent’s Vice President of Development since October 2001.

Michelle V. Stacy

President of Keurig, Incorporated

Ms. Stacy was hired as President of Keurig, Incorporated in November 2008. Prior to this, Ms. Stacy served as Managing Partner of Archpoint Consulting, a professional services firm, from October 2007 to October 2008. From October 2005 through October 2007, Ms. Stacy was Vice President and General Manager of Global Professional Oral Care with Procter & Gamble. Prior to this, Ms. Stacy was employed by The Gillette Company from December 1983 to October 2005 in various senior management positions.

Robert P. Stiller

Chairman of the Board and Founder

See above.

The Purchaser

Directors

Lawrence J. Blanford

Director since 2009

See above under “Parent.”

Frances G. Rathke

Director since 2009

See above under “Parent.”

Howard Malovany

Director since 2009

See above under “Parent.”

Executive Officers

Lawrence J. Blanford

President and Chief Executive Officer

See above under “Parent.”

Frances G. Rathke

Vice President, Finance and Chief Financial Officer

See above under “Parent.”

Howard Malovany

Vice President, Corporate, General Counsel and Secretary

See above under “Parent.”

Manually signed facsimiles of the letter of transmittal, properly completed, will be accepted. The letter of transmittal and certificates evidencing the Shares and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary for the Offer at one of its addresses set forth below.

The Depositary for the Offer to Purchase is:

By Mail:	By Facsimile Transmission:	By Overnight Courier:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

Other Information:

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the letter of election and transmittal and the notice of guaranteed delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC

780 Third Avenue, 30th Floor

New York, New York 10017

Banks and Brokerage Firms, Please Call: (212) 297 0720

Stockholders and All Others, Call Toll-Free: (877) 274 8654

Email: info@okapipartners.com

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Bank of America Tower

One Bryant Park, 8th Floor

New York, New York 10036

Call Toll-Free: (888) 803-9655